UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Zimmer Biomet Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

ZIMMER BIOMET

Your progress. Our promise.™

Notice of 2017 Annual Meeting of Stockholders and Proxy Statement

Friday, May 12, 2017

8:00 a.m. Eastern Time

The Conrad Indianapolis

50 West Washington Street

Indianapolis, Indiana 46204

Our Purpose

Restore mobility, alleviate pain and improve the quality of life for patients around the world.

Our Mission

Lead the industry in delivering value to healthcare providers, patients and stockholders, while embracing our broader social responsibilities.

Our Values

March 30, 2017

LETTER FROM THE BOARD OF DIRECTORS

TO OUR STOCKHOLDERS

As we approach the 2017 Annual Meeting of Stockholders, your Board of Directors is pleased to take this opportunity to share our perspectives on the past year and certain key areas of focus.

A Strong Start as the New Zimmer Biomet

The year 2016 was marked by solid financial performance, significant portfolio expansion and strategic investments to support long-term growth. In short, 2016 demonstrated the power and innovation of Zimmer Biomet’s presence within musculoskeletal healthcare.

In 2016, Zimmer Biomet delivered consolidated revenue and earnings growth with noteworthy results from the Asia Pacific region. The Company expanded and enhanced its market-leading Knee and Hip portfolios with several key new product introductions, including the Vanguard® Individualized Design (ID) Knee Replacement and the G7® Dual Mobility Construct. In addition, the Company launched Zimmer Biomet Signature Solutions, a comprehensive offering of clinical services and technologies designed to assist hospitals, ambulatory surgery centers and medical practices to succeed in today’s value-based reimbursement environment. Zimmer Biomet also made a variety of strategic investments during 2016 in an effort to drive value creation, including the acquisitions of Cayenne Medical, Inc., CD Diagnostics, Inc., Compression Therapy Concepts, Inc., LDR Holding Corporation and Medtech SA. These transactions enhanced the Company’s core offerings, diversified its product portfolio and introduced exciting new platform technologies. As a top priority, the Company also continued to make important investments as it strives to establish a best-in-class Quality Management System across its global network.

As the Board looks to 2017 and beyond, we believe that Zimmer Biomet is well positioned to remain at the forefront of musculoskeletal healthcare, offering technologies, solutions and personalized services designed to address the needs of patients and healthcare professionals. Importantly, we believe this will allow management to deliver growth and drive enhanced stockholder value.

Board Oversight of Risk

While senior management has primary responsibility for managing risk, the Board plays an active role, as a whole and also at the committee level, in risk oversight, with our focus on the top risks facing the Company. Our objective is to help preserve and protect Zimmer Biomet’s enterprise value and increase the likelihood of the Company achieving its financial, operational and strategic objectives while maintaining or enhancing its reputation.

We conduct our oversight responsibilities directly and through four standing committees: Audit; Corporate Governance; Compensation and Management Development; and Research, Innovation and Technology. This oversight structure is designed to increase the effectiveness of the Board’s oversight by taking into account the activities and experience of the various Board committees, including their interactions with management. Each committee reports on its activities to the full Board.

Historically, the full Board has provided oversight of risks relating to the Company’s compliance with laws and regulations enforced by the FDA and comparable foreign government regulators, including product quality and safety. In order to provide an additional layer of oversight and review of these important matters, however, we have decided to establish explicit Board committee responsibility for oversight of FDA regulatory compliance, including product quality and safety. Beginning with our Board and committee meetings to be held in conjunction with the 2017 Annual Meeting of Stockholders, we intend to task the Research, Innovation and Technology Committee with these responsibilities and to amend the committee’s name and charter accordingly.

1

Board Skills, Diversity and Refreshment

We have an engaged, committed Board that regularly assesses our makeup to ensure we have the right mix of skills and qualifications necessary to guide and oversee the Company. Our rigorous director nomination process identifies candidates with the time, skills and experience to contribute to Zimmer Biomet and to engage with management about all aspects of the Company’s business. Collectively, our Board embodies a range of viewpoints, backgrounds and expertise because we believe that diversity is an important attribute of a well-functioning Board. Consistent with best practices in the corporate governance area, we expect the Board to continue to evolve as the needs of the Company evolve.

Nominees for election at the 2017 Annual Meeting of Stockholders include five directors who joined the Board within the past five years. Collectively, our directors bring a vast array of professional experience relevant to Zimmer Biomet’s business and strategies, including significant experience in key areas such as medical device manufacturing, international operations, government and regulatory affairs, healthcare payment and reimbursement, finance and capital allocation, research and development, risk management, strategic planning and mergers and acquisitions.

We encourage you to review the qualifications, skills and experience that we have identified as important attributes for directors, and how they match up to each of the 2017 director nominees, beginning on page 10 of the proxy statement.

Your Viewpoint is Important

We fully understand that we are here because you have entrusted us as stewards of your capital. We hold ourselves to the highest standards of integrity and fiduciary responsibility, and we work hard and diligently, keeping the interests of stockholders and all other Zimmer Biomet stakeholders – patients, healthcare professionals, Team Members and the communities in which we operate – at the center of our priorities.

We value your support, and we encourage you to share your opinions, suggestions, interests and concerns with us. You can do so by contacting us as described on page 19 of the proxy statement.

As always, we thank you for the trust that you have placed in us.

Christopher B. Begley	Betsy J. Bernard	Paul M. Bisaro

Gail K. Boudreaux	David C. Dvorak	Michael J. Farrell

Larry C. Glasscock	Robert A. Hagemann	Arthur J. Higgins

Michael W. Michelson	Cecil B. Pickett	Jeffrey K. Rhodes

2	Zimmer Biomet

March 30, 2017

DEAR FELLOW STOCKHOLDERS:

We look forward to your attendance either in person or by proxy at the 2017 Annual Meeting of Stockholders of Zimmer Biomet Holdings, Inc. We will hold the meeting at 8:00 a.m. Eastern Time on Friday, May 12, 2017 at The Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending many of our stockholders a notice regarding the availability of this proxy statement, our 2016 Annual Report and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

David C. Dvorak President and Chief Executive Officer Zimmer Biomet Holdings, Inc. 345 East Main Street Warsaw, Indiana 46580

3

TABLE OF CONTENTS

5		NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
	5	Voting
6		PROXY STATEMENT SUMMARY
	6	Matters for Stockholder Voting
9-28		CORPORATE GOVERNANCE
	9	PROPOSAL NO. 1 — Election of Directors
	10	Director Nominees
	16	Our Board of Directors and Corporate Governance Framework
	16	Director Criteria, Qualifications and Experience
	16	Board Leadership Structure
	17	Board’s Role in Risk Oversight
	18	Policies on Corporate Governance
	18	Board Self-Evaluation Process
	18	Director Independence
	19	Majority Vote Standard for Election of Directors
	19	Nominations for Directors
	19	Communications with Directors
	20	Board Meetings, Attendance and Executive Sessions
	20	Certain Relationships and Related Person Transactions
	23	Committees of the Board
	26	Compensation of Non-Employee Directors
29-32		AUDIT COMMITTEE MATTERS
	29	PROPOSAL NO. 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm
	30	Responsibilities of the Audit Committee
	30	Activities of the Audit Committee in 2016
	31	Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm
	31	Audit and Non-Audit Fees
	32	Audit Committee Report
33-73		EXECUTIVE COMPENSATION
	33	PROPOSAL NO. 3 — Advisory Vote to Approve Named Executive Officer Compensation
	33	PROPOSAL 4 — Advisory Vote on the Frequency of Say on Pay Votes
	34	Compensation Discussion and Analysis

	34	Executive Summary
	37	Key Executive Compensation Program Practices
	38	Components of Executive Compensation
	39	Compensation Mix
	40	Market Review of 2016 Compensation
	41	Three-Year CEO Pay-for-Performance Alignment for the Period 2013-2015
	42	Base Salary
	42	Cash Incentives
	46	Equity-Based Incentives
	49	Other Compensation
	50	The Committee’s Processes and Analyses
	53	Governance Features of Our Executive Compensation Program
	55	Compensation Committee Report
	56	2016 Summary Compensation Table
	58	Grants of Plan-Based Awards in 2016
	60	Outstanding Equity Awards at 2016 Fiscal Year-End
	61	Option Exercises and Stock Vested in 2016
	62	Pension Benefits in 2016
	64	Nonqualified Deferred Compensation in 2016
	68	Potential Payments upon Termination of Employment
	70	Change in Control Arrangements
	72	Non-Compete Arrangements
	72	Equity Compensation Plan Information
74-75		OWNERSHIP OF OUR STOCK
	74	Security Ownership of Directors and Executive Officers
	75	Security Ownership of Certain Beneficial Owners
	75	Section 16(a) Beneficial Ownership Reporting Compliance
76-80		ADDITIONAL INFORMATION
	76	Questions and Answers about the Annual Meeting and Voting
	80	Other Matters
	80	Annual Report and Form 10-K
	80	Incorporation by Reference

4	Zimmer Biomet

ZIMMER BIOMET HOLDINGS, INC.

345 East Main Street

Warsaw, Indiana 46580

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF ZIMMER BIOMET HOLDINGS, INC.

To Be Held May 12, 2017

TIME AND DATE

8:00 a.m. Eastern Time on Friday, May 12, 2017

PLACE

The Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204

ITEMS OF BUSINESS

●	Elect 11 directors to serve until the 2018 annual meeting of stockholders
●	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017
●	Approve, on a non-binding advisory basis, named executive officer compensation (“Say on Pay”)
●	Hold a non-binding advisory vote on the frequency of future Say on Pay votes
●	Transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof

RECORD DATE

March 13, 2017

By Order of the Board of Directors

Chad F. Phipps

Senior Vice President, General Counsel and

Secretary

March 30, 2017

Your Vote Is Important. You are cordially invited to attend the annual meeting in person. To ensure your shares will be voted at the meeting, however, we strongly urge you to review the proxy statement and vote your shares as soon as possible.

INTERNET	www.ProxyVote.com
TELEPHONE	1-800-690-6903
MAIL	Mail your proxy card / vote instruction form
IN PERSON	Vote in person at the meeting

ANNUAL REPORT

This booklet contains our Notice of Annual Meeting of Stockholders and Proxy Statement. Our 2016 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2016, accompanies this booklet. Our 2016 Annual Report is not a part of our proxy solicitation materials.

5

PROXY STATEMENT SUMMARY

We are providing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our 2017 annual meeting of stockholders to be held on Friday, May 12, 2017. The Notice of Annual Meeting of Stockholders and related proxy materials, or a Notice of Internet Availability, were first sent to stockholders on or about March 30, 2017. This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and we urge you to read the entire proxy statement, as well as our 2016 Annual Report, before voting.

MATTERS FOR STOCKHOLDER VOTING

Our Board recommends a vote FOR each nominee.

●     Our Board is committed to independent oversight of Zimmer Biomet

●     10 of our 11 director nominees are independent and our Board is led by an independent Chairman

●     Key information regarding all of our director nominees is summarized in the table below

See pages 9-15 for further information.

Director Nominees

Nominee	Age	Director Since	Principal Occupation	Independent	Other Public Boards	Committee Memberships
						A	C&MD	CG	RI&T
Christopher B. Begley	64	2012	Retired Executive Chairman & CEO Hospira, Inc.	✓	2	✓			✓
Betsy J. Bernard	61	2009	Retired President AT&T Corp.	✓	2		✓	Chair
Gail K. Boudreaux	56	2012	CEO & Founder GKB Global Health, LLC	✓	2	✓		✓
David C. Dvorak	53	2007	President & CEO Zimmer Biomet Holdings, Inc.		0
Michael J. Farrell	44	2014	CEO ResMed Inc.	✓	1		✓		✓
Larry C. Glasscock «	68	2001	Retired Chairman, President & CEO Anthem, Inc.	✓	2	✓		✓
Robert A. Hagemann	60	2008	Retired Senior VP & CFO Quest Diagnostics Incorporated	✓	2	Chair			✓
Arthur J. Higgins	61	2007	Consultant Blackstone Healthcare Partners	✓	2		Chair		✓
Michael W. Michelson	65	2015	Member, KKR Management LLC, the general partner of KKR & Co. L.P.	✓	0			✓	✓
Cecil B. Pickett, Ph.D.	71	2008	Retired President, R&D Biogen Idec Inc.	✓	0		✓		Chair
Jeffrey K. Rhodes	42	2015	Partner TPG Capital, L.P.	✓	1			✓	✓

A	Audit
C&MD	Compensation & Management Development
CG	Corporate Governance
RI&T	Research, Innovation & Technology
«	Chairman of the Board

6	Zimmer Biomet

PROXY STATEMENT SUMMARY

Corporate Governance Highlights

Independent Chairman of the Board	✓
Fully Independent Board Committees	✓
Annual Board and Committee Evaluations	✓
Annual Election of All Directors by Majority Vote in Uncontested Director Elections	✓
Robust Succession Planning and Risk Oversight	✓
Independent Directors Regularly Meet Without Management Present	✓
Independent Director Equity-Based Compensation Not Paid Out Until Cessation of Service	✓
Single Class Voting Structure (One Share, One Vote)	✓
Code of Business Conduct and Ethics for Directors, Officers and Employees	✓
Independent Director Mandatory Retirement Age	72
Supermajority Voting Requirements	X
Shareholder Rights Plan (Poison Pill)	X

Board Composition and Skills*

Skills and Qualifications
Current or Former CEO or CFO

Significant Global Operations Experience

Industry Experience

FDA/Regulatory

Research and Development

Strategic Planning (Including M&A)

Finance and Capital Allocation

Healthcare Payment/Reimbursement

Risk Management

*	Director nominees

7

PROXY STATEMENT SUMMARY

Our Board recommends a vote FOR this proposal. See page 29 for further information.

Our Board recommends a vote FOR this proposal. See page 33 for further information.

Executive Compensation Best Practices

What We Do
✓	Pay for performance
✓	Establish challenging performance goals in incentive plans
✓	Require robust stock ownership guidelines
✓	Require termination of employment in addition to a change in control for accelerated equity vesting (double trigger)
✓	Require non-competition agreement for equity award eligibility
✓	Require shares received upon equity award vesting to be retained in accordance with stock ownership guidelines
✓	Provide limited executive perquisites
✓	Subject executives’ cash and equity-based incentives to clawback

What We Don’t Do
X	Offer employment contracts to our executives
X	Pay dividends or accrue dividend equivalents on unearned performance-based equity awards
X	Provide excise tax gross-ups in new change in control severance agreements (since 2009)
X	Allow hedging or pledging of company securities
X	Reprice or exchange underwater stock options without stockholder approval
X	Use the same performance measures in short- and long-term incentive plans

Our Board recommends a vote for the option of 1 YEAR on this proposal. See page 33 for further information.

8	Zimmer Biomet

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

At Zimmer Biomet, it’s not just what we make. It’s what we make possible. Simply put, we are in the business of changing people’s lives. We are humbled by that fact and take our responsibility seriously. Because of this, the way we conduct our business is critically important. We are committed to effective corporate governance, adhere to the highest ethical standards and act as a responsible member of our communities.

Our business is managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance.

Based upon the recommendation of the Corporate Governance Committee, the Board has nominated 11 directors for election at the annual meeting to hold office until the 2018 annual meeting and the election of their successors. All of the nominees currently are serving as our directors. Each nominee agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2017 annual meeting.

Paul M. Bisaro, a member of the Board since 2013 whose term expires at the annual meeting, is not standing for reelection, and the Board thanks Mr. Bisaro for his dedicated service to the company and our stockholders. The Board intends to reduce its size to 11 members effective upon the expiration of Mr. Bisaro’s term as a director. Proxies cannot be voted for a greater number of persons than 11, which is the number of nominees named in this proxy statement.

Unless otherwise instructed, the persons named as proxies will vote all proxies received for the election of each of the nominees.

Our Board recommends a vote FOR each nominee for director.

9

CORPORATE GOVERNANCE

DIRECTOR NOMINEES

Executive Chairman of the Board of Hospira, Inc. from May 2007 until his retirement in January 2012. Mr. Begley also served as Chief Executive Officer from April 30, 2004, when Hospira was spun off from Abbott Laboratories, to March 2011. Prior to that, Mr. Begley served in various positions with Abbott between 1986 and 2004, most recently as Senior Vice President of Abbott’s Hospital Products division. He earned a bachelor’s degree from Western Illinois University and an MBA from Northern Illinois University.

Other Public Board Memberships

● DeVry Education Group Inc. (Non-Executive Chairman)

● Hanger, Inc.

● Past director and Non-Executive Chairman of The Hillshire Brands Company (until August 2014)

● Past director of Sara Lee Corporation (until June 2012)

● Past director and Executive Chairman of Hospira, Inc. (until January 2012)

Other Relevant Experience

● Past director of the Advanced Medical Technology Association (“AdvaMed”), the medical device industry’s trade association

● Past director of the National Center for Healthcare Leadership

Skills and Qualifications

Mr. Begley’s past experience as the Chairman and CEO of Hospira, Inc. and previously as the senior vice president of two Abbott divisions provided him with extensive management experience at two multinational, publicly traded healthcare companies. In these senior leadership roles, Mr. Begley gained in-depth knowledge of the healthcare industry and strategies for developing and marketing products in this highly regulated area. He also gained significant experience in strategic planning, risk management and financial management. Mr. Begley’s experience has led our Board to determine that he is an “audit committee financial expert” as that term is defined in SEC rules. He serves, and has served for more than 10 years, as a director of other public companies, including service as chairman of the board.

President of AT&T Corp. from October 2002 until her retirement in December 2003. From April 2001 to October 2002, Ms. Bernard was Chief Executive Officer of AT&T Consumer. Prior to joining AT&T, Ms. Bernard held senior executive positions with Qwest Communications International Inc., US WEST, Inc., AVIRNEX Communications Group and Pacific Bell. Ms. Bernard received a B.A. degree from St. Lawrence University, an MBA from Fairleigh Dickenson University and an M.S. in management from Stanford University’s Sloan Fellowship Program.

Other Public Board Memberships

● Principal Financial Group, Inc.

● SITO Mobile, Ltd. (Lead Independent Director)

● Past director of Telular Corporation (until June 2013)

Skills and Qualifications

Ms. Bernard’s past experience in senior executive roles with leading global telecommunications companies, including her service as President of AT&T Corp., has provided her with expertise in financial management, brand management, marketing, enterprise sales, customer care, operations, product management, electronic commerce, executive compensation, strategic planning and mergers and acquisitions. She serves, and has served for more than 15 years, as a director of other public companies, including service as chairman of the board and lead independent director, and she has experience chairing the nominating and governance committees of several public company boards, including ours.

10	Zimmer Biomet

CORPORATE GOVERNANCE

Chief Executive Officer and Founder, GKB Global Health, LLC from 2015 to present. Ms. Boudreaux served as Chief Executive Officer of UnitedHealthcare from January 2011 to November 2014 and Executive Vice President of UnitedHealth Group from May 2008 to February 2015. From 2005 to 2008, Ms. Boudreaux served as Executive Vice President, External Operations for Health Care Services Corporation (“HCSC”), and prior to that served as President of Blue Cross and Blue Shield of Illinois, a division of HCSC. Before joining HCSC, Ms. Boudreaux held various positions at Aetna, including Senior Vice President, Aetna Group Insurance. Ms. Boudreaux earned a bachelor’s degree in psychology from Dartmouth College and an MBA from Columbia Business School.

Other Public Board Memberships

● Novavax, Inc.

● Xcel Energy Inc.

Skills and Qualifications

Ms. Boudreaux is the CEO of GKB Global Health, LLC, a healthcare strategy and business advisory firm she founded in 2015. Ms. Boudreaux’s past service as the CEO of UnitedHealthcare and as an executive officer of UnitedHealth Group, a diversified Fortune 50 health and well-being company, provided her with significant experience in managing a large, highly complex regulated enterprise and in the design and delivery of health benefits programs in an evolving healthcare landscape. Through more than 30 years of service in key leadership and senior management positions, Ms. Boudreaux has developed expertise in corporate strategy, financial analysis, risk management and governance. Ms. Boudreaux’s experience has led our Board to determine that she is an “audit committee financial expert” as that term is defined in SEC rules. She serves, and has served for more than 10 years, as a director of other public companies as well as a director of several nonprofit, educational and healthcare organizations.

President and Chief Executive Officer and a member of the Board of Directors of the company since May 2007. Mr. Dvorak championed Zimmer’s acquisition of Biomet, positioning the combined Zimmer Biomet as a global leader in musculoskeletal healthcare. Prior to his appointment as President and CEO, Mr. Dvorak served as Group President, Global Businesses and Chief Legal Officer from December 2005. From October 2003 to December 2005, he served as Executive Vice President, Corporate Services, Chief Counsel and Secretary, as well as Chief Compliance Officer. Mr. Dvorak joined the company (then Zimmer) as Senior Vice President, Corporate Affairs and General Counsel in December 2001. Before joining Zimmer, he served as Senior Vice President, General Counsel and Corporate Secretary of STERIS Corporation. Mr. Dvorak holds a Bachelor of Science in Business Administration (Finance) from Miami University (OH) and a J.D., magna cum laude, from Case Western Reserve University School of Law, where he was elected to the Order of the Coif.

Other Public Board Memberships

● Past director of St. Jude Medical, Inc. (until January 2017)

Other Relevant Experience

● Director of AdvaMed

● Member of the Board of Trustees, Orthopaedic Research and Education Foundation

● Past chairman of the board of AdvaMed (2012-2014)

Skills and Qualifications

Mr. Dvorak’s service as our President and CEO has given him extensive experience leading and managing a large, highly regulated global enterprise. He has in-depth knowledge of our domestic and international operations and significant experience in financial management, strategic planning, M&A, business integration, risk management and in dealing with the many regulatory aspects of our business. His knowledge and understanding of the medical device and musculoskeletal industries in general, and our global businesses in particular, enable him to provide crucial insight to our Board into strategic, management and operational matters. Mr. Dvorak provides an essential link between management and the Board on management’s business perspectives. In addition, his experience as a director of AdvaMed and of St. Jude Medical, Inc. provides him with an enhanced perspective on issues applicable to medical device companies and public companies.

11

CORPORATE GOVERNANCE

Chief Executive Officer of ResMed Inc. since March 2013. Prior to that appointment, Mr. Farrell served as President – Americas for ResMed from 2011 to 2013. He was previously Senior Vice President of the global business unit for sleep apnea therapeutic and diagnostic devices from 2007 to 2011, and before that he held various senior roles in marketing and business development. Before joining ResMed in September 2000, Mr. Farrell worked in management consulting, biotechnology, chemicals and metals manufacturing at Arthur D. Little, Genzyme Corporation, The Dow Chemical Company and BHP Billiton. Mr. Farrell holds a bachelor of engineering, with first-class honors, from the University of New South Wales, a master of science in chemical engineering from the Massachusetts Institute of Technology and an MBA from the MIT Sloan School of Management.

Other Public Board Memberships

● ResMed Inc.

Other Relevant Experience

● Director of AdvaMed

Skills and Qualifications

Mr. Farrell’s service as CEO of ResMed Inc., a global leader in the development, manufacturing, distribution and marketing of medical products for the diagnosis, treatment and management of respiratory disorders, provides him with significant experience leading a highly regulated, global medical device company. Mr. Farrell is spearheading the company’s expansion into emerging markets and its investments in connected care and digital health, major growth initiatives for ResMed that fit well with our own plans for global growth. In his prior roles, Mr. Farrell led ResMed’s M&A and alliance creation activities, as well as the marketing function. In addition, during his tenure with ResMed, Mr. Farrell has gained domestic and international P&L experience, first as head of the company’s major global business unit, and then as President – Americas. Mr. Farrell’s experience has given him a strong understanding of key aspects of leading a highly regulated, global healthcare company such as ours, including financial management, business integration, strategic planning, operations, product innovation, new product launches and international expansion.

Chairman of WellPoint, Inc. (now Anthem, Inc.) from 2005 until 2010. Mr. Glasscock also served as President and Chief Executive Officer of WellPoint, Inc. from 2004 to 2007. Mr. Glasscock served as Chairman, President and Chief Executive Officer of Anthem, Inc. from 2003 to 2004 and served as President and Chief Executive Officer of Anthem, Inc. from 2001 to 2003. Mr. Glasscock earned a B.B.A. from Cleveland State University. He also completed the Commercial Bank Management Program at Columbia University.

Other Public Board Memberships

● Simon Property Group, Inc. (Lead Independent Director)

● Sysco Corporation

● Past director of Sprint Nextel Corporation (until July 2013)

● Past director and Chairman of Anthem, Inc. (until March 2010)

Skills and Qualifications

Mr. Glasscock’s past experience as Chairman and CEO of Anthem, Inc., one of the nation’s leading health benefits companies, has provided him with in-depth knowledge of healthcare payment and reimbursement processes. His executive experience includes completing multiple acquisitions, developing and implementing turnaround and growth strategies, designing enterprise risk management processes and developing talent and participating in successful leadership transitions. In addition, Mr. Glasscock worked in financial services for over 20 years, where he developed financial and marketing skills, and in human resources for four years, where he gained a strong understanding of, and skills related to, compensation and benefits. Mr. Glasscock’s experience has led our Board to determine that he is an “audit committee financial expert” as that term is defined in SEC rules. He serves, and has served for more than 10 years, as a director of other public companies, including service as chairman of the board and lead independent director.

12	Zimmer Biomet

CORPORATE GOVERNANCE

Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated until his retirement in July 2013. Mr. Hagemann joined Corning Life Sciences, Inc., a subsidiary of Quest Diagnostics’ former parent company, Corning Incorporated, in 1992, and held roles of increasing responsibility before being appointed Chief Financial Officer of Quest Diagnostics in 1998. Prior to joining Corning, Mr. Hagemann held senior financial positions at Prime Hospitality, Inc. and Crompton & Knowles, Inc. He was also previously employed by Arthur Young & Co., a predecessor company to Ernst & Young. Mr. Hagemann holds a B.S. in accounting from Rider University and an MBA from Seton Hall University.

Other Public Board Memberships

●  Graphic Packaging Holding Company

●  Ryder System, Inc.

Skills and Qualifications

Mr. Hagemann’s past experience as the CFO of Quest Diagnostics Incorporated, a leading provider of diagnostic testing information services, has given him financial management expertise, as well as significant experience in strategic planning, business development, business integration, operations, talent management and information technology. His experience as an executive in the healthcare industry and his financial acumen enable him to evaluate and understand the impact of business decisions on our financial statements and capital structure. Mr. Hagemann’s experience has led our Board to determine that he is an “audit committee financial expert” as that term is defined in SEC rules. He also serves as a director of other public companies.

Consultant, Blackstone Healthcare Partners of The Blackstone Group, since June 2010. Prior to that, Mr. Higgins served as Chairman of the Board of Management of Bayer HealthCare AG from January 2006 to May 2010 and Chairman of the Bayer HealthCare Executive Committee from July 2004 to May 2010. Prior to joining Bayer HealthCare in 2004, Mr. Higgins served as Chairman, President and Chief Executive Officer of Enzon Pharmaceuticals, Inc. from 2001 to 2004. Prior to that, Mr. Higgins spent 14 years with Abbott Laboratories, most recently as President of the Pharmaceutical Products Division from 1998 to 2001. He graduated from Strathclyde University, Scotland and holds a B.S. in biochemistry.

Other Public Board Memberships

●  Ecolab Inc.

●  Endo International plc

●  Past director of Resverlogix Corp. (until February 2014)

Other Relevant Experience

●  Past director of the Pharmaceutical Research and Manufacturers of America

●  Past member of the Council of the International Federation of Pharmaceutical Manufacturers and Associations

●  Past president of the European Federation of Pharmaceutical Industries and Associations

Skills and Qualifications

Mr. Higgins has extensive senior leadership experience in the global healthcare market. Through leadership positions with large healthcare developers and manufacturers in both the U.S. and Europe, he has gained deep knowledge of the healthcare market and the strategies for developing and marketing products in this highly regulated area. His knowledge and industry background allow him to provide valuable insight to our business. In addition, his perspective gained from years of operating global businesses and his background in working with high growth companies provide him experiences from which to draw to advise us on strategies for sustainable growth. Through his role as CEO of the healthcare operations of a global enterprise, he also gained significant exposure to enterprise risk management as well as quality and operating risk management necessary in a highly regulated industry such as healthcare.

13

CORPORATE GOVERNANCE

Member, KKR Management LLC, a private equity investment manager and the general partner of KKR & Co. L.P., since October 2009. Before that, Mr. Michelson was a member of the limited liability company that served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 1996. He joined KKR in 1981. Mr. Michelson has played a significant role in the development of KKR’s portfolio companies. He began his professional career with the law firm of Latham & Watkins in Los Angeles, where he was involved in a broad corporate practice while specializing in management buyouts. He earned an A.B. from Harvard College and a J.D. from Harvard Law School.

Other Public Board Memberships

● Past director of HCA Holdings, Inc. (until May 2016)

● Past director of Jazz Pharmaceuticals plc (until January 2012)

Other Relevant Experience

● Served as a director of Biomet prior to the merger of Zimmer and Biomet

Skills and Qualifications

Mr. Michelson has significant experience in corporate finance, strategic business planning activities, operations, risk management and issues involving stakeholders more generally from his involvement in KKR’s investments in numerous portfolio companies, and he has played an active role in overseeing many healthcare companies. He has served as a director of other public companies, and he served as a director of Biomet prior to the merger of Zimmer and Biomet.

President, Research and Development and a member of the board of directors of Biogen Idec Inc. from September 2006 until his retirement in October 2009. Prior to joining Biogen Idec, Dr. Pickett held several senior R&D positions, including Corporate Senior Vice President of Schering-Plough Corp. and President of Schering-Plough Research Institute. Prior to joining Schering-Plough, he held several senior R&D positions at Merck & Co. Dr. Pickett received a B.S. in biology from California State University at Hayward and a Ph.D. in cell biology from University of California at Los Angeles.

Other Public Board Memberships

● Past director of Biogen Idec (until October 2009)

Other Relevant Experience

● Member of the Institute of Medicine of The National Academy of Sciences

Skills and Qualifications

Dr. Pickett’s past experience in research and development, including serving in senior R&D positions at Biogen Idec Inc., a leading global biotechnology company, and two leading global pharmaceutical companies, Schering-Plough and Merck & Co., has provided him with knowledge of the innovation process and how to develop and market products in the highly regulated healthcare industry. Dr. Pickett’s scientific background allows him to give informed views on our own research and development efforts and processes.

14	Zimmer Biomet

CORPORATE GOVERNANCE

Partner, TPG Capital, L.P. Mr. Rhodes is a leader of the firm’s investment activities in the healthcare services, pharmaceutical and medical device sectors. Prior to joining TPG in 2005, Mr. Rhodes was with McKinsey & Company and Article27 LTD, a start-up software company. He was a founding board member of the Healthcare Private Equity Association, a non-profit trade association that represents the U.S. healthcare private equity industry. Mr. Rhodes earned a B.A. in Economics from Williams College, where he graduated summa cum laude, and an MBA from Harvard Business School, where he was a Baker Scholar.

Other Public Board Memberships

●  Surgical Care Affiliates, Inc.

Other Relevant Experience

●  Served as a director of Biomet prior to the merger of Zimmer and Biomet

Skills and Qualifications

Mr. Rhodes has significant experience in corporate finance, strategic business planning activities, operations, risk management and issues involving stakeholders more generally from his involvement in TPG’s investments in numerous portfolio companies, and he has played an active role in overseeing many healthcare companies. He serves as a director of other public companies, and he served as a director of Biomet prior to the merger of Zimmer and Biomet.

15

CORPORATE GOVERNANCE

OUR BOARD OF DIRECTORS AND CORPORATE

GOVERNANCE FRAMEWORK

DIRECTOR CRITERIA, QUALIFICATIONS AND

EXPERIENCE

We are a global leader in musculoskeletal healthcare. We design, manufacture and market orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; office based technologies; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products. We have operations in more than 25 countries around the world and sell products in more than 100 countries. We operate in markets characterized by rapidly evolving technologies, complex regulatory requirements and significant competition. The Corporate Governance Committee is responsible for reviewing and assessing with the Board, on an annual basis, the experience, qualifications, attributes and skills sought of Board members in the context of our business and the then-current membership of the Board. The committee looks for current and potential directors collectively to have a mix of experience, skills and qualifications, some of which are described below:

● Experience as a CEO or global business head	● Government / regulatory affairs / health economics experience
● Business operations experience	● Research and development experience
● Healthcare industry experience	● Brand / marketing experience
● Medical device industry experience	● Mergers and acquisitions experience
● International experience	● Financial expertise
● FDA / regulatory experience	● Public company board experience

In evaluating director candidates and considering incumbent directors for nomination to the Board, the committee considers a variety of factors. These include each candidate’s character and integrity, reputation for working constructively in a collegial environment and availability to devote sufficient time to Board matters. Diversity of background and diversity of gender, race, ethnicity, national origin and age are also relevant factors in the selection process. The committee also considers whether a candidate can meet the independence standards for directors and members of key committees under applicable stock exchange and Securities and Exchange Commission (“SEC”) rules. With respect to incumbent directors, the committee considers the director’s past performance on the Board and contributions to the committees on which he or she serves.

While the Board has not formally adopted a policy regarding director diversity, the committee actively considers diversity in director recruitment and nomination and believes that the diversity of the current Board members and nominees, including as to gender, race, ethnicity, national origin, international work experience and age, provides significant benefits to the Board and to the company.

BOARD LEADERSHIP STRUCTURE

One of the key responsibilities of the Board is to have a leadership structure that allows it to provide effective oversight of management and maximize the contributions of its members. Currently, the Board is led by a non-executive Chairman of the Board selected from among the independent directors. The non-executive Chairman leads the meetings and activities of the Board, while our CEO leads the management, operations and employees of the company and is responsible for executing the company’s strategy. The Board adopted this leadership structure in 2007. The Board believes that this leadership structure allows the Board to function efficiently and effectively and that it continues to be appropriate. However, the Board evaluates its leadership structure on an ongoing basis and is not opposed in concept to combining these roles. Prior to 2007, the positions of Chairman and CEO were held by the same person. The Board believes it should maintain the flexibility to change its leadership structure as circumstances warrant.

Larry Glasscock, who has served as one of our independent directors since 2001, has served as non-executive Chairman since 2013.

16	Zimmer Biomet

CORPORATE GOVERNANCE

The non-executive Chairman of the Board has the following duties and responsibilities:

●	presiding at meetings of the Board and stockholders;
●	approving the agendas for meetings of the full Board, as prepared by the CEO;
●	presiding at executive sessions of the independent directors;
●	coordinating the activities of the independent directors; and
●	serving as the liaison between the CEO and the rest of the Board.

If the Board decides in the future to combine the positions of Chairman and CEO, the independent directors will designate one of themselves as “Lead Independent Director.” The Lead Independent Director would have duties and responsibilities similar to the current non-executive Chairman, except for the duty to preside at meetings of the Board and stockholders.

BOARD’S ROLE IN RISK OVERSIGHT

The Board of Directors oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board executes its oversight responsibility for risk management directly and through its committees.

The Audit Committee is specifically tasked with overseeing our compliance with legal and regulatory requirements, discussing our risk assessment and risk management processes with management, and receiving information on certain material legal and regulatory matters, including litigation, as well as on information technology and data privacy and security matters. Our head of internal audit, who reports directly to the committee, coordinates our global risk assessment process. We use this process to identify, assess and prioritize internal and external risks, to develop processes for responding to, mitigating and monitoring risks and to inform the development of our internal audit plan, our annual operating plan and our long-term strategic plan. The committee receives detailed reports regarding our enterprise risk assessment process and the committee’s meeting agendas include discussions of individual risk areas throughout the year. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the committee. The committee discusses our major financial risk exposures with our CFO and Chief Accounting Officer. The committee receives regular reports from our Chief Compliance Officer on our Corporate Compliance Program, which is designed to address risks related to, among other matters, anti-corruption and anti-kickback laws in the countries where we do business. The committee also receives reports from our General Counsel, Chief Information Officer and other persons who are involved in our risk management processes.

The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation and Management Development Committee oversees risks relating to our executive compensation programs and practices. In addition, in conjunction with the full Board, the Compensation and Management Development Committee oversees risks relating to senior management succession planning.

The Board receives detailed regular reports from members of our executive operating committee and other personnel that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business. Primary areas of risk oversight for the full Board include general commercial risks in the musculoskeletal healthcare industry, such as competition, pricing pressures and the reimbursement landscape; risks associated with our strategic plan; risks related to our capital structure; and risks pertaining to mergers and acquisitions integration. Historically, the full Board has also provided oversight of risks relating to our compliance with laws and regulations enforced by the U.S. Food and Drug Administration (“FDA”) and comparable foreign government regulators, including product quality and safety. In order to provide an additional layer of oversight and review of these important matters, however, the Board has decided to establish explicit Board committee responsibility for oversight of FDA regulatory compliance, including product quality and safety. Beginning with the Board and committee meetings scheduled for May 2017, the Board intends to task the Research, Innovation and Technology Committee with these responsibilities and amend the committee’s name and charter accordingly, as described in more detail on pages 25-26.

17

CORPORATE GOVERNANCE

POLICIES ON CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees and a Code of Ethics for Chief Executive Officer and Senior Financial Officers (the “finance code of ethics”), a code of ethics that applies to our CEO, CFO, Chief Accounting Officer and Corporate Controller, and other finance organization employees. The Board of Directors has adopted Corporate Governance Guidelines, which, in conjunction with our Restated Certificate of Incorporation, Restated By-Laws, Board committee charters and key Board policies, form the framework for our governance. The current version of the Code of Business Conduct and Ethics, the finance code of ethics, the Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee, and Research, Innovation and Technology Committee, as well as the Board’s policies on auditor ratification and stockholder rights plans, are available in the Investor Relations/Corporate Governance section of our website, www.zimmerbiomet.com. If we make any substantive amendments to the finance code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our CEO, CFO, or Chief Accounting Officer and Corporate Controller, we will disclose the nature of that amendment or waiver in the Investor Relations section of our website. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted.

BOARD SELF-EVALUATION PROCESS

Pursuant to New York Stock Exchange requirements, the Board’s Corporate Governance Guidelines and the charters of each of the Board’s committees, the Board and each of its committees are required to conduct self-evaluations of their performance. The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance. These self-evaluations, which are conducted annually, are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness as a group in fulfilling its responsibilities, evaluating its performance and identifying areas for improvement. The Chair of the Corporate Governance Committee oversees the annual self-evaluation process. Each director is expected to participate and provide feedback on a range of topics, including: the Board and committee agendas; meetings; practices and dynamics; Board refreshment; committee structure, membership and leadership; the flow of information to and from the Board and its committees; management succession planning; and stockholder engagement. Director feedback is solicited on an individual basis through written questionnaires/assessments, individual director interviews and/or group discussions. From time to time, the Board retains a third party experienced in corporate governance matters to act as a facilitator for the self-evaluation process, including preparing and reviewing the written questionnaires/assessments and conducting individual director interviews. The Chair of the Corporate Governance Committee, along with the third party facilitator (when one is retained) reviews the feedback from the self-evaluation process and makes recommendations for areas with respect to which the Board and its committees should consider improvements. These areas are further discussed at a meeting led by the Chair of the Corporate Governance Committee and the third party facilitator (when one is retained) at which all Board members are present. At the conclusion of this meeting, the Chair of the Corporate Governance Committee, working with the senior management team, develops action plans for any items that require follow-up.

DIRECTOR INDEPENDENCE

The Board’s Corporate Governance Guidelines, which are available on our website as described above, include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director has no material relationship, directly or indirectly, with us. In assessing independence, the Corporate Governance Committee and the Board consider a wide range of relevant facts and circumstances. The Board has determined that each of our non-employee directors, Christopher B. Begley, Betsy J. Bernard, Paul M. Bisaro, Gail K. Boudreaux, Michael J. Farrell, Larry C. Glasscock, Robert A.

18	Zimmer Biomet

CORPORATE GOVERNANCE

Hagemann, Arthur J. Higgins, Michael W. Michelson, Cecil B. Pickett, Ph.D. and Jeffrey K. Rhodes, meets these standards and is independent. The remaining director, David C. Dvorak, is our CEO and is not independent.

MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS

Our Restated By-Laws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Restated By-Laws, any director who fails to be elected must tender his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” All nominees for election as directors at the 2017 annual meeting are currently serving on the Board.

NOMINATIONS FOR DIRECTORS

The Corporate Governance Committee screens candidates and recommends candidates for nomination to the full Board. In seeking and evaluating director candidates, the committee considers individuals in accordance with the criteria described above under “Director Criteria, Qualifications and Experience.” Director candidates may be recommended by Board members, a third-party search firm or stockholders.

The committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates. A stockholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Corporate Secretary at Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580, who will then forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the committee as a nominee, must comply with the advance notice requirements set forth in our Restated By-Laws. (See “What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2018 annual meeting of stockholders?” on page 80 for more information on these procedures.)

COMMUNICATIONS WITH DIRECTORS

Stockholders or other interested parties may contact our directors by writing to them either individually or as a group or partial group (such as all independent directors), c/o Corporate Secretary, Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580. If you wish your communication to be treated confidentially, please write the word “CONFIDENTIAL” prominently on the envelope and address it to the director by name so that it can be forwarded without being opened. Communications addressed to multiple recipients, such as to “Board of Directors,” “Audit Committee,” “Independent Directors,” etc. will necessarily have to be opened and copied by the Office of the Corporate Secretary in order to forward them, and hence cannot be treated confidentially.

19

CORPORATE GOVERNANCE

BOARD MEETINGS, ATTENDANCE AND EXECUTIVE SESSIONS

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2016, the Board held nine meetings and committees of the Board held a total of 25 meetings. All directors attended 75% or more of the meetings of the Board and committees on which they served. With one exception, all current directors then in office attended the 2016 annual meeting of stockholders.

Each regularly scheduled Board meeting normally begins with a session between the CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the CEO, at any time, and are scheduled for such independent executive sessions at each regularly scheduled Board meeting. Larry Glasscock, in his capacity as non-executive Chairman, presides at these executive sessions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which is available on our website at www.zimmerbiomet.com, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% stockholder of the company, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.

Under our Code of Business Conduct and Ethics, which is available on our website at www.zimmerbiomet.com, our Human Resources Department, in consultation with our Legal Department and Compliance Office, is charged with reviewing and approving any conflict of interest involving any other employee.

Stockholders Agreement

In connection with our entry into the merger agreement related to our acquisition of Biomet, we entered into a stockholders agreement dated as of April 24, 2014 and amended as of March 30, 2015 with LVB Acquisition Holding, LLC (“LVB Holding”) and the other signatories thereto (the “Sponsor Funds”). The Sponsor Funds are affiliates of The Blackstone Group, L.P. (“Blackstone”), Goldman Sachs & Co. (“Goldman Sachs”), KKR & Co., L.P. (“KKR”) and TPG Global, LLC (“TPG”). The stockholders agreement took effect as of the closing date of the merger, June 24, 2015, at which time LVB Holding became the beneficial owner of approximately 14.8% of our outstanding common stock. As further described below, the stockholders agreement automatically terminated on August 12, 2016, the closing date of the August 2016 Stock Sale (as defined below). The stockholders agreement set forth certain governance arrangements and contained various provisions relating to, among other things, representation on our Board, the acquisition of additional equity interests in us, prohibitions on taking certain actions relating to our company, transfer restrictions, voting arrangements and registration rights.

The stockholders agreement granted certain rights to LVB Holding and, in certain circumstances, its transferees (collectively, the “Principal Stockholder Investors”). LVB Holding was originally the only Principal Stockholder Investor;

20	Zimmer Biomet

CORPORATE GOVERNANCE

however, after the distribution transaction described below, Sponsor Funds affiliated with Blackstone, Goldman Sachs, KKR and TPG each became a Principal Stockholder Investor for various periods of time until such time as each Sponsor Fund sold all of its respective shares of our common stock distributed to it by LVB Holding as described below.

Pursuant to the stockholders agreement, on the closing date of the merger, our Board increased the number of directors on our Board by two and appointed two individuals designated by the Sponsor Funds as directors, Messrs. Michelson and Rhodes. The stockholders agreement provided that at each future annual or special meeting of our stockholders at which directors were to be elected, we would nominate and use our reasonable best efforts to cause our stockholders to elect to our Board the following number of individuals designated by the Principal Stockholder Investors:

●	two individuals, so long as the number of shares of our common stock beneficially owned by the Principal Stockholder Investors continued to represent 60% or more of the shares of our common stock acquired by the Principal Stockholder Investors as merger consideration at the closing of the merger; and

●	one individual, so long as the number of shares of our common stock beneficially owned by the Principal Stockholder Investors continued to represent 30% or more but less than 60% of the shares of our common stock acquired by the Principal Stockholder Investors as merger consideration at the closing of the merger.

The rights of the Principal Stockholder Investors to designate individual(s) for nomination to our Board pursuant to the stockholders agreement terminated on June 16, 2016, the closing date of the June 2016 Stock Sale (as defined below), due to the Principal Stockholder Investors beneficially owning at that time less than 30% of the shares of our common stock acquired by the Principal Stockholder Investors as merger consideration at the closing of the merger. As a result, the stockholders agreement required the Principal Stockholder Investors to cause their designated directors, Messrs. Michelson and Rhodes, to immediately resign from our Board unless otherwise consented to by a majority of the other members of our Board. However, as previously disclosed, we temporarily waived such obligation to allow our Board the opportunity to further discuss its future composition and, following such discussions, the other members of our Board unanimously consented on July 15, 2016 to Messrs. Michelson and Rhodes continuing to serve as directors of our company. Consequently, the Principal Stockholder Investors were not obligated to cause Messrs. Michelson and Rhodes to resign from our Board.

The stockholders agreement contained a number of other provisions that applied during 2016 until the stockholders agreement automatically terminated on August 12, 2016, the closing date of the August 2016 Stock Sale and the date on which the Principal Stockholder Investors, in the aggregate, beneficially owned less than 3% of the total number of votes that may be cast in the election of our directors. Those provisions included:

●	a general restriction on any transfers of the shares of our common stock by the Principal Stockholder Investors or any of the Sponsor Funds, subject to certain exceptions;

●	providing the Principal Stockholder Investors with certain registration rights;

●	a standstill provision applicable to the Principal Stockholder Investors and the Sponsor Funds;

●	a limit on the ability of the Sponsor Funds to influence our management and propose or enter into certain extraordinary transactions involving us;

●	granting the directors designated by the Principal Stockholder Investors certain information and access rights to information related to the management, operations and finances of us and our subsidiaries, as and when provided to our non-management directors; and

●	obligating the Principal Stockholder Investors to keep confidential certain information of ours, subject to certain exceptions, including the ability to share confidential information with the Sponsor Funds.

As a result of the termination of the stockholders agreement, the stockholders agreement became of no further force and effect, except for certain customary provisions, such as continuing indemnification and confidentiality obligations, which survive termination for the periods set forth in the stockholders agreement.

21

CORPORATE GOVERNANCE

LVB Holding Distribution, Stock Sales by Sponsor Funds and Share Repurchase

February 2016 LVB Holding Distribution, Stock Sale and Share Repurchase. On February 4, 2016, pursuant to the stockholders agreement, we filed a shelf registration statement on Form S-3, registering for resale the shares of our common stock held by LVB Holding. On or about February 4, 2016, LVB Holding approved the distribution of all of the shares of our common stock held by it to its members, the majority of which were distributed to the Sponsor Funds. On February 4, 2016, certain Sponsor Funds affiliated with Blackstone and Goldman Sachs launched an underwritten public offering of shares of our common stock owned by them. On February 10, 2016, Sponsor Funds affiliated with Blackstone sold 7,351,708 shares of our common stock, constituting all of the shares of our common stock distributed to them by LVB Holding, and Sponsor Funds affiliated with Goldman Sachs sold 3,675,850 shares of our common stock, constituting approximately one-half of the shares of our common stock distributed to them by LVB Holding (collectively, the “February 2016 Stock Sale”). In the February 2016 Stock Sale, the selling Sponsor Funds received proceeds of approximately $1,060.4 million and we paid expenses of the offering on behalf of the selling Sponsor Funds, as required by the stockholders agreement, of approximately $875,000. Following the February 2016 Stock Sale and our concurrent share repurchase (discussed below), the remaining Sponsor Funds collectively held approximately 9.4% of the outstanding shares of our common stock (Goldman Sachs – 1.9%; KKR – 3.8%; and TPG – 3.7%); however, each remaining Sponsor Fund disclaimed beneficial ownership of the shares of our common stock held by each of the other remaining Sponsor Funds.

In connection with the February 2016 Stock Sale, we concurrently purchased (and subsequently retired) from Barclays, the underwriter for the offering, 2,599,833 shares of our common stock that were the subject of the offering for a total purchase price of approximately $250 million, or $96.16 per share, which was the weighted average price per share paid by Barclays in the offering.

June 2016 Stock Sale. On June 13, 2016, certain Sponsor Funds affiliated with KKR, Goldman Sachs and TPG launched an underwritten public offering of shares of our common stock owned by them. On June 16, 2016, Sponsor Funds affiliated with KKR sold 3,764,820 shares of our common stock, constituting approximately one-half of the shares of our common stock distributed to them by LVB Holding, Sponsor Funds affiliated with Goldman Sachs sold 3,675,858 shares of our common stock, constituting all of the remaining shares of our common stock distributed to them by LVB Holding, and Sponsor Funds affiliated with TPG sold 3,675,855 shares of our common stock, constituting approximately one-half of the shares of our common stock distributed to them by LVB Holding (collectively, the “June 2016 Stock Sale”). In the June 2016 Stock Sale, the selling Sponsor Funds received proceeds of approximately $1,281.8 million and we paid expenses of the offering on behalf of the selling Sponsor Funds, as required by the stockholders agreement, of approximately $650,000. Following the June 2016 Stock Sale, the remaining Sponsor Funds collectively held approximately 3.7% of the outstanding shares of our common stock (KKR – 1.9%; and TPG – 1.8%); however, each remaining Sponsor Fund disclaimed beneficial ownership of the shares of our common stock held by the other remaining Sponsor Fund.

Goldman, Sachs & Co., an affiliate of certain of the selling stockholders in the June 2016 Stock Sale, served as an underwriter and received an underwriting discount totaling approximately $3.0 million in connection with the sale.

August 2016 Stock Sale. On August 9, 2016, certain Sponsor Funds affiliated with KKR and TPG launched an underwritten public offering of shares of our common stock owned by them. On August 12, 2016, Sponsor Funds affiliated with KKR sold 3,764,820 shares of our common stock, constituting all of the remaining shares of our common stock distributed to them by LVB Holding, and Sponsor Funds affiliated with TPG sold 3,675,855 shares of our common stock, constituting all of the remaining shares of our common stock distributed to them by LVB Holding (collectively, the “August 2016 Stock Sale”). In the August 2016 Stock Sale, the selling Sponsor Funds received proceeds of approximately $959.8 million and we paid expenses of the offering on behalf of the selling Sponsor Funds, as required by the stockholders agreement, of approximately $650,000. Following the August 2016 Stock Sale, none of the Sponsor Funds hold shares of our common stock distributed to them by LVB Holding.

Portfolio Company Transactions

From time to time, we do business with companies that are affiliated with one or more of the Sponsor Funds. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm’s-length basis.

22	Zimmer Biomet

CORPORATE GOVERNANCE

COMMITTEES OF THE BOARD

Our Restated By-Laws provide that the Board may delegate certain of its responsibilities to committees. During 2016, the Board had four standing committees: an Audit Committee; a Compensation and Management Development Committee; a Corporate Governance Committee; and a Research, Innovation and Technology Committee. Each of the committees is composed entirely of independent directors. In addition, the members of the Audit Committee and the Compensation and Management Development Committee meet the heightened standards of independence required by SEC rules and New York Stock Exchange listing standards.

The table below shows the current membership of each Board committee and the number of meetings held during 2016.

COMMITTEE ASSIGNMENTS

Director	Audit Committee	Compensation and Management Development Committee	Corporate Governance Committee	Research, Innovation and Technology Committee
Christopher B. Begley	✓			✓
Betsy J. Bernard		✓	Chair
Paul M. Bisaro		✓	✓
Gail K. Boudreaux	✓		✓
David C. Dvorak
Michael J. Farrell		✓		✓
Larry C. Glasscock	✓		✓
Robert A. Hagemann	Chair			✓
Arthur J. Higgins		Chair		✓
Michael J. Michelson			✓	✓
Cecil B. Pickett, Ph.D.		✓		Chair
Jeffrey K. Rhodes			✓	✓
2016 Meetings	12	6	4	3

Audit Committee

Robert A. Hagemann, Chair

Christopher B. Begley

Gail K. Boudreaux

Larry C. Glasscock

The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including the review and approval of audit fees. The principal functions of the Audit Committee include:

●	pre-approving all auditing services and permissible non-audit services provided to us by our independent registered public accounting firm;
●	reviewing with our independent registered public accounting firm and with management the proposed scope of the annual audit, past audit experience, our program for the internal examination and verification of our accounting records and the results of recently completed internal examinations;
●	reviewing and discussing with management and our independent registered public accounting firm our quarterly and annual financial statements prior to their public release;
●	reviewing major issues as to the adequacy of our internal controls; and
●	overseeing our compliance with certain legal and regulatory requirements and aspects of our risk management processes.

23

CORPORATE GOVERNANCE

The Board of Directors has determined that Ms. Boudreaux and Messrs. Begley, Glasscock and Hagemann qualify as “audit committee financial experts” as defined by SEC rules. See pages 10 through 12 for a description of their respective business experience. Stockholders should understand that this designation is an SEC disclosure requirement related to these directors’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon these directors any duties, obligations or liabilities that are greater than those that are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

See also the “Audit Committee Matters” section of this proxy statement for additional information about the Audit Committee’s responsibilities and actions and the Audit Committee Report.

Compensation and Management Development Committee

Arthur J. Higgins, Chair

Betsy J. Bernard

Paul M. Bisaro

Michael J. Farrell

Cecil B. Pickett, Ph.D.

The Compensation and Management Development Committee has overall responsibility for approving and evaluating the executive compensation plans, policies and programs of the company. The duties of the Compensation and Management Development Committee include:

●	reviewing corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of those goals and objectives;
●	reviewing and discussing with the CEO the performance of the company’s other executive officers;
●	reviewing and approving the base salary, annual and long-term incentive compensation and other compensation, perquisites or special or supplemental benefits to be paid or awarded to the CEO and other executive officers;
●	approving and authorizing the company to enter into any severance arrangements, change in control agreements or provisions or other compensation-related agreements, in each case as, when and if appropriate with executive officers of the company;
●	reviewing and making recommendations to the Board with respect to incentive compensation and equity-based plans;
●	administering the company’s incentive compensation and equity-based plans, including making awards under such plans;
●	monitoring compliance by executive officers with the company’s stock ownership guidelines;
●	reviewing all proposed new or amended employee benefit plans;
●	overseeing the process for identifying and addressing any material risks relating to the company’s compensation policies and practices;
●	overseeing management development and succession planning matters;
●	reviewing and discussing with management the Compensation Discussion and Analysis required by SEC regulations and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement; and
●	reviewing the results of non-binding advisory votes on executive compensation and determining whether changes should be made to our executive compensation policies and programs to address stockholder concerns.

None of the members of the Compensation and Management Development Committee during 2016 or as of the date of this proxy statement is or has been our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Exchange Act”). None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation and Management Development Committee or the Board or otherwise under circumstances requiring disclosure under Item 404 of Regulation S-K.

The report of the Compensation and Management Development Committee appears on page 55.

24	Zimmer Biomet

CORPORATE GOVERNANCE

Compensation Risk Assessment

At the request of the Compensation and Management Development Committee, Willis Towers Watson, the committee’s compensation consultant, conducted an in-depth qualitative review of the potential risks associated with our executive compensation program in the fall of 2015 and it updated its assessment in the fall of 2016. The components of our executive compensation program are part of our global compensation structure, and the majority of the compensation policies or practices that apply to other levels of our employees or to any of our subsidiaries or divisions are included in our executive compensation program. For 2016, Willis Towers Watson found that our executive compensation program is in alignment with current market practices, contains an appropriate balance of risk versus rewards and incorporates appropriate risk mitigating factors. Consistent with prior years, Willis Towers Watson found no design features in our executive compensation practices that pose a significant concern from the perspective of motivating senior officers to knowingly expose us to excessive enterprise risk. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on us.

Corporate Governance Committee

Betsy J. Bernard, Chair

Paul M. Bisaro

Gail K. Boudreaux

Larry C. Glasscock

Michael W. Michelson

Jeffrey K. Rhodes

The Corporate Governance Committee oversees the Board’s corporate governance policies and practices. The duties of the Corporate Governance Committee include:

●	developing and recommending to the Board criteria for selection of non-management directors;
●	recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly-created directorships that may occur between such meetings;
●	recommending directors for appointment to Board committees;
●	analyzing information relevant to the Board’s determination as to whether a director is independent;
●	overseeing the annual self-evaluation process for the Board and its committees;
●	periodically reviewing the Board’s leadership structure and recommending any proposed changes to the Board for approval;
●	monitoring emerging corporate governance trends and recommending to the Board any proposed changes in the company’s corporate governance policies;
●	periodically reassessing the Board’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and
●	periodically reviewing, in cooperation with the Compensation and Management Development Committee, the form and amount of non-employee director compensation and recommending any proposed changes to the Board for approval.

Research, Innovation and Technology Committee

Cecil B. Pickett, Ph.D., Chair

Christopher B. Begley

Michael J. Farrell

Robert A. Hagemann

Arthur J. Higgins

Michael W. Michelson

Jeffrey K. Rhodes

25

CORPORATE GOVERNANCE

The Research, Innovation and Technology (“RIT”) Committee assists the Board in its oversight of our research, innovation and technology initiatives in the context of our overall corporate strategy, goals and objectives. The RIT Committee reviews and considers the following as it deems appropriate:

●	the strategic goals, objectives and direction of our research programs and the alignment of those programs with our portfolio of businesses and our long-term business objectives and strategic goals;
●	the relationship of our strategic research plan to our overall approach to technical and commercial innovation and technology acquisition;
●	our product development pipeline;
●	our major technology positions and strategies relative to emerging technologies, emerging concepts of therapy and healthcare, and changing market requirements;
●	the processes for identifying and prioritizing, and, as applicable, the development of, innovative technologies that arise from within and outside the company;
●	our ability to internally develop technology being, or proposed to be, developed, or to access and maintain such technology from third parties through acquisitions, licensing, collaborations, alliances, investments or otherwise; and
●	the potential impact on us in the event that technology being, or proposed to be, developed is not developed or accessed by us.

As discussed above in “Board’s Role in Risk Oversight,” the full Board has historically provided oversight of risks relating to our compliance with laws and regulations enforced by the FDA and comparable foreign government regulators, including product quality and safety. In order to provide an additional layer of oversight and review of these important matters, however, the Board has decided to establish explicit Board committee responsibility for oversight of FDA regulatory compliance, including product quality and safety. Beginning with the Board and committee meetings scheduled for May 2017, the Board intends to task the RIT Committee with these responsibilities and amend the committee’s name and charter accordingly.

We expect that the committee will be re-named to incorporate the word “Quality” and that its charter will be amended to address its expanded scope of responsibilities, including the following:

●	providing assistance to the Board in its oversight of product quality and safety; and
●	overseeing risk management in the area of product quality and safety, including reviewing processes in place to monitor and control product quality and safety; periodically reviewing results of product quality and quality system assessments by the company and external regulators; and reviewing any significant product quality issues that may arise.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of director compensation include annual retainers, committee chair annual fees and equity-based awards. It is the Board’s practice to provide a mix of cash and equity-based compensation to more closely align the interests of directors with our stockholders.

The following table sets forth information regarding the compensation we paid to our non-employee directors for 2016. Mr. Dvorak is not included in this table because he received no additional compensation for his service as a director.

26	Zimmer Biomet

CORPORATE GOVERNANCE

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Christopher B. Begley	95,000	187,620	5,239	287,859
Betsy J. Bernard	107,000	187,620	6,166	300,786
Paul M. Bisaro	47,500	235,120	2,282	284,902
Gail K. Boudreaux	83,125	199,495	4,839	287,459
Michael J. Farrell	47,500	235,120	1,971	284,591
Larry C. Glasscock	245,000	187,620	18,274	450,894
Robert A. Hagemann	107,000	187,620	12,999	307,619
Arthur J. Higgins	107,000	187,620	17,305	311,925
Michael W. Michelson	47,500	235,120	1,110	283,730
Cecil B. Pickett	107,000	187,620	6,582	301,202
Jeffrey K. Rhodes	47,500	235,120	675	283,295

(1)	Amounts include fees that were paid in cash plus fees that were voluntarily deferred at each director’s election under our Restated Deferred Compensation Plan for Non-Employee Directors. As explained more fully below, compensation that a director elects to defer is credited to the director’s deferred compensation account as either treasury units, dollar units or deferred share units (“DSUs”), and will be paid in cash following the director’s retirement or other termination of service from the Board.

(2)	Represents the grant date fair value of the stock awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For a discussion of the assumptions made in the valuation, see Note 4 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Form 10-K”). All stock awards to directors are fully vested on the date of grant but are subject to mandatory deferral of settlement until the director’s termination of service from the Board, or later, as explained more fully below.

The following table sets forth the grant date fair value of annual grants of restricted stock units (“RSUs”) and DSUs awarded to each director elected or re-elected at the 2016 annual meeting of stockholders, as well as DSUs granted during 2016 pursuant to the mandatory deferral provisions of the Restated Deferred Compensation Plan for Non-Employee Directors.

2016 STOCK AWARDS

Name	RSUs (granted 05-03-16) ($)	DSUs (granted 05-03-16) ($)	DSUs (mandatory deferral) ($)	Total ($)
Christopher B. Begley	130,000	57,620	—	187,620
Betsy J. Bernard	130,000	57,620	—	187,620
Paul M. Bisaro	130,000	57,620	47,500	235,120
Gail K. Boudreaux	130,000	57,620	11,875	199,495
Michael J. Farrell	130,000	57,620	47,500	235,120
Larry C. Glasscock	130,000	57,620	—	187,620
Robert A. Hagemann	130,000	57,620	—	187,620
Arthur J. Higgins	130,000	57,620	—	187,620
Michael W. Michelson	130,000	57,620	47,500	235,120
Cecil B. Pickett	130,000	57,620	—	187,620
Jeffrey K. Rhodes	130,000	57,620	47,500	235,120

Mr. Glasscock held options to purchase 5,780 shares of our common stock as of December 31, 2016. No other non-employee director held unexercised stock options as of December 31, 2016.

(3)	Amounts in this column represent the dollar value of dividend equivalents credited in the form of additional DSUs under the Restated Deferred Compensation Plan for Non-Employee Directors. Dividend equivalents are credited at the same rate as cash dividends paid on our common stock.

27

CORPORATE GOVERNANCE

Retainers

We pay non-employee directors quarterly, on the last day of March, June, September and December. During 2016, we paid non-employee directors an annual retainer of $95,000 subject to mandatory deferral requirements as described below, and we paid Board committee chairs an additional annual retainer of $12,000. We paid our non-executive Chairman of the Board an additional annual retainer of $150,000. Accordingly, we paid the following amounts during 2016:

	March 31 ($)	June 30 ($)	September 30 ($)	December 31 ($)	Total ($)
Non-executive Chairman annual retainer	37,500	37,500	37,500	37,500	150,000
Director annual retainer	23,750	23,750	23,750	23,750	95,000
Committee chair annual retainer	3,000	3,000	3,000	3,000	12,000

Directors who commence service on the Board, or who commence service as a committee chair or as non-executive Chairman, are paid applicable quarterly fees beginning with the quarter during which they commence such service. Similarly, directors who terminate service on the Board or terminate service as a committee chair or as non-executive Chairman are paid applicable quarterly fees through the quarter during which such service terminated.

Equity-Based Compensation and Mandatory Deferrals

We awarded each non-employee director who was elected or re-elected at the 2016 annual meeting of stockholders 500 DSUs as of the date of the annual meeting with an initial value based on the price of our common stock on that date. We require that these annual DSU awards be credited to a deferred compensation account under the provisions of the Restated Deferred Compensation Plan for Non-Employee Directors. DSUs represent an unfunded, unsecured right to receive shares of our common stock or the equivalent value in cash, and the value of DSUs varies directly with the price of our common stock. We also require that 50% of a director’s annual retainer be deferred and credited to his or her deferred compensation account in the form of DSUs with an initial value equal to the amount of fees deferred until the director holds a total of at least 5,000 DSUs.

Non-employee directors may elect to defer receipt of compensation in excess of their mandatory deferral and annual DSU award. Elective deferrals are credited to the director’s deferred compensation account in the form of either treasury units, dollar units or DSUs with an initial value equal to the amount of fees deferred. The value of treasury units and dollar units does not change after the date of deferral. Amounts deferred as treasury units are credited with interest at a rate based on the six-month U.S. Treasury bill discount rate for the preceding year. Amounts deferred as dollar units are credited with interest at a rate based on the rate of return of our invested cash during the preceding year. When we pay cash dividends on our common stock, amounts deferred as DSUs are credited with additional DSUs equal to the number of shares of our common stock that could have been purchased if we paid cash dividends on the DSUs held in directors’ deferred compensation accounts and such cash was reinvested in our common stock. These additional DSUs are subject to mandatory deferral.

All treasury units, dollar units and DSUs are immediately vested and payable following termination of the non-employee director’s service on the Board. We settle annual DSU awards and mandatory deferral DSUs in shares of our common stock. We pay the value of treasury units, dollar units and elective deferral DSUs in cash. Non-employee directors may elect to receive the cash payment in a lump sum or in not more than ten annual installments.

During 2016, we also awarded each continuing non-employee director RSUs as of the date of the annual meeting of stockholders with an initial value of $130,000 based on the price of our common stock on that date. These awards were made under the Stock Plan for Non-Employee Directors. The RSUs vested immediately and are subject to mandatory deferral until May 3, 2019, or, if later, the director’s retirement or other termination of service from the Board. We will settle the RSUs in shares of our common stock.

Insurance, Expense Reimbursement and Director Education

We provide non-employee directors with travel accident insurance and reimburse reasonable expenses they incur for transportation, meals and lodging when on Zimmer Biomet business. We also reimburse non-employee directors for reasonable out-of-pocket expenses, including tuition costs incurred in attending director education programs.

28	Zimmer Biomet

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE MATTERS

The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including the review and approval of audit fees. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2017. We are asking stockholders to ratify this appointment as a matter of policy.

If stockholders do not ratify the selection of PwC, the Audit Committee will consider any information submitted by stockholders in connection with the selection of the independent registered public accounting firm for the next year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes such a change would be in our best interest and the best interest of our stockholders.

PwC has served as our independent registered public accounting firm continuously since 2001. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to us. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves discussions among PwC, management and the full Audit Committee, as well as interviews by the Chair of the Audit Committee and our CFO of candidates recommended by PwC. In addition, in order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm.

In determining whether to reappoint PwC to serve as our independent registered public accounting firm, the Audit Committee annually considers several factors, including:

●  PwC’s independence and objectivity;

●  PwC’s capabilities considering the complexity of our global operations, including the skills and experience of the lead audit partner;

●  PwC’s historical and recent performance, including the extent and quality of PwC’s communications with the Audit Committee and management’s views of PwC’s overall performance;

●  data related to audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) inspection reports on PwC;

●  PwC’s knowledge of and familiarity with our business and industry and our accounting policies and practices; and

●  the appropriateness of PwC’s fees, taking into account the size and level of complexity of our organization and the resources necessary to perform the audit.

The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as our independent registered public accounting firm is in our best interest and in the best interest of our stockholders.

Representatives of PwC attended all meetings of the Audit Committee in 2016. We expect that a representative of PwC will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Our Board recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2017.

29

AUDIT COMMITTEE MATTERS

RESPONSIBILITIES OF THE AUDIT COMMITTEE

The Audit Committee is responsible for monitoring the integrity of our financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of our internal audit function and compliance with certain legal and regulatory requirements. The committee is directly responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting.

The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States as well as rendering an opinion on the company’s internal control over financial reporting.

The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. Committee members are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

See also “CORPORATE GOVERNANCE – Committees of the Board – Audit Committee” on page 23 for additional information about the Audit Committee’s functions and composition.

ACTIVITIES OF THE AUDIT COMMITTEE IN 2016

The committee held 12 meetings during 2016. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, our internal auditor and PwC. At these meetings, the committee:

●	discussed with the internal auditor and with PwC the overall scope and plans for their respective audits;
●	reviewed and discussed with management and PwC the consolidated financial statements;
●	met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal control over financial reporting;
●	reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting and PwC’s report on internal control over financial reporting;
●	reviewed and discussed the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002;
●	discussed major financial risk exposures with management and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies and processes;
●	received and reviewed a report prepared by an independent public accounting firm in collaboration with our internal auditor regarding the testing of payments we made to healthcare professionals during 2016; the focus of the testing was to confirm that the payments were made on a basis consistent with identified requirements of our Corporate Compliance Program;
●	discussed with management and the internal auditor the process used to support certifications by the CEO and CFO that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany periodic filings with the SEC and the processes used to support management’s report on internal control over financial reporting;
●	pre-approved audit and permitted non-audit services in accordance with the policy described below;
●	discussed with PwC the matters required to be communicated to the committee as described below;
●	discussed the auditor’s independence with PwC and made the conclusions regarding independence described below; and
●	evaluated PwC’s performance and considered factors relevant to the reappointment of PwC.

30	Zimmer Biomet

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, pre-approve the provision of audit and permitted non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, pre-approve specific services that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Chair of the Audit Committee between regular meetings. The Audit Committee Chair has the delegated authority to pre-approve such services up to a specified fee amount. These pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting.

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for audit and other services provided by PwC for the years 2016 and 2015. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process described above.

	(000’s)
	2016	2015
Audit Fees(1)	$8,456	$9,275
Audit-Related Fees(2)	97	3,197
Tax Fees(3)	1,821	3,222
All Other Fees(4)	9	25
Total Fees	$10,383	$15,719

(1)	This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions. For 2015, this category includes non-recurring fees related to the Biomet merger.

(2)	This category consists of assurance and related services provided by PwC that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include attest services related to non-statutory financial reporting outside the U.S., employee benefit plan audits, accounting research and consultation and restructuring-related statutory reports for various countries. For 2015, this category also includes audit fees related to the audit of the consolidated financial statements of LVB Acquisition, Inc., the parent company of Biomet, for the fiscal year ended May 31, 2015.

(3)	This category consists of tax services provided by PwC for tax compliance, tax advice and tax planning.

(4)	This category consists primarily of non-financial engagements, including engagements related to compliance activities.

31

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2016, and PwC’s evaluation of the company’s internal control over financial reporting. The committee has discussed with PwC the matters that are required to be discussed by applicable PCAOB standards. PwC has provided the committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the committee concerning independence, and the committee has discussed with PwC that firm’s independence. The committee has concluded that PwC’s provision of audit and non-audit services to the company and its affiliates is compatible with PwC’s independence.

Based on the reviews and discussions described above, and subject to the limitations on the committee’s role and responsibilities as described in this proxy statement and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements for the year ended December 31, 2016 be included in our Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Robert A. Hagemann, Chair

Christopher B. Begley

Gail K. Boudreaux

Larry C. Glasscock

32	Zimmer Biomet

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The Board of Directors is committed to excellence in corporate governance and recognizes the interest our stockholders have expressed with respect to our executive compensation program. As a part of this commitment, and in accordance with Section 14A of the Exchange Act, our stockholders are being asked to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”) as reported in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive compensation program for our NEOs for 2016.

A detailed description of our executive compensation program is available in the Compensation Discussion and Analysis section of this proxy statement (“CD&A”). Our Board and Compensation and Management Development Committee believe that our executive compensation program is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders of Zimmer Biomet Holdings, Inc. approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules, including the CD&A, the compensation tables and narrative disclosures.”

Although this vote is non-binding, the Board and the Compensation and Management Development Committee value the views of our stockholders and will review the voting results. If there are significant negative votes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions about executive compensation. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2018 annual meeting of stockholders.

Our Board recommends a vote FOR the advisory resolution approving executive compensation.

In accordance with Section 14A of the Exchange Act, our stockholders are being asked to vote, on a non-binding, advisory basis, on how frequently they would like to cast future Say on Pay votes. By voting on this proposal, commonly known as a “Say on Frequency” proposal, our stockholders may indicate whether they would prefer that we conduct future advisory votes on NEO compensation once every one, two, or three years. Our prior Say on
Frequency vote occurred in 2011. At that year’s meeting, stockholders agreed with the Board’s recommendation that advisory votes on executive compensation should occur every year. Although the Say on Frequency vote is non-binding, the Board and the Compensation and Management Development Committee value the views of our stockholders and will take into account the results of this year’s Say on Frequency vote in determining the frequency of future Say on Pay votes.

After careful consideration of the frequency alternatives, the Board believes that continuing to conduct an advisory vote on executive compensation on an annual basis is currently appropriate for Zimmer Biomet and our stockholders. The Board believes that an annual vote is consistent with our company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Our Board recommends a vote for the option of 1 YEAR on the Say on Frequency proposal.

33

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our executive compensation program for 2016. Our program is designed to achieve the following fundamental objectives:

●	attract, retain and motivate a highly qualified and effective senior leadership team;
●	focus executives’ attention on specific financial, operational and strategic objectives;
●	align executives’ interests with the long-term interests of our stockholders;
●	recognize company and individual performance; and
●	reflect the value of each executive’s position in the market and within the company.

To accomplish these objectives, the Compensation and Management Development Committee of our Board annually reviews and approves our executive compensation program components and target compensation levels, as well as specific performance metrics and targets, payout ranges and actual payouts.

This CD&A describes the compensation of the following NEOs for 2016.

Name	Title
David C. Dvorak	President and Chief Executive Officer
Daniel P. Florin	Senior Vice President and Chief Financial Officer
Katarzyna Mazur-Hofsaess, M.D., Ph.D.	President, Europe, Middle East and Africa (“EMEA”)
Chad F. Phipps	Senior Vice President, General Counsel and Secretary
Sang Yi	President, Asia Pacific (“APAC”)

EXECUTIVE SUMMARY

2016 Business and Financial Highlights

The year 2016 marked our first full year of operating results as Zimmer Biomet, during which we made progress toward realizing the powerful commercial, operational and financial synergies that formed the basis of our landmark merger in 2015. Business and financial highlights from 2016 include the following:

●	Net Sales. We recorded net sales of $7.684 billion in 2016, an increase of 28% over 2015. We generated growth across our broad and complementary musculoskeletal portfolio in 2016, highlighted by the noteworthy acceleration of our S.E.T. category and Asia Pacific region.

●	Operating Profit. As we deployed capital to expand our musculoskeletal portfolio in 2016, we maintained a competitive operating margin profile. Our global teams continue to honor our longstanding commitments to disciplined expense management, process efficiency and quality excellence. Operating profit was $826 million in 2016, an increase of 77% over 2015.

●	Operating Cash Flow. We continued to benefit from our strong cash position in 2016, supporting the flexibility to fund long-term growth drivers, including a number of strategic acquisitions as described below. In addition, we continued to deleverage our balance sheet and return value to stockholders through our dividend program. Net cash provided by operating activities in 2016 was $1.632 billion, an increase of 92% over 2015.

●	Diluted Earnings Per Share (“EPS”). We drove results in 2016 through focused execution and an enduring commitment to commercial and operational excellence around the globe. In 2016, we generated EPS of $1.51, an increase of 96% over 2015.

●	Strategic Investments. In 2016, we made strategic internal and external investments to further broaden and diversity our musculoskeletal portfolio, including the acquisitions of LDR Holding Corporation, which provided us with an immediate position in the growing cervical disc replacement market; Cayenne Medical, Inc., a sports medicine company; Compression Therapy Concepts, Inc., a provider of non-invasive products for the prevention of deep vein thrombosis; CD Diagnostics, Inc., a medical diagnostic testing company; and MedTech SA, a designer and manufacturer of robotic equipment for brain and spine surgeries. These commercial additions have both enhanced our core offerings and expanded our presence in the marketplace.

34	Zimmer Biomet

EXECUTIVE COMPENSATION

●	Quality and Operational Excellence. We are committed to the ongoing optimization and harmonization of our global supply chain, manufacturing and quality infrastructure. We focused significant resources in these areas in 2016, investments intended to achieve excellence in our global quality, supply chain and manufacturing infrastructure and improve future operating results.

●	Net Operating Synergies. In 2016, our employees around the globe continued to successfully drive our detailed plans for unlocking cost savings from the June 2015 merger of Zimmer and Biomet. Their efforts resulted in the delivery of $225 million in net synergies in 2016.

2016 CEO Compensation Decisions

Based on the business and financial performance highlighted above, as well as other factors discussed in this CD&A, the Compensation and Management Development Committee made the following decisions with respect to CEO compensation for 2016:

CEO Pay Element	Committee’s 2016 Decisions	Further Details
Base salary	Increased 3% over 2015	Page 42
Annual cash incentive	No change in target bonus percentage from 2015; 83.4% of target award earned	Pages 42-45
Three-year Zimmer Biomet cash integration incentive	No change in target bonus percentage from 2015; 100.0% of target award earned	Pages 45-46
Long-term incentive (“LTI”) grant (2016-2019 performance period)	No change in grant date fair value from 2015 (50% stock options and 50% performance-based restricted stock units (“PRSUs”))	Pages 46-47
LTI payout (2014-2016 performance period)	76.0% of target award earned under PRSU component of 2014 LTI grant	Pages 47-48

Say on Pay and Stockholder Feedback

Each year, the Compensation and Management Development Committee takes into account the results of the Say on Pay vote cast by our stockholders. At our 2016 annual meeting, stockholders showed solid support for our executive compensation program, with approximately 81% of votes cast approving our advisory Say on Pay resolution. This show of support, although significant, represented a decrease from recent years. In each of 2015, 2014 and 2013, more than 95% of the stockholders who voted on our Say on Pay proposal voted in favor of the proposal.

Since our 2016 annual meeting, we have actively engaged with many of our largest stockholders as part of our normal investor relations activities. At the committee’s request, our executive compensation program was one of the topics discussed during these interactions. The stockholders that we spoke with were supportive of our focus on performance-based compensation and the metrics that we use. They were also supportive of changes that we have made to our executive compensation program over the last several years, some of which are described below.

Potential Issue – Former Practice	Remedy – Current Practice
● Duplicative performance measure used for both the annual cash incentive and the LTI program

●  We use internal total shareholder return (“iTSR”) for the PRSU component of the LTI program, which is not used in the annual cash incentive program

●  iTSR is derived from operating profit growth and free cash flow yield

●  Back testing the iTSR measure revealed a strong correlation (>80%) between our iTSR and external TSR over 3- and 5-year periods

● LTI performance measurement period of one year not aligned with a long enough time horizon	● Three-year performance period more closely reflects creation of stockholder value over the long term

35

EXECUTIVE COMPENSATION

Potential Issue – Former Practice	Remedy – Current Practice
● No portion of LTI vesting tied to performance relative to peers

●  Earning of PRSUs is tied to performance against a target iTSR, and is further subject to a relative TSR modifier based on the S&P 500 Healthcare Index, which requires us to generate competitive returns for our stockholders relative to peers and reinforces alignment with the stockholders’ experience

● In annual cash incentive plan, not enough emphasis on top line results or performance of executives’ specific business unit or geographic area of responsibility

●  For 2016, performance measures and relative weightings applicable to Messrs. Dvorak, Florin and Phipps were:

●  Consolidated revenue (35%)

●  Consolidated adjusted operating profit (35%)

●  Adjusted earnings per share (20%)

●  Consolidated free cash flow (10%)

●  For Dr. Mazur-Hofsaess and Mr. Yi, performance measures and relative weightings were:

●  Geographic revenue (50%)

●  Geographic adjusted operating profit (40%)

●  Geographic free cash flow (10%)

The committee believes that the decreased level of support in 2016 was largely the result of a negative say-on-pay voting recommendation issued by a proxy advisory firm, which we believe was driven by concerns regarding certain one-time awards granted in connection with the Biomet merger in June 2015. In connection with this transformative business combination, the Board appointed a new senior management team to lead Zimmer Biomet. Five of our ten current executive officers previously held senior management positions with Biomet. While continuing the key elements of the legacy Zimmer executive compensation program post-merger, the committee also approved certain one-time awards in 2015 in connection with the merger. The one-time awards were designed to provide equity-based incentives for legacy Biomet executives to accept leadership positions with the combined company and to align our new senior leadership team, as well as to promote the integration of Zimmer and Biomet and the achievement of related net operating synergies, as a successful integration is critical to our long-term value creation strategy.

The committee views the Biomet merger as a landmark combination and the associated one-time awards as uncommon for our company and not indicative of our ongoing compensation practices. For instance, during 2016, as described above, Zimmer Biomet completed numerous acquisitions, but the committee did not grant executives any special one-time awards in connection therewith. In the future, if an opportunity for a transformative business combination similar to the Biomet merger were to arise, the committee will be mindful of possible concerns regarding compensation arrangements as it evaluates what it is in the best interests of our stockholders.

In light of the significant stockholder support of our 2016 Say on Pay proposal and positive feedback from many of our largest stockholders, the committee made no material changes to our executive compensation program for 2017.

36	Zimmer Biomet

EXECUTIVE COMPENSATION

KEY EXECUTIVE COMPENSATION PROGRAM PRACTICES

The committee has designed our executive compensation program and practices to align executives’ financial interests with those of our stockholders. Following is a description of key program features and practices that illustrate this alignment:

✓	Pay for performance. Nearly 90% of our CEO’s total direct compensation is at-risk and variable with performance, including stock price performance.

✓	Challenging performance goals. We set challenging threshold, target and maximum performance goals under our annual and long-term incentive programs, as well as maximum payout caps. Under the annual cash incentive plan, the revenue target must be achieved at 95% for a 50% payout; other metrics must be achieved at 90% for a 50% payout. Achievement below these thresholds would result in zero payout. Historical payouts for our CEO under these plans are shown below:

Year*	CEO Payout (as a Percentage of Target)
	Annual Cash Incentive	LTI (PRSU Component)
2016	83.4%	76.0%
2015	100.0%	86.4%
2014	92.6%	81.6%
2013	84.0%	Not applicable
* With respect to LTI, year represents the final year of the performance period

✓	Clawback of incentive compensation. Awards to executive officers under cash and equity-based incentive compensation plans are subject to clawback in the event of certain financial restatements. In addition, awards under equity-based plans are subject to clawback in the event an officer engages in conduct deemed detrimental to the interests of Zimmer Biomet, including the breach of restrictive covenants or the violation of our Code of Business Conduct and Ethics or other policies, procedures or standards.

✓	Robust stock ownership guidelines. Executives are required to hold equity with a value equal to a multiple of five times salary for our CEO and three times salary for each other NEO. 100% of net after-tax shares received upon vesting or exercise of awards must be retained until an executive meets the required ownership level.

✓	Non-competition agreement required for equity award eligibility. All employees must sign a non-competition agreement as a condition of receiving an equity award. The award is subject to clawback if the agreement is breached.

✓	Policy prohibiting hedging and pledging of company securities.

✓	No repricing or exchange of underwater stock options. Our equity incentive plans prohibit repricing or exchange of underwater stock options without stockholder approval.

✓	No dividends or dividend equivalents accrued or paid on unearned performance-based equity awards.

✓	No employment contracts. Our executives are “at will” employees with no employment agreements.

✓	Moderate, double trigger change in control benefits. Change in control severance benefits have a double-trigger; that is, cash severance, limited to two times target cash compensation, will not be paid, and the vesting of equity awards will not be accelerated, except in the event of a qualifying termination of employment in addition to a change in control.

✓	No excise tax gross-ups in new agreements. We have no gross-up provisions in change in control severance agreements entered into after July 2009.

✓	Limited executive perquisites.

37

EXECUTIVE COMPENSATION

COMPONENTS OF EXECUTIVE COMPENSATION

The following table describes the elements of target direct compensation for 2016. Our executive compensation program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentive opportunities. We also offer retirement plans and welfare benefits that are generally available to all employees, and we provide a very limited range of perquisites or other benefits to our executive officers. The committee seeks to provide a total pay opportunity that is competitive with our closest peer group and industry competitors, but which also places a greater emphasis on at-risk equity-based compensation.

Element and Key Characteristics	Objectives	Determination of Amount
Base salary
● Fixed compensation component payable in cash ● Reviewed annually and adjusted when appropriate	● Provide a base level of competitive cash compensation ● Attract and retain executive talent ● Recognize increased responsibilities through promotional increases

●  Targeted at approximately the 50th percentile of market based on data derived from peer group benchmarking

●  The committee believes this is a reasonably competitive mid-point, appropriate for the only fixed component of compensation

Annual Cash Incentive Opportunity

●  Variable compensation component payable in cash based on performance against established goals and assessment of individual performance

●  Target awards are based on a percentage of base salary

●  Payouts can range between 0% and 200% of target

● Motivate and reward executives for achievement of key financial measures and individual objectives ● Drive specific behaviors that foster short-term and long-term growth and profitability

●  Generally targeted at approximately the 65th percentile of market based on data derived from peer group benchmarking

●  The committee believes this target positioning is appropriate because of the high proportion of compensation that is variable, at risk and tied to challenging performance goals

●  As executives assume greater responsibilities, more of their pay is contingent on company performance

Three-Year Zimmer Biomet Cash Integration Incentive Opportunity

●  Three-year variable compensation component payable in cash based on achievement of synergy targets

●  Target awards are based on a percentage of base salary

●  Payout at target if actual achievement is at or above target; no payout if actual achievement is below target

●  Four measurement periods:
(1) July 1 – December 31, 2015
(2) January 1 – December 31, 2016
(3) January 1 – December 31, 2017
(4) January 1 – June 30, 2018

	● Promote the integration of Zimmer and Biomet and the achievement of related net operating synergies, as a successful integration is critical to our long-term value creation strategy	● For 2016, NEOs’ target opportunities were based on 50% of their annual cash incentive target opportunity

38	Zimmer Biomet

EXECUTIVE COMPENSATION

Element and Key Characteristics	Objectives	Determination of Amount
LTI: PRSUs

●  Three-year performance period

●  Units are earned based on actual results relative to target iTSR, subject to modification based on our TSR relative to the S&P 500 Healthcare Index

●  Payouts can range from 0% to 200% of target

●  Motivate achievement of multi-year performance objectives that enhance stockholder value

●  Align NEOs’ interests with stockholders; earned PRSUs are settled in shares of common stock that are subject to retention requirements under stock ownership guidelines

●  Attract and retain executive talent

●  Generally targeted between the 50th and 75th percentiles of market based on data derived from peer group benchmarking

●  Approximately 50% of the grant date fair value of the 2016 target LTI award to the NEOs was in the form of PRSUs

●  Equity incentives are the most significant component of each NEO’s compensation package

●  The committee believes the emphasis on equity awards is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of stockholders

LTI: Stock Options

●  Nonqualified stock options vest in annual installments over four years with a ten year term, and provide value to NEOs only when stockholders realize positive returns on their investment in the company over a corresponding period

●  Exercise price equal to the fair market value of our common stock on the grant date

●  Motivate NEOs to drive the long-term performance of the company; stock option value is tied directly to stock price performance after the date of grant

●  Align NEOs’ interests with long-term stockholder value; shares received upon exercise of stock options are subject to retention requirements under stock ownership guidelines

●  Attract and retain executive talent

●  Generally targeted between the 50th and 75th percentiles of market based on data derived from peer group benchmarking

●  Approximately 50% of the grant date fair value of the 2016 target LTI award to the NEOs was in the form of stock options

Target compensation for individual executives may vary from the percentiles noted above based on a variety of factors, such as experience and time in the position, the nature of the executive’s responsibilities, criticality of the role and difficulty of replacement, internal equity, retention concerns, individual performance and expected future contributions, readiness for promotion to a higher level, and, in the case of externally recruited executives, compensation earned at a prior employer.

COMPENSATION MIX

Our NEOs’ total direct compensation is heavily weighted toward variable compensation elements, meaning actual amounts earned will differ from targeted amounts as a result of company and individual performance. We emphasize performance-based compensation that appropriately rewards executives for delivering results that meet or exceed multiple pre-established goals over one- and three-year periods, with metrics and targets selected because they are directly linked to our strategic goals. In addition, our long-term incentive program rewards both absolute stock price growth and relative TSR.

39

EXECUTIVE COMPENSATION

With respect to 2016, almost 90% of our CEO’s total direct compensation was variable and tied to our annual and long-term performance, including stock price performance. The committee assesses each NEO’s target total direct compensation opportunity annually to facilitate alignment with the objectives of our compensation program and market practice.

MARKET REVIEW OF 2016 COMPENSATION

To assess whether our compensation was consistent with the target levels described above, in December 2016 the committee reviewed an analysis of our CEO’s target 2016 compensation conducted by Willis Towers Watson. The analysis, which excluded the three-year Zimmer Biomet cash integration incentive opportunity, included the following:

●	base salary;
●	target total cash compensation (base salary + target annual cash incentive);
●	LTI grant date fair value; and
●	target total direct compensation (base salary + target annual cash incentive + LTI).

This information was then compared to competitive pay level compensation information collected for our peer group discussed below. The table below summarizes the market positioning of target compensation for our CEO compared to the data available for the peer group.

Pay Element	2016 Target CEO Positioning	2016 Actual CEO Positioning Based on Peer Group Benchmark Data
Base salary	50th percentile	55th percentile
Target total cash compensation	50th to 65th percentile	43rd percentile
LTI	50th to 75th percentile	51st percentile
Target total direct compensation	50th to 75th percentile	52nd percentile

40	Zimmer Biomet

EXECUTIVE COMPENSATION

THREE-YEAR CEO PAY-FOR-PERFORMANCE ALIGNMENT FOR THE PERIOD 2013-2015

In addition to the market review of 2016 compensation discussed above, Willis Towers Watson assessed, at the committee’s request, the pay-for-performance alignment of our CEO’s compensation over the three-year period ended December 31, 2015. This assessment was intended to evaluate the degree to which the realizable pay of our CEO is aligned with corporate performance. Specifically, Willis Towers Watson examined the extent to which the value realized (or potentially realizable in future years) by our CEO under our executive compensation program was aligned with our total shareholder return performance over the three-year period, relative to the companies in our peer group discussed below. With respect to Zimmer Biomet and each peer company, Willis Towers Watson reviewed the following:

●	TSR over the three-year period; and
●	the CEO’s realizable pay measured cumulatively over three years (i.e., actual value of compensation potentially earned), made up of, as applicable, base salary and annual cash incentives earned, the in-the-money value of stock options granted during the period, the market value of time-vested restricted stock or RSUs granted during the period, and the market or cash value of performance-contingent equity grants awarded and earned during the period. Unearned performance-contingent equity awards were valued at target.

The analysis for the 2013-2015 period revealed that, relative to our peer group, our CEO’s realizable pay was strongly aligned with our TSR performance. Specifically, our CEO’s pay was at the 19th percentile of the peer group, while our TSR performance was at the 26th percentile.

41

EXECUTIVE COMPENSATION

BASE SALARY

Annual base salary increases for our global employee population, including NEOs, are generally effective in April of each year. In setting NEOs’ base salaries for 2016, the committee considered our 2016 employee merit increase guidelines, market data based on peer group benchmarking and internal equity. After considering these factors, as detailed below, the committee approved a base salary increase of (1) 3.0% for Messrs. Dvorak, Florin and Phipps, consistent with the merit increase guidelines for employees based in the U.S.; (2) 3.0% for Dr. Mazur-Hofsaess, slightly above the merit increase guidelines for employees based in Switzerland; and (3) 4.5% for Mr. Yi, consistent with the merit increase guidelines for employees based in Singapore.

NEO	Base Salary Effective April 2016 ($)	Percentage Increase Relative to 2015
David C. Dvorak	1,119,600	3.0%
Daniel P. Florin	566,500	3.0%
Katarzyna Mazur-Hofsaess(1)	617,137	3.0%
Chad F. Phipps	473,800	3.0%
Sang Yi(2)	465,847	4.5%
(1)	Dr. Mazur-Hofsaess’ compensation is paid in Swiss Francs and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2016 of 1 CHF = 1.015530 USD.

(2)	Mr. Yi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2016 of 1 SGD = 0.724716 USD.

CASH INCENTIVES

2016 Annual Cash Incentive Payouts

Based on company and individual performance as described more fully below, the committee determined that our CEO would receive a payout of 83.4% of his target opportunity under our annual cash incentive plan framework for 2016, while the other NEOs would receive payouts from 83.4% to 86.8% of their respective target opportunities, as follows:

NEO	Annual Cash Incentive Plan Framework Opportunity (at Target Performance) ($)	Actual Payment ($)	Actual Payment as a Percentage of Target Framework Opportunity
David C. Dvorak	1,445,700	1,205,714	83.4%
Daniel P. Florin	506,423	422,357	83.4%
Katarzyna Mazur-Hofsaess(1)	490,115	415,829	84.8%
Chad F. Phipps	376,492	313,995	83.4%
Sang Yi(2)	367,325	318,839	86.8%
(1)	Dr. Mazur-Hofsaess’ compensation is paid in Swiss Francs and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2016 of 1 CHF = 1.015530 USD.

(2)	Mr. Yi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2016 of 1 SGD = 0.724716 USD.

Section 162(m) Plan

In February 2016, the committee identified participants and established an upper limit on annual cash incentive compensation that could be paid to NEOs for 2016 under the stockholder-approved Zimmer Biomet Holdings, Inc. Executive Performance Incentive Plan (the “Section 162(m) Plan” or the “EPIP”) based on net earnings for 2016. The

42	Zimmer Biomet

EXECUTIVE COMPENSATION

Section 162(m) Plan is designed to ensure that annual cash incentive compensation payable to NEOs qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under the Section 162(m) Plan, if we reported net earnings for 2016, a cash incentive of 5% of our 2016 net earnings would be payable to each NEO, subject to a maximum of 400% of such NEO’s base salary as of January 1, 2016, and subject to the committee’s ability to exercise negative discretion to reduce the amount of the actual payout to each NEO. The committee recognized that the potential payouts under the Section 162(m) Plan would be significantly larger than normal payout opportunities for annual cash incentives, and therefore the committee stated its expectation that it would exercise negative discretion as appropriate to reduce each NEO’s payout under the Section 162(m) Plan based on the committee’s consideration of performance relative to the metrics and terms set forth in an annual cash incentive plan framework that it established, as described below.

In February 2017, the committee certified 2016 net earnings achievement and the maximum annual cash incentive payable to each NEO under the Section 162(m) Plan. It then exercised negative discretion to adjust the actual payments to a level it deemed appropriate for each NEO according to the annual cash incentive plan framework and the committee’s consideration of the NEO’s individual performance, as described below.

Annual Cash Incentive Plan Framework

In February 2016, the committee established an annual cash incentive plan framework, intended to guide the committee’s exercise of negative discretion in connection with payouts under the Section 162(m) Plan. The annual cash incentive plan framework sets forth the participants, financial performance metrics, relative weightings, performance targets, associated payout curves and individual metrics that the committee expected to apply to assess performance of the NEOs in the exercise of its negative discretion.

In determining target award percentages under the annual cash incentive plan framework used to guide the exercise of its negative discretion under the Section 162(m) Plan, the committee reviewed the NEOs’ job responsibilities, market data based on peer group benchmarking and internal equity. After considering these factors, the committee decided to make no changes to any of the NEO’s target award percentages for 2016, as follows:

NEO	2016 Target Award (Percentage of Base Salary)	2015 Target Award (Percentage of Base Salary)
David C. Dvorak	130%	130%
Daniel P. Florin	90%	90%
Katarzyna Mazur-Hofsaess	80%	80%
Chad F. Phipps	80%	80%
Sang Yi	80%	80%

The committee selected four financial measures by which to assess our 2016 performance for purposes of the annual cash incentive plan framework and the exercise of its negative discretion under the Section 162(m) Plan. These financial measures are included in the stockholder-approved Section 162(m) Plan as types of performance measures that can be used to determine awards to participants under that plan. The below table shows the selected performance measures, their respective weightings and the rationale for their selection.

Performance Measure	Weighting	Rationale
Constant currency revenue	35% (Dvorak, Florin, Phipps) 50% (Mazur-Hofsaess, Yi)	One of the measures as to which we provide external guidance; focuses executives appropriately on top-line sales growth
Adjusted operating profit	35% (Dvorak, Florin, Phipps) 40% (Mazur-Hofsaess, Yi)	Sharpens executives’ focus on driving sales growth, operating efficiencies and margin expansion
Free cash flow	10% (All NEOs)	Focuses executives on cash, inventory, receivables and payables management
Adjusted EPS	20% (Dvorak, Florin, Phipps) 0% (Mazur-Hofsaess, Yi)	Another measure as to which we provide external guidance; measures bottom line performance and ties rewards to productivity improvements

43

EXECUTIVE COMPENSATION

With respect to Messrs. Dvorak, Florin and Phipps, the committee set performance metrics based on the company’s consolidated results. With respect to Dr. Mazur-Hofsaess and Mr. Yi, executives with top-line responsibility for geographic segments, the committee set performance metrics based on the executives’ respective areas of responsibility, rather than on consolidated results. The committee believes this approach more closely aligns those executives’ pay with the performance of the geographic area for which they are primarily responsible.

The committee established specific goals for each of the measures in February 2016 based on the operating plan approved by the Board. Because the operating plan forms the basis for both the company’s annual sales and earnings guidance communicated to investors and the annual cash incentive plan framework, the interests of the NEOs are aligned with those of stockholders.

These performance measures, targets, our actual performance against the targets and the resulting achievement and payout percentages were as follows for 2016:

2016 Annual Cash Incentive Plan Framework	($ in millions, except EPS)		Achievement(6)(7) (%)	Weight (%)	Weighted payout(6) (%)
	Target	Actual
Performance and Payout Percentages	($)	($)
Corporate – Messrs. Dvorak, Florin and Phipps
Adjusted EPS(1)	8.00	7.96	99.5	20		19.5
Consolidated adjusted operating profit(2)	2,554	2,473	96.8	35		29.4
Consolidated constant currency revenue(3)	7,750	7,600	98.1	35		28.2
Consolidated free cash flow(4)	1,156	1,069	92.4	10		6.2
					Total	83.4
EMEA – Dr. Mazur-Hofsaess
EMEA adjusted operating profit – ex Dental and CMF&T(5)	508	502	98.7	40		37.5
EMEA revenue – ex Dental and CMF&T	1,570	1,545	98.4	50		42.0
EMEA free cash flow	366	338	92.6	10		6.3
					Total	85.7
APAC – Mr. Yi
APAC adjusted operating profit – ex Dental and CMF&T	477	457	95.8	40		31.6
APAC revenue – ex Dental and CMF&T	1,036	1,035	99.9	50		49.5
APAC free cash flow	402	366	91.2	10		5.6
					Total	86.8

(1)	Consistent with past practice, the committee adjusted the reported results on which certain annual cash incentive plan framework measures were determined to eliminate the effects of certain items. Adjusted EPS for purposes of the annual cash incentive plan framework is calculated the same way it is calculated in our earnings announcements. The committee reviews all adjustments and retains discretion to reduce compensation below the amounts that are yielded by use of the adjusted EPS measure reported to the investment community. For a reconciliation of adjusted EPS to EPS computed in accordance with GAAP, see page 27 of our 2016 Form 10-K.

(2)	Consolidated adjusted operating profit is arrived at by adjusting reported consolidated operating profit on a pre-tax basis for the same items used to calculate adjusted EPS, as follows: reported consolidated operating profit ($825.9 million) plus inventory step-up and other inventory and manufacturing-related charges ($469.1 million), intangible asset amortization ($565.9 million), Biomet merger-related special items ($487.3 million) and other special items ($124.5 million).

(3)	Revenue targets were based on a constant currency growth rate over 2015. Actual results have been adjusted to state 2016 revenue at the budgeted foreign currency translation rate, as follows: reported revenue ($7,684 million) less foreign currency translation adjustment ($84 million).

(4)	Consolidated free cash flow is net cash provided by operating activities ($1,632.2 million) less additions to instruments ($345.5 million) and other property, plant and equipment ($184.7 million). For 2016, the committee reviewed actual results relative to the assumptions built into the annual operating plan and exercised its judgment and negative discretion to reduce free cash flow for purposes of the annual cash incentive plan framework by $33.0 million.

(5)	CMF&T is our craniomaxillofacial and thoracic product category.

(6)	Achievement percentages, weighted payout percentages and total weighted payout percentages are computed from the underlying whole numbers rather than the rounded numbers presented in this table and, therefore, the percentages and totals may not correspond exactly to the rounded numbers.

(7)	The achievement percentage for each performance measure was applied to the relevant payout curve set forth below to determine the payout percentage for that measure. The resulting payout percentages were then weighted and summed to determine the total overall payout percentage.

44	Zimmer Biomet

EXECUTIVE COMPENSATION

Payout curves applied to performance measures
Adjusted EPS, adjusted operating profit and free cash flow
Achievement Percentage	Payout Percentage
120%+	200%
100%	100%
90%	50%
Less than 90%	0%
Revenue
Achievement Percentage	Payout Percentage
105%+	200%
100%	100%
95%	50%
Less than 95%	0%

Individual Performance

Once the potential payout amounts under the annual cash incentive plan framework used to guide the exercise of the committee’s negative discretion under the Section 162(m) Plan were computed for each NEO based on our financial performance as described above, the committee considered each NEO’s individual performance during 2016 to determine the actual cash incentive payments. The committee and other independent directors met to review Mr. Dvorak’s performance based on his achievement of goals and objectives, his contribution to our overall performance and other leadership accomplishments. The committee’s assessment of other officers required significant input from Mr. Dvorak. The committee received a performance assessment from Mr. Dvorak and also exercised its judgment based on its interactions with the officer. In assessing individual performance of the NEOs, the committee considered goals pertaining to corporate strategy, corporate compliance and regulatory compliance, including product quality and safety, among other areas.

Based on its assessment of individual performance, the committee determined the actual cash incentive payments it deemed appropriate for each NEO. With respect to each of Messrs. Dvorak, Florin, Phipps and Yi, the committee approved actual payments equal to the weighted payout percentages under the annual cash incentive plan framework set forth above. With respect to Dr. Mazur-Hofsaess, the committee exercised additional negative discretion to reduce her actual payment below the weighted payout percentage under the annual cash incentive plan framework from 85.7% to 84.8%, as set forth above.

Three-Year Zimmer Biomet Cash Integration Incentive Plan

The committee adopted a three-year cash integration incentive plan upon the closing of the Biomet merger in June 2015. In adopting the plan, it was the committee’s desire to promote the integration of Zimmer and Biomet, which is critical to our long-term value creation strategy and to achieving target synergies over the first three years post-closing. Further, the committee desired to provide a global cash incentive program that would align the interests of identified key individuals who would be accountable and responsible for delivery of annual net synergy targets. The committee approved a three-year plan that has four measurement periods: (1) July 1–December 31, 2015; (2) 2016; (3) 2017; and (4) January 1–June 30, 2018, with cash payouts contingent upon meeting or exceeding net synergy targets during each of those measurement periods. If actual achievement is below target in any measurement period, there will be no payout for that measurement period. If actual achievement is at or above target, payout will be at target, subject to the exercise of negative discretion. For the 2016 measurement period, NEOs’ target payout opportunities under this plan were equal to 50% of their respective target opportunities under the annual cash incentive plan framework.

45

EXECUTIVE COMPENSATION

The performance measure, target, our actual performance against the target and the resulting achievement and payout percentage were as follows for 2016:

	(In millions)
Performance measure	Target ($)	Actual ($)	Achievement (%)	Payout (%)
Earnings before interest and taxes from integration cost synergies related to the Zimmer Biomet merger, net of revenue dis-synergies (“net EBIT synergies”)	249	252	101.2	100

Although actual achievement of net EBIT synergies of $252 million exceeded target on a consolidated basis for 2016, the committee chose to exercise negative discretion with respect to the payout for Dr. Mazur-Hofsaess, as the actual achievement of net EBIT synergies for the EMEA region was slightly below target. Accordingly, the committee approved payouts for the NEOs under this plan totaling approximately $1.6 million for 2016, or approximately six tenths of one percent (0.6%) of the net EBIT synergies achieved for 2016, as shown below:

NEO	Opportunity (at Target Performance) ($)	Actual Payment ($)	Actual Payment as a Percentage of Target Opportunity
David C. Dvorak	727,740	727,740	100%
Daniel P. Florin	254,925	254,925	100%
Katarzyna Mazur-Hofsaess(1)	246,855	241,918	98%
Chad F. Phipps	189,520	189,520	100%
Sang Yi(2)	186,339	186,339	100%
Total	1,605,379	1,600,442
(1)	Dr. Mazur-Hofsaess’ compensation is paid in Swiss Francs and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2016 of 1 CHF = 1.015530 USD.

(2)	Mr. Yi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2016 of 1 SGD = 0.724716 USD.

EQUITY-BASED INCENTIVES

In 2016, the committee awarded two types of equity-based incentive awards to our NEOs:

●	an annual grant of stock options; and
●	an annual grant of PRSUs, which PRSUs will be earned based on 2016-2018 performance and will vest in 2019.

Each of these awards is discussed further below.

Annual Long-Term Equity-Based Awards

In determining target grant values for the annual grant of long-term equity-based awards, the committee reviewed market data based on peer group benchmarking. This review focused on determining grant levels that would be competitive with equity awards provided to similarly situated officers in our peer group. In addition to reviewing market data, the committee took into consideration the target grant value awarded to each NEO in 2015 and each NEO’s 2015 performance, including his or her contribution to the company’s 2015 performance. Further, the committee took into consideration the committee’s expectations of each NEO’s future contributions to the company, internal equity principles, shares available to be granted, potential stockholder dilution and the expense associated with stock-based compensation. After considering these factors, the committee set target grant values that were intended to range from approximately the 50th to the 75th percentiles of the peer group. The committee considered these target grant values in connection with its determination of each NEO’s total compensation for 2016.

Annual equity-based awards granted to the NEOs in 2016 included an equal mix (based on grant date fair value) of stock options and PRSUs. Stock options will have value only to the extent our stock price rises after the grant date and the vesting of PRSUs is contingent on achievement of an objective financial performance measure over a

46	Zimmer Biomet

EXECUTIVE COMPENSATION

three-year period. No time-based RSUs were granted to NEOs in 2016; thus, all equity-based compensation is tied to the creation of incremental stockholder value.

The committee uses iTSR over a three-year period as the performance measure applicable to the PRSU component of the annual LTI grant. iTSR is a function of operating profit growth and free cash flow yield, measures that management can influence to support our long-term business strategies. For 2016, the committee set a performance target for iTSR of 12% for the three-year period 2016-2018. Possible payouts for the PRSUs range from zero if actual 2016-2018 iTSR is less than 50% of target performance to 200% if actual 2016-2018 iTSR is at least 141.67% of target. The payout percentage is subject to modification (but not below 0% or above 200%) based on the company’s external TSR relative to the TSR performance of the S&P 500 Healthcare Index over the same period (the “relative TSR modifier”). PRSUs earned based on 2016-2018 performance will vest in 2019.

The committee believes the current plan design is strongly correlated to external TSR. Back testing the iTSR measure has confirmed a historically strong correlation between the company’s iTSR and TSR over three- and five-year periods since 2001. The current design also minimizes duplication with the annual cash incentive program.

Actual Performance under the 2014-2016 PRSU Grant

For PRSUs granted in 2014 with a 2014-2016 performance period, our actual performance against the iTSR target, the impact of the relative TSR modifier and the resulting payout percentage are shown below:

2014-2016 PRSUs – Performance and Payout Percentages
	Target (%)	Actual(1) (%)	Achievement Percentage/ Preliminary Payout Percentage(2) (%)	Relative TSR Modifier(3) (%)	Final Payout Percentage(4) (%)
Three-Year iTSR (2014-2016)	12.0%	11.4%	95.0%	-20.0%	76.0%

(1)    See below for the computation of iTSR for 2014-2016.

(2)    11.4 / 12.0 = 95.0%; see below for the payout curve.

(3)    See below for details on relative TSR and the resulting modifier.

(4)    95.0%-(95.0% x 20.0%) = 76.0%

Computation of iTSR (2014 – 2016) ($ in millions)

iTSR = [((Year 3 Adjusted Op. Profit × Valuation Multiple) + Aggregate Adjusted Free Cash Flow for Years 1-3) ÷ EV]1/3 – 1

iTSR = [((Y3AOP × (EV ÷ 2013OP)) + FCF) ÷ EV]1/3 – 1

iTSR = [(($1,975 × ($15,698 ÷ $1,036)) + $8,264) ÷ $15,698]1/3 – 1

iTSR = [(($1,975 x 15.2) + (8,264)) ÷ $15,698]1/3 – 1

iTSR = 11.4%

Y3AOP	2016 Operating Profit,		($ in millions)

adjusted for Biomet acquisition and 2016 acquisitions
(acquisitions over $500M)

●    Acquiredoperating profit for the portion of the year prior to closing is included

●   Dealpremium and integration costs spread over 3 years to allow time for synergy realization

		Operating Profit + Adjustments due to acquisitions + Acquired operating profit (loss) - Deal premium amortization	$ 827 1,346 (23) (175) $ 1,975

Valuation Multiple	EV ÷ 2013OP		15.2
EV	Enterprise Value as of 12/31/2013	Market Capitalization + Debt - Cash - Short-term investments	$ 15,833 1,673 (1,081) (727) $ 15,698
2013OP	2013 Operating Profit		$ 1,036

47

EXECUTIVE COMPENSATION

FCF

Aggregate Adjusted Free Cash Flow for 2014-2016, adjusted for Biomet acquisition and 2016 acquisitions (acquisitions over $500M)

●    Acquired free cash flow for the portion of the year prior to closing is included

●    Deal premium and integration costs spread over 3 years to allow time for synergy realization

Net Cash Provided by Operating Activities

- Additions to instruments

- Additions to other property, plant and equip.

- Investments in other assets

+ Interest expense (tax effected)

+ Acquired free cash flow from acquisitions

+ Adjustments due to acquisitions (tax effected)

- Acquired earnings at Valuation Multiple

- Deal premium amortization

$ 3,547 (808) (498) (102) 561 201 728 (11,425) (468) $ (8,264)

Relative TSR Modifier:
S&P 500 Healthcare (Sector)
2014 – 2016 TSR
75th Percentile	16.38%
Median	9.67%
25th Percentile	4.58%
Zimmer Biomet Holdings, Inc.	4.34%
Zimmer Biomet’s Ranking	24th Percentile

Impact of Relative TSR Modifier on Payout Percentage
ZBH Three-Year TSR Relative to the S&P 500 Health Care (Sector)	Impact of Modifier on Payout Percentage(1)
Upper Quartile – Relative TSR at 75th Percentile or Above	+20%
Median – Relative TSR at 50th Percentile	+/-0%
Lower Quartile – Relative TSR at 25th Percentile or Below	-20%
(1) Linear interpolations between specified percentages.

Payout Curve Applicable to 2014-2016 PRSU Grant
Actual Performance as a Percentage of Targeted Performance(1)	iTSR for the Performance Period	Percentage of Target Award Earned(1)(2)
Less than 50.00%	Less than 6%	None
Minimum 50.00%	6%	50.00%
Target 100.00%	12%	100.00%
Maximum 158.33%	19%	200.00%
(1) Linear interpolations between specified percentages.
(2) Subject to modification based on the company’s iTSR performance as compared to the relative TSR modifier.

48	Zimmer Biomet

EXECUTIVE COMPENSATION

OTHER COMPENSATION

Employment and Change in Control Severance Agreements

We do not have employment agreements with any of our executive officers. However, we have entered into change in control severance agreements with each of them. These agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change in control.

These agreements are “double triggered,” which means that an executive is only entitled to severance payments if:

●	we experience a change in control as defined in the agreement; and
●	the executive’s employment is terminated in a qualifying termination.

The committee believes that it is appropriate to provide the NEOs with the specified severance in the event that their employment is terminated in connection with a change in control or their position is modified in such a way as to diminish their compensation, authority or responsibilities. See “Change in Control Arrangements” in the narrative discussion following the Potential Payments upon Termination of Employment table for a more detailed description of the material terms of these agreements.

Since 2009, all change in control severance agreements that we have entered into with newly hired or promoted executives contain no excise tax gross-up provisions. Accordingly, our agreements with Messrs. Florin and Yi and Dr. Mazur-Hofsaess contain no such provisions.

Severance Benefits (Unrelated to a Change in Control)

We maintain a severance plan generally applicable to all U.S.-based full-time employees, including executives. The plan provides compensation to employees in the event of an involuntary termination without cause, based primarily on the employee’s years of service with us. The severance plan does not discriminate in favor of executives. From time to time when deemed appropriate by the committee, we have entered into separately negotiated severance agreements with executives upon their involuntary termination of employment without cause. Whether benefits are payable pursuant to the plan or separate agreement, employees must sign a general release of claims as a condition to receipt of severance benefits and continue to be bound by the terms of their non-competition agreements with us. A former employee who breaches his or her non-competition agreement with us must repay all severance benefits received. In addition, if facts are later discovered that would have warranted an employee’s termination for cause (rather than without cause), the employee must repay to us all severance benefits received.

Retirement and Other Post-Employment Benefits

During 2016, NEOs based in the U.S. were eligible to participate in the following plans:

●	our 401(k) plan; and
●	our deferred compensation plan (“DCP”).

Mr. Dvorak was also eligible to participate in the following plans:

●	our U.S. defined benefit pension plan; and
●	the benefit equalization plan that supplements the pension plan (“pension BEP”).

We originally established the 401(k) plan, the pension plan and the pension BEP in 2001 to maintain levels of benefits consistent with those of our former parent company. Only employees hired before September 2, 2002 may participate in the pension plan and the pension BEP. We established the DCP in 2016 following the Biomet merger to harmonize and align the legacy Zimmer and Biomet benefit plan offerings. The DCP provides our executive officers with the opportunity to defer each year, on a pre-tax basis, up to 50% of base salary and up to 95% of annual incentive awards. With the adoption of the DCP, we amended two legacy Zimmer plans to remove provisions of those plans that allowed executives to defer compensation.

49

EXECUTIVE COMPENSATION

We offer retirement and post-employment benefit plans in an effort to remain competitive with market practices, retain talented employees, assist employees in preparing for retirement, provide income to employees following retirement and, in the case of the pension BEP and the DCP, provide benefits to eligible employees that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation is not subject to limits under U.S. law. We believe that the total retirement benefits we provide are comparable to the retirement benefits provided by other companies within the medical device and biotech industries. We took the limited availability of the pension plan and the pension BEP into account when we determined to provide enhanced benefits to affected employees under our 401(k) plan. Additionally, the cost of providing retirement benefits generally affects decisions regarding the types and amounts of other compensation and benefits that we may offer our employee population as a whole, but the provision of, or an NEO’s accumulated benefit under, our retirement plans generally does not affect decisions regarding the types or amounts of other compensation paid to that NEO in a given year. These plans are discussed in greater detail in the narratives following the Pension Benefits in 2016 table and the Nonqualified Deferred Compensation in 2016 table. For a description of the non-U.S. plans in which Dr. Mazur-Hofsaess and Mr. Yi participate, see the Pension Benefits in 2016 table and the narrative that follows it.

Disability Compensation

NEOs based in the U.S. may participate in the Restated Zimmer Biomet Holdings, Inc. Long-Term Disability Income Plan for Highly Compensated Employees. This plan is funded from our general assets and individual disability insurance policies we pay for. The plan provides disability benefits, as a percentage of total compensation, that are comparable to benefits provided to employees whose compensation is not limited for purposes of determining benefits payable under our base long-term disability insurance plan.

Perquisites

We provide executive officers with a limited range of perquisites or other benefits not generally available to all salaried employees. For 2016, these included the DCP, the pension BEP, applicable non-U.S. pension plans and the long-term disability income plan discussed above. We do not provide executives with company cars or car allowances unless they are living overseas and such practices are consistent with local market practice. Non-business use of our aircraft is limited and infrequent.

We provide all management-level employees who relocate their principal residence at our request with benefits provided under our relocation assistance program, including, for example, reimbursement of temporary housing and moving expenses. We provided relocation assistance to Mr. Yi in 2016 in connection with his family’s relocation from Korea to Singapore following his promotion to President, APAC. This amount is reflected in the “All Other Compensation” column of the Summary Compensation Table.

In 2016, at the committee’s request, Willis Towers Watson reviewed our existing perquisite program in light of current market practices and emerging trends. This review revealed that, compared to our compensation peer group and general market practice, our perquisites were minimal and consistent with current market trends of decreased perquisite offerings.

THE COMMITTEE’S PROCESSES AND ANALYSES

Role of Committee and Input from Management. The committee is responsible for determining our executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our NEOs.

When setting compensation for our executives, the committee receives input from management and from Willis Towers Watson. The committee gives significant consideration to the recommendations of management when setting compensation for our NEOs other than Mr. Dvorak. Management’s recommendations include specific amounts for base salaries, target cash incentive opportunities and equity-based awards. These recommendations are typically developed initially by our human resources personnel, taking into consideration such factors as compensation history,

50	Zimmer Biomet

EXECUTIVE COMPENSATION

tenure, internal equity, responsibilities and retention concerns to maintain consistency among our executives. These recommendations are then reviewed, and may be changed, by Mr. Dvorak, who also considers his own assessment of the performance of each executive officer other than himself. Mr. Dvorak, our Senior Vice President, Global Human Resources and our Vice President, Global Compensation, Benefits, HRIS and HR Operations participate in committee meetings, at the request of the committee, to provide background information and explanations supporting compensation recommendations.

The committee itself reviews Mr. Dvorak’s performance and determines his compensation without his participation. The committee considers the company’s performance on an operational and financial basis and the committee’s assessment of Mr. Dvorak’s contributions during the year and overall performance. The committee receives input and recommendations with respect to Mr. Dvorak’s compensation from Willis Towers Watson.

The committee also reviews and approves actions related to other aspects of compensation that affect employees below the senior executive level, including compensation philosophy, annual incentive plan design and performance goals, equity award design and performance goals, equity value ranges and share pools.

Use of Peer Group Data. The committee reviews compensation data for a peer group of publicly traded companies, including other large medical device manufacturers and companies with whom we compete for business and for executive talent, to assess executive compensation levels, equity usage and incentive plan design and for performance comparisons. The peer group data is one of several inputs the committee considers when making compensation determinations. At the time compensation recommendations were developed and decisions were made relating to 2016 compensation, the following companies made up the peer group:

2016 Peer Group
C.R. Bard, Inc.
Baxter International Inc.
Becton, Dickinson and Company
Boston Scientific Corporation
Medtronic plc
Quest Diagnostics Incorporated
St. Jude Medical, Inc.
Stryker Corporation
Thermo Fisher Scientific Inc.
Varian Medical Systems, Inc.

The committee routinely reviews the continuing relevancy of the companies in the peer group and makes changes as circumstances warrant. In May 2016, the committee reviewed the existing peer group and possible additions to the peer group with the assistance of Willis Towers Watson. The committee noted at that time that the peer group had been reduced from 13 to 10 companies during 2015 as a result of industry consolidation and merger and acquisition activity and that a peer group of 10 companies was at the lower end of the range of the desired number of peer companies. As part of its review, the committee took into consideration business focus, market capitalization, revenues, the public availability of compensation and financial performance information and competition for executive talent. Consistent with Willis Towers Watson’s recommendation, the committee added Edwards Lifesciences Corporation to the peer group, increasing the number of peer companies from 10 to 11.

Role of Compensation Consultant. The committee has engaged Willis Towers Watson to provide advice and guidance to the committee on compensation proposals, including changes to compensation levels, the design of incentive plans, the setting of performance goals, and the design of other forms of compensation and benefits programs, as well as relevant information about market practices and trends. Typically, Willis Towers Watson attends committee meetings, reviews existing compensation programs to ensure consistency with our compensation philosophy and current market practices, and produces the comparative information derived from peer group and published survey data that the committee reviews when setting compensation. With respect to 2016, Willis Towers Watson’s major activities included:

●	reviewing the pay-for-performance alignment of our executive compensation program;
●	reviewing our annual and long-term incentive plan design structure;

51

EXECUTIVE COMPENSATION

●	reviewing performance measures and targets for the annual and long-term incentive programs;
●	reviewing our executive perquisite program;
●	reviewing current issues and trends in executive compensation;
●	developing recommendations regarding the composition of the peer group we use to provide comparative market data;
●	performing a market review of executive officer compensation;
●	assisting with executive compensation disclosures for the annual proxy statement filing; and
●	assessing our executive compensation program and its relationship to organizational risk. The results of this assessment are discussed on page 25.

For many years, we have used the services of health and welfare benefit plan consultants formerly associated with the firm of Towers Perrin. As a result of the merger of the Watson Wyatt and Towers Perrin consulting firms in 2010, our longstanding health and welfare consultants are now associated with the same firm as the committee’s compensation consultant.

In accordance with SEC rules, the committee considered the following factors to help it determine whether Willis Towers Watson’s work has raised any conflicts of interest:

Other services provided by Willis Towers Watson: The following table shows the fees that we paid or accrued for consulting services related to executive and director compensation and all other services provided by Willis Towers Watson in 2016. All of the services described in the following fee table were approved by the committee:

Director and Executive Compensation Consulting Fees	$295,000
Health and Welfare Benefit Plan Consulting Fees	849,774
Total	$1,144,774

Fees paid to Willis Towers Watson relative to its total revenue: The total fees we paid to Willis Towers Watson in 2016 ($1.1 million) represented approximately one hundredth of one percent (0.01%) of Willis Towers Watson’s revenue for its 2016 fiscal year ($7.9 billion).

Policies and procedures to prevent conflicts of interest: Willis Towers Watson has represented to the committee that it has a range of robust policies and protocols in place that are intended to ensure that its advice is fully objective and independent. Among numerous other policies, these include:

●	Neither the lead compensation consultant nor any member of his team (each, a “Willis Towers Watson team member”) participates in any of the other consulting services provided to us by Willis Towers Watson.
●	No Willis Towers Watson team member is compensated or rewarded in any way for the other consulting services provided to us.

In addition, the committee has adopted a policy, described in more detail below, under which the committee must approve in advance all consulting services provided to us by Willis Towers Watson and its affiliates.

Consultant relationships with committee members: No Willis Towers Watson team member has any business or personal relationship with any member of the committee. Further, aside from the professional services which Willis Towers Watson may provide to other companies on whose boards of directors our committee members may serve, no member of our committee has a business or personal relationship with the firm Willis Towers Watson.

Consultant stock ownership: Willis Towers Watson has represented to the committee that no Willis Towers Watson team member directly owns any Zimmer Biomet stock.

Consultant relationships with executive officers: No Willis Towers Watson team member has any business or personal relationship with an executive officer of Zimmer Biomet. Further, aside from the company’s business relationship, no company executive officer has a business or personal relationship with the firm Willis Towers Watson.

Based on its review of these factors, the committee concluded that the work of Willis Towers Watson did not raise any conflicts of interest.

The committee has adopted a policy under which the committee must approve in advance all consulting services provided to us by Willis Towers Watson and its affiliates. Pursuant to the policy, the Willis Towers Watson fee budget for all services to be provided during the following fiscal year is presented to the committee for review and approval at its December meeting. Having this authority permits the committee to make real time assessments of the magnitude

52	Zimmer Biomet

EXECUTIVE COMPENSATION

of fees being charged by Willis Towers Watson for other work and, to the extent those fees could give rise to a potential conflict of interest, to disapprove that work. The following additional protocols govern all of Willis Towers Watson’s engagements with us:

●	To the extent that a service can be forecasted in advance, approval may be given by the committee as part of the fee budget presented to the committee.
●	With respect to a service that is identified after the budget is approved, the scope and cost of the service are to be provided to the Vice President, Global Compensation, Benefits, HRIS and HR Operations, who will arrange to request approval.
●	The committee has delegated to its Chair the authority to pre-approve services to be provided by Willis Towers Watson, provided that such services do not exceed an aggregate of $100,000 annually.
●	Approvals given by the Chair using this delegation of authority are to be reported to the full committee at its next meeting.
●	Annually, the committee is to receive a report of the total fees we paid to Willis Towers Watson and its affiliates for executive or director compensation services and all other services.

GOVERNANCE FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Equity Incentive Grant Practices

The committee approves equity-based awards to NEOs at approximately the same time each year, during its first regularly-scheduled meeting of the year, typically in February. In 2016, the committee established a mid-March grant date for annual equity grants to all eligible employees. The mid-March grant date timing was driven by these considerations:

●	It coincides with our calendar-year-based performance management cycle, allowing supervisors to communicate the equity award decisions close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.
●	It follows the annual earnings release and the filing of our Annual Report on Form 10-K.
●	The annual operating plan is available at that time and is considered by the committee when setting targets for performance measures.

The committee approves target grant values for stock options and PRSUs prior to the grant date. On the grant date, those values are converted to a number of options and PRSUs based on:

●	the average of the high and the low selling prices of our common stock on the grant date; and
●	the same valuation methodology we use to determine the accounting expense of the grants under ASC 718.

The committee typically delegates authority to Mr. Dvorak to grant a limited number of equity-based awards for purposes of attracting new employees, rewarding superior employee performance and recognizing exceptional effort and commitment as he deems appropriate from time to time. He is not authorized to grant awards to executive-level employees or new hires for executive-level positions. The aggregate number of shares underlying all such grants by Mr. Dvorak during 2016 was limited to approximately 350,000. He subsequently reports any such grants he makes to the committee. Grants to new hires and other off-cycle grants are effective on the first trading day of the month following the later of Mr. Dvorak’s approval of the grant or the new hire’s start date.

Under the terms of our management stock incentive plan and corresponding award agreements, the vesting of stock options held for at least one year accelerates upon the employee’s retirement, reaching age 60, death or involuntary termination without cause if the employee executes a general release of claims. In the case of retired or deceased employees, the options remain exercisable for the original option term. If the employee’s employment ends for a reason other than retirement or death as defined in the plan, the employee will have three months from the date of termination to exercise. We believe these practices enhance the effectiveness of stock options granted to more experienced employees. The committee does not consider these accelerated vesting practices when it determines the type or number of awards granted to a particular employee in any given year.

53

EXECUTIVE COMPENSATION

Executive Stock Ownership Guidelines

The NEOs must meet stock ownership guidelines set by the Board. The committee oversees compliance with these guidelines and periodically reviews the guidelines. The guidelines require Mr. Dvorak to own shares or units with a value equal to at least five times his base salary and the other NEOs to own shares or units with a value equal to at least three times their base salaries. All shares and units owned by the NEO count toward these guidelines, including shares owned indirectly, shares held in our employee stock purchase plan, as well as restricted shares, RSUs and PRSUs (at the target award level). In addition, one-half of the unrealized gain on vested stock options is counted toward these guidelines. NEOs subject to the guidelines may not sell shares acquired through option exercises or vesting of restricted stock, RSUs or PRSUs (other than to cover any required tax withholding obligation) until the minimum ownership requirements have been satisfied. As shown in the below table, all NEOs are in compliance with the guidelines. We have approved procedures by which every executive officer must obtain clearance prior to selling any shares of our common stock, in part to ensure no executive falls out of compliance with the stock ownership guidelines.

NEO	Multiple of Salary Required	Date by Which Requirement Must Be Met	Multiple of Salary Held as of January 4, 2017	In Compliance
David C. Dvorak	5x	Now	>50x	Yes
Daniel P. Florin	3x	June 2020	>8x	Yes
Katarzyna Mazur-Hofsaess	3x	May 2018	>5x	Yes
Chad F. Phipps	3x	Now	>15x	Yes
Sang Yi	3x	June 2020	>3x	Yes

Executive Compensation Recoupment Policy

In February 2011, the Board adopted an executive compensation recoupment policy. This policy applies to cash incentive compensation paid and equity incentive awards granted to executive officers. In the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under federal securities laws, the Board will review the facts and circumstances that led to the requirement for the restatement and take any actions it deems appropriate with respect to incentive-based compensation. The Board will consider whether an executive officer received compensation based on performance reported, but not actually achieved, or was accountable for the events that led to the restatement, including any misconduct. Actions the Board may take include: seeking recovery of incentive-based compensation received by an executive officer during the three-year period preceding the date we are required to prepare an accounting restatement in excess of what would have been paid to the executive officer under the accounting restatement; imposing disciplinary actions; and pursuing any other remedies. In addition, the committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board any changes to the current policy that are necessary or appropriate in light of final rules to be issued by the SEC and the New York Stock Exchange.

In addition to the executive compensation recoupment policy described above, our equity incentive plan and related award agreements contain provisions that permit the committee, in its discretion, to require a participant to forfeit his or her right to any unvested portion of an award and, to the extent that any portion of an award has previously vested, to return to us the shares of common stock covered by the award or any cash proceeds the participant received upon the sale of such shares, in the event that the participant engages in activity that is deemed detrimental to the interests of the company, including, but not limited to, breach of restrictive covenants or violations of our Code of Business Conduct and Ethics or other policies, procedures or standards.

54	Zimmer Biomet

EXECUTIVE COMPENSATION

Prohibition on Hedging and Pledging

Our Stock Trading Policy prohibits directors and executive officers from holding company stock in a margin account or otherwise pledging company stock as collateral for a loan. The policy also prohibits directors and executive officers from entering into hedging, monetization, short sale or similar transactions involving company stock that are intended to realize the value of, or limit the risks and rewards of owning, Zimmer Biomet stock.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to the most highly compensated executive officers of U.S. public companies to $1,000,000 per year unless the compensation qualifies as performance-based. The committee’s policy is to take into account Section 162(m) in establishing compensation of our NEOs. However, the deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m). In connection with its intention that annual cash incentive payments to NEOs related to 2016 performance qualify as performance-based compensation, the committee utilized the Section 162(m) Plan described above. In 2016, the impact of the Section 162(m) limitation on our after-tax compensation expense was not material.

The Section 162(m) Plan and our equity-based incentive plans contain performance-based conditions and have been approved by stockholders so that payments under those plans can qualify as performance-based compensation. We will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee of the Board of Directors consists of the five directors named below, each of whom meets the independence standards of the Board’s Corporate Governance Guidelines, the New York Stock Exchange listing standards and applicable securities laws.

We reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Zimmer Biomet’s Annual Report on Form 10-K for the year ended December 31, 2016 and this proxy statement.

Compensation and Management Development Committee

Arthur J. Higgins, Chair

Betsy J. Bernard

Paul M. Bisaro

Michael J. Farrell

Cecil B. Pickett, Ph.D.

55

EXECUTIVE COMPENSATION

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
David C. Dvorak President and CEO	2016	1,112,077	3,750,023	3,750,039	1,933,454	888,570	58,200	11,492,363
	2015	1,056,258	3,749,949	3,750,054	1,729,269	1,056,303	50,345	11,392,178
	2014	934,919	2,999,891	2,999,957	1,082,169	1,460,054	44,884	9,521,874
Daniel P. Florin(6) Senior VP, CFO	2016	562,692	1,000,189	999,982	677,282	—	53,263	3,293,408
	2015	290,069	2,812,355	1,999,975	391,594	—	20,961	5,514,954
Katarzyna Mazur-Hofsaess(7) President, EMEA	2016	612,644	750,005	750,008	657,747	276,653	31,868	3,078,925
	2015	590,961	749,946	1,500,088	581,107	169,330	27,772	3,619,204
	2014	597,292	587,401	587,461	603,414	382,725	25,570	2,783,863
Chad F. Phipps Senior VP, General Counsel and Secretary	2016	470,615	600,223	599,968	503,515	—	50,899	2,225,220
	2015	462,005	599,891	1,500,160	447,132	—	39,016	3,048,204
	2014	426,004	575,015	574,998	276,136	—	36,136	1,888,289
Sang Yi(8) President, APAC	2016	459,156	500,040	499,991	505,178	—	143,871	2,108,236

(1)	Represents the grant date fair value of stock awards determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of the awards, see Note 4 to the Consolidated Financial Statements included in our 2016 Form 10-K. The stock awards consist of PRSUs at target and, for Mr. Florin, a special one-time grant of RSUs in 2015 in connection with the Biomet merger and his commencement of employment with us. We do not pay or accrue dividends or dividend equivalents on PRSUs or RSUs.

PRSU amounts represent the value at the grant date based upon the probable outcome of the performance conditions. The following table presents the grant date fair value of the PRSUs included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

	2016 PRSU Awards		2015 PRSU Awards		2014 PRSU Awards
Name	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)
David C. Dvorak	3,750,023	7,500,046	3,749,949	7,499,899	2,999,891	5,999,782
Daniel P. Florin	1,000,189	2,000,378	1,000,184	2,000,369	—	—
Katarzyna Mazur-Hofsaess	750,005	1,500,010	749,946	1,499,892	587,401	1,174,802
Chad F. Phipps	600,223	1,200,446	599,891	1,199,782	575,015	1,150,030
Sang Yi	500,040	1,000,080	—	—	—	—

(2)	Represents the grant date fair value of option awards determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock options, see Note 4 to the Consolidated Financial Statements included in our 2016 Form 10-K. All NEOs except Mr. Dvorak received a special one-time stock option grant in 2015 in connection with the Biomet merger in addition to the annual grant.

(3)	For 2016 and 2015, amounts reported consist of the annual cash incentive award and the three-year Zimmer Biomet cash integration incentive award under the EPIP. For 2014, amounts reported consist solely of the annual cash incentive award under the EPIP. The following table shows the awards for 2016:

		D. Dvorak ($)	D. Florin ($)	K. Mazur- Hofsaess ($)	C. Phipps ($)	S. Yi ($)
Annual cash incentive award		1,205,714	422,357	415,829	313,995	318,839
Zimmer Biomet cash integration incentive award		727,740	254,925	241,918	189,520	186,339
	Total	1,933,454	677,282	657,747	503,515	505,178

56	Zimmer Biomet

EXECUTIVE COMPENSATION

(4)	Amounts reported represent the change in actuarial present value of the NEO’s accumulated benefit under the plans indicated below, as applicable, from December 31, 2015 to December 31, 2016, from December 31, 2014 to December 31, 2015, and from December 31, 2013 to December 31, 2014, respectively. The accumulated benefit is the benefit to which the NEO would be entitled had he or she terminated employment as of December 31 of such year and elected to commence his or her benefit at the earliest age at which the NEO would receive an unreduced benefit, assuming he or she had met the eligibility conditions, payable as a monthly benefit for as long as the NEO lived.

Name		2016 ($)	2015 ($)	2014 ($)
David C. Dvorak
Pension Plan(a)		92,631	53,065	196,053
Pension BEP(a)		795,939	1,003,238	1,264,001
	Total	888,570	1,056,303	1,460,054
Daniel P. Florin		—	—	—
Katarzyna Mazur-Hofsaess
SVE(b)		44,276	16,036	40,171
JJS(b)		232,377	153,294	342,554
	Total	276,653	169,330	382,725
Chad F. Phipps		—	—	—
Sang Yi		—	—	—

(a)	Pension plan refers to our U.S. defined benefit pension plan, the Retirement Income Plan. Pension BEP refers to the benefit equalization plan that supplements the pension plan. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31 of such year. With respect to the pension plan, the assumed interest rates for 2016, 2015 and 2014 are 4.33%, 4.39% and 4.10%, respectively. The mortality assumption for 2016 is based on the RP-2014 Total Healthy Annuitant Mortality Table rolled back to 2006 and projected with Mortality Improvement Scale MP-2016. The mortality assumption for 2015 is based on the RP-2014 Total Healthy Annuitant Mortality Table rolled back to 2006 and projected with Mortality Improvement Scale MP-2015. The mortality assumption for 2014 is based on the RP-2000 Generational Mortality Table with Scale BB. With respect to the pension BEP, the assumed interest rates are 2.04% for the first 5 years, 4.03% for the next 15 years and 4.82% for years above 20 and the mortality assumption is based on the 2017 Internal Revenue Service (“IRS”) mortality table.

(b)	SVE and JJS refer to our defined benefit cash balance type pension plans generally available to all employees in Switzerland. The SVE provides benefits based on compensation up to $148,905 for 2016, $152,300 for 2015 and $160,741 for 2014 and the JJS provides benefits based on compensation in excess of $148,905 up to $859,138 for 2016, in excess of $152,300 up to $878,728 for 2015 and in excess of $160,741 up to $927,428 for 2014. The assumed interest rates for 2016, 2015 and 2014 are 0.88%, 1.10% and 1.17%, respectively. The mortality assumption for 2016 is based on the BVG 2015 Generational Mortality Table. The mortality assumption for 2015 and 2014 is based on the BVG 2010 Mortality Table. The JJS has a maximum allowable monthly retirement pension of $7,050. Dr. Mazur-Hofsaess has an accumulated benefit of $7,050 monthly under the JJS, payable at age 65. The reported amounts are based upon the portion of the accumulated benefits attributable to company contributions.

(5)	Amounts reported for 2016 include the following:

		D. Dvorak ($)	D. Florin ($)	K. Mazur- Hofsaess ($)	C. Phipps ($)	S. Yi ($)
Company contributions to 401(k) plan		5,963	15,144	—	15,900	—
Company matching contributions to deferred compensation plan (credited to participants’ accounts in 2017)		49,424	34,281	—	32,943	—
Relocation benefits		—	—	—	—	74,124
Automobile allowance		—	—	—	—	60,876
Incremental cost of company-provided automobile (lease payments, fuel, maintenance, insurance)		—	—	31,868	—	—
Disability insurance premiums		2,813	3,838	—	2,056	—
Central Provident Fund allowance(a)		—	—	—	—	8,871
	Total	58,200	53,263	31,868	50,899	143,871
(a)	Our employees in Singapore who are Singapore citizens receive a pension benefit from the Central Provident Fund (“CPF”), a compulsory comprehensive social security savings plan provided by that country’s government to which we make contributions as required by Singapore law. We provide a taxable allowance to Mr. Yi via payroll in lieu of mandatory contributions to the CPF, as Mr. Yi is not a Singapore citizen.

(6)	Mr. Florin was not employed by the company prior to June 24, 2015.

(7)	Dr. Mazur-Hofsaess’ compensation is paid in Swiss Francs and has been converted to U.S. Dollars using the average exchange rates for 2016, 2015 and 2014 of 1 CHF = 1.01553 USD, 1CHF = 1.038685 USD and 1 CHF = 1.09625 USD, respectively.

(8)	Mr. Yi was not an NEO in 2015 or 2014. Mr. Yi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars using the average exchange rate for 2016 of 1 SGD = 0.724716 U.S. Dollars.

57

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS IN 2016

Name	Grant Date	Date of Comp. Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)		(l)
David C. Dvorak	—	—	722,850	1,445,700	2,891,400	—	—	—	—	—	—	—
	—	—	—	727,740	—	—	—	—	—	—	—	—
	03/21/16	02/29/16	—	—	—	17,088	34,175	68,350	—	—	104.38	3,750,023
	03/21/16	02/29/16	—	—	—	—	—	—	177,980	104.01	104.38	3,750,039
Daniel P. Florin	—	—	253,212	506,423	1,012,846	—	—	—	—	—	—	—
	—	—	—	254,925	—	—	—	—	—	—	—	—
	03/21/16	02/29/16	—	—	—	4,558	9,115	18,230	—	—	104.38	1,000,189
	03/21/16	02/29/16	—	—	—	—	—	—	47,460	104.01	104.38	999,982
Katarzyna Mazur-Hofsaess(4)	—	—	245,058	490,115	980,230	—	—	—	—	—	—	—
	—	—	—	246,855	—	—	—	—	—	—	—	—
	03/21/16	02/29/16	—	—	—	3,418	6,835	13,670	—	—	104.38	750,005
	03/21/16	02/29/16	—	—	—	—	—	—	35,596	104.01	104.38	750,008
Chad F. Phipps	—	—	188,246	376,492	752,984	—	—	—	—	—	—	—
	—	—	—	189,520	—	—	—	—	—	—	—	—
	03/21/16	02/29/16	—	—	—	2,735	5,470	10,940	—	—	104.38	600,223
	03/21/16	02/29/16	—	—	—	—	—	—	28,475	104.01	104.38	599,968
Sang Yi(5)	—	—	183,663	367,325	734,650	—	—	—	—	—	—	—
	—	—	—	186,339	—	—	—	—	—	—	—	—
	03/21/16	02/29/16	—	—	—	2,279	4,557	9,114	—	—	104.38	500,040
	03/21/16	02/29/16	—	—	—	—	—	—	23,730	104.01	104.38	499,991

(1)	Amounts in the first line associated with each executive’s name consist of the cash incentive opportunity amounts under the annual cash incentive plan framework that the Compensation and Management Development Committee established and expected to utilize in its exercise of negative discretion to reduce executives’ payouts under the Section 162(m) Plan, as described further in the CD&A. Under the Section 162(m) Plan, if we reported net earnings for 2016, a bonus of 5% of our net earnings for 2016 would have been payable to each executive under the Section 162(m) Plan, subject to a limit of 400% of such executive’s base salary as of January 1, 2016. This would have equated to payouts to each of Mr. Dvorak, Mr. Florin, Dr. Mazur-Hofsaess, Mr. Phipps and Mr. Yi of $4,348,000, $2,200,000, $2,396,651, $1,840,000 and $1,783,097, respectively. However, because the Compensation and Management Development Committee intended and expressed that it would exercise negative discretion to reduce those amounts, we have disclosed in this table the possible amounts that executives could have received pursuant to that exercise of negative discretion under the annual cash incentive plan framework. The amount in the second line associated with each executive’s name consists of the Zimmer Biomet cash integration incentive plan opportunity for 2016.

(2)	The committee set the exercise price of stock options at fair market value on the date of grant. The Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan (“2009 Plan”) defines “fair market value” as the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant. An exercise price in excess of fair market value may be used for employees based outside the U.S.

(3)	Amounts represent the grant date fair value of stock and option awards determined in accordance with ASC 718. With respect to equity incentive plan awards, amounts represent the value at the grant date of PRSUs based upon the probable outcome of the performance conditions. For a discussion of the assumptions made in the valuation of our equity awards, see Note 4 to the Consolidated Financial Statements included in our 2016 Form 10-K.

(4)	Dr. Mazur-Hofsaess’ compensation is paid in Swiss Francs and has been converted to U.S. Dollars using the average exchange rate for 2016 of 1 CHF = 1.01553 USD.

(5)	Mr. Yi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars using the average exchange rate for 2016 of 1 SGD = 0.724716 U.S. Dollars.

58	Zimmer Biomet

EXECUTIVE COMPENSATION

Narrative Discussion

Non-Equity Incentive Plan Awards. The non-equity incentive plan awards reflected in the first row of the table for each NEO in columns (c) through (e) represent the annual cash incentive opportunity for 2016. The non-equity incentive plan awards reflected in the second row of the table in column (d) for each NEO represent the Zimmer Biomet cash integration incentive plan opportunity for 2016. These awards were granted under the EPIP. Amounts actually earned for 2016 performance are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Material terms of the awards, including a discussion of the applicable performance measures and target and actual performance for 2016, are described in the CD&A.

Equity Incentive Plan Awards. The equity incentive plan awards reflected in columns (f) through (h) were granted under the 2009 Plan and represent PRSUs. The grant date fair value of these PRSUs was $109.73 per unit. Material terms of the PRSUs, including a discussion of the applicable performance measure and target performance for the three-year performance period ending December 31, 2018, are described in the CD&A. We do not pay or accrue dividends or dividend equivalents on PRSUs.

Option Awards. The option awards reflected in column (j) were granted under the 2009 Plan and represent nonqualified stock options. The grant date fair value of these awards was $21.07 per option, as determined using a Black-Scholes option pricing model. The stock options generally become exercisable in four equal installments on the first through fourth anniversaries of the grant date, contingent on continued employment through the applicable vesting date. Option awards may vest on an accelerated basis after the NEO has held the award for at least one year if the NEO reaches age 60 or retires, or if the NEO’s employment is terminated involuntarily without cause and the NEO signs a general release of claims in favor of the company. Other material terms of the option awards are described in the CD&A.

59

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
David C. Dvorak	03/21/2016	—	177,980	104.01	03/21/2026
	06/24/2015	39,359	118,074	113.83	06/24/2025
	03/17/2014	66,195	66,195	94.34	03/17/2024
	03/18/2013	130,335	43,445	73.15	03/18/2023
	03/19/2012	184,230	—	64.13	03/19/2022
	03/16/2011	163,845	—	60.01	03/16/2021
	03/16/2010	188,000	—	58.02	03/16/2020
	02/17/2009	222,700	—	39.94	02/17/2019
	02/19/2008	200,000	—	76.33	02/19/2018
	05/01/2007	100,000	—	88.76	05/01/2017
	02/06/2007	52,500	—	83.68	02/06/2017
	03/21/2016							34,175	3,526,860
	06/24/2015							34,137	3,522,938
	03/17/2014					23,929	2,469,473
Daniel P. Florin	03/21/2016	—	47,460	104.01	03/21/2026
	06/24/2015	10,495	31,485	113.83	06/24/2025
	06/24/2015	10,496	31,486	113.83	06/24/2025
	03/21/2016							9,115	940,668
	06/24/2015					16,225	1,674,420	9,105	939,636
Katarzyna Mazur-Hofsaess	03/21/2016	—	35,596	104.01	03/21/2026
	06/24/2015	7,873	23,616	113.83	06/24/2025
	06/24/2015	7,872	23,615	113.83	06/24/2025
	03/17/2014	12,963	12,962	94.34	03/17/2024
	03/18/2013	17,530	8,765	73.15	03/18/2023
	03/19/2012	11,312	—	64.13	03/19/2022
	03/16/2011	2,390	—	60.01	03/16/2021
	03/21/2016							6,835	705,372
	06/24/2015							6,827	704,546
	03/17/2014					4,685	483,492
Chad F. Phipps	03/21/2016	—	28,475	104.01	03/21/2026
	06/24/2015	9,447	28,338	113.83	06/24/2025
	06/24/2015	6,299	18,895	113.83	06/24/2025
	03/17/2014	12,688	12,687	94.34	03/17/2024
	03/18/2013	25,152	8,383	73.15	03/18/2023
	03/19/2012	34,100	—	64.13	03/19/2022
	03/16/2011	30,040	—	60.01	03/16/2021
	03/16/2010	32,800	—	58.02	03/16/2020
	02/17/2009	30,100	—	39.94	02/17/2019
	02/12/2008	27,000	—	78.53	02/12/2018
	05/09/2007	6,200	—	90.61	05/09/2017
	02/06/2007	10,500	—	83.68	02/06/2017
	03/21/2016							5,470	564,504
	06/24/2015							5,461	563,575
	03/17/2014					4,587	473,378

60	Zimmer Biomet

EXECUTIVE COMPENSATION

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Sang Yi	03/21/2016	—	23,730	104.01	03/21/2026
	06/24/2015	5,249	15,745	113.83	06/24/2025
	06/24/2015	5,248	15,743	113.83	06/24/2025
	03/17/2014	1,655	3,310	94.34	03/17/2024
	04/01/2013	1,775	1,775	74.90	04/01/2023
	03/18/2013	3,049	3,048	73.15	03/18/2023
	03/21/2016							4,557	470,282
	06/24/2015							4,551	469,663
	03/17/2014					1,197	123,530
	04/01/2013					400	41,280

(1)	Stock options become exercisable 25% per year beginning on the first anniversary of the grant date. Option awards may vest on an accelerated basis after the NEO has held the award for at least one year if the NEO reaches age 60 or retires, or if the NEO’s employment is terminated involuntarily without cause and the NEO signs a general release of claims in favor of the company.

(2)	The option exercise price is equal to the average of the high and low selling prices of our common stock as reported by the New York Stock Exchange on the date of grant.

(3)	PRSUs reported in column (g) for Messrs. Dvorak, Phipps and Yi and Dr. Mazur-Hofsaess with a grant date of March 17, 2014 vested on March 17, 2017. RSUs reported in column (g) for Mr. Florin vest on June 24, 2017. RSUs reported in column (g) for Mr. Yi with a grant date of April 1, 2013 vest on April 1, 2017.

(4)	Market value is calculated by multiplying the number of units in column (g) or (i), as applicable, by $103.20, the closing price of our common stock as reported by the New York Stock Exchange on December 30, 2016.

(5)	PRSUs reported in column (i) vest in accordance with the schedule set forth below.

Grant Date	Type of Award	Vesting
03/21/2016	PRSU	100% on the third anniversary, contingent upon 2016-2018 performance
06/24/2015	PRSU	100% on the third anniversary, contingent upon 2015-2017 performance

OPTION EXERCISES AND STOCK VESTED IN 2016

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise(1)	Acquired on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
David C. Dvorak	55,000	1,676,950	32,810	3,428,973
Daniel P. Florin	—	—	—	—
Katarzyna Mazur-Hofsaess	—	—	6,620	691,856
Chad F. Phipps	—	—	6,331	661,653
Sang Yi	—	—	2,703	283,635

(1)	Value realized on exercise is calculated on the basis of the difference between the exercise price and the closing price of our common stock as reported by the New York Stock Exchange on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

(2)	Value realized on vesting is calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the date of vesting by the number of shares of common stock that vested.

61

EXECUTIVE COMPENSATION

PENSION BENEFITS IN 2016

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
(a)	(b)	(c)	(d)
David C. Dvorak(2)	Pension Plan	15.135	802,798
	Pension BEP	15.135	6,384,474
Daniel P. Florin(3)		—	—
Katarzyna Mazur-Hofsaess(4)	SVE	6.877	164,647
	JJS	6.877	1,244,517
Chad F. Phipps(3)		—	—
Sang Yi(5)		—	—

(1)	The full name of the plan referred to as the pension plan is the Zimmer Biomet Holdings, Inc. Retirement Income Plan. The full name of the plan referred to as the pension BEP is the Restated Benefit Equalization Plan of Zimmer Biomet Holdings, Inc. and its Subsidiary or Affiliated Corporations Participating in the Zimmer Biomet Holdings, Inc. Retirement Income Plan or the Zimmer Puerto Rico Retirement Income Plan. The full name of the plan referred to as SVE is the Sulzer Vorsorgeeinrichtung. The full name of the plan referred to as JJS is the Johann Jakob Sulzer Stiftung.

(2)	The accumulated benefit is the benefit to which Mr. Dvorak would be entitled had he terminated employment on December 31, 2016 and elected to commence his benefit at the earliest age at which he would receive an unreduced benefit, assuming he had met the eligibility conditions, payable as a monthly benefit for as long as he lived. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2016. With respect to the pension plan, the assumed interest rate is 4.33% and the mortality assumption is based on the RP-2014 Total Healthy Annuitant Mortality Table rolled back to 2006 and projected with Mortality Improvement Scale MP-2016. With respect to the pension BEP, the assumed interest rates are 2.04% for the first 5 years, 4.03% for the next 15 years and 4.82% for years above 20 and the mortality assumption is based on the 2017 IRS mortality table.

(3)	Messrs. Florin and Phipps are not eligible to participate in the pension plan or pension BEP.

(4)	The accumulated benefit is the benefit to which Dr. Mazur-Hofsaess would be entitled had she terminated employment on December 31, 2016 and elected to commence her benefit at the earliest age at which she would receive an unreduced benefit, assuming she had met the eligibility conditions, payable as a monthly benefit for as long as she lived, with 60% of her benefit continuing to her surviving spouse following her death. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2016. The assumed interest rate is 0.88% and the mortality assumption is based on the BVG 2015 Generational Mortality Table. The reported amounts represent the portion of the accumulated benefits attributable to company contributions.

(5)	We do not offer defined benefit pension plans for employees in Singapore, including Mr. Yi.

Narrative Discussion

The following narrative describes the retirement plans our NEOs participated in during 2016.

Pension Plan. The pension plan covers all non-union U.S. employees who had become participants prior to September 2, 2002. Mr. Dvorak is the only NEO who participated in the pension plan in 2016. We pay the entire cost of the pension plan. Participants cannot make contributions to the plan.

Benefits under the pension plan are determined based upon the following factors:

●	Final average compensation, which is equal to the average of the highest five consecutive years of pension compensation during the 10 years immediately prior to the participant’s date of termination.
●	Pension compensation is equal to the participant’s annualized base salary plus regular incentive award payments received during the year.
●	Pension compensation is limited to $265,000 for 2016. This limit is adjusted annually to take into account increases in the cost of living.
●	For benefit accruals after December 31, 2019, compensation earned after December 31, 2019 will not be included in the determination of the final average compensation.
●	Years of service, which includes service earned while an employee of our former parent company, if applicable. Service is capped at 40 years.
●	Estimated Social Security benefits payable at age 65.
●	Value of retirement benefits that will be paid from our former parent company’s retirement plan, if applicable.

62	Zimmer Biomet

EXECUTIVE COMPENSATION

The retirement benefit payable at age 65 equals (1) 2% times final average compensation times years of service less (2) estimated Social Security benefits divided by 70 times years of service less (3) value of retirement benefits payable to the participant from our former parent company’s retirement plan.

Mr. Dvorak has no years of service with our former parent company and will receive no retirement benefits from that company.

A participant may commence his retirement benefit prior to age 65. If the benefit commences prior to age 65, it is reduced to recognize that the participant will likely receive the benefit for more years than if he had waited until age 65 to commence the benefit. The reduction in the benefit depends upon the number of years of service the participant has accrued at retirement. The following table sets forth the percentage reduction in the benefit at each year from age 65 down to age 55.

Retirement Age	5 or More Years of Service But Less Than 10	10 or More Years of Service
65	0%	0%
64	9%	0%
63	18%	0%
62	25%	0%
61	32%	0%
60	38%	0%
59	44%	4%
58	48%	8%
57	53%	12%
56	57%	16%
55	60%	20%

Mr. Dvorak has not met the conditions for early retirement, as he is not yet 55 years of age.

A participant may elect between a number of optional forms of annuity payments and, if he retires from active employment, a lump sum distribution of the value of his age 65 benefit. In lieu of the full annuity options, the participant may elect a partial annuity option for the portion of his benefit accrued after December 31, 2002, plus a lump sum distribution of the value of his benefit accrued as of December 31, 2002 (“2002 lump sum”). All full and partial annuity/2002 lump sum optional forms of payment are approximately equal to each other in value.

The pension plan is a qualified plan under the Code and is funded entirely by us. We deposit contributions into a trust for the benefit of plan participants. The assets may only be used to pay participants’ retirement benefits and plan expenses.

Pension BEP. The pension BEP supplements the pension plan. Like the pension plan, the pension BEP is available only to non-union U.S. employees hired before September 2, 2002. Mr. Dvorak is the only NEO who participated in the pension BEP in 2016. The plan generally uses the same benefit formula as the pension plan described above with the following exceptions:

●	Limitation on compensation is ignored.
●	40 year service limitation is ignored.
●	Regular incentive award payments paid during the year are replaced by regular incentive award payments earned during the year.
●	A participant will receive a lump sum payment of his entire benefit. In accordance with Section 409A of the Code, payments are delayed six months from the date of separation from service.

The participant’s benefit from the pension BEP is reduced by the benefit payable from the pension plan. The primary purpose of the pension BEP is to provide retirement benefits to executives that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation has not been limited by the annual compensation limit under U.S. law.

63

EXECUTIVE COMPENSATION

The pension BEP is a “nonqualified plan” under the Code. We do not make contributions for the benefit of the plan participants into a trust. Therefore, when benefits are paid, they are distributed from our general assets. The promise to provide these benefits is limited to our ability to pay the benefits in the event of our bankruptcy or insolvency.

The committee has granted additional years of service in excess of a participant’s actual years of service only twice. Mr. Dvorak has not been granted additional service credit. We do not expect the committee to grant any additional service credit in the future.

Non-U.S. Pension Plans. We maintain a number of pension plans for our employees whose principal place of employment is outside the U.S. These pension plans are governed, and in some cases mandated, by the laws of the applicable countries and can vary significantly from plan to plan. Dr. Mazur-Hofsaess participates in two cash balance defined benefit pension plans generally available to all employees in Switzerland, known as the SVE and the JJS. We contribute a percentage of Dr. Mazur-Hofsaess’ pay, which varies by plan, into each of the SVE and the JJS. At the time of her retirement, Dr. Mazur-Hofsaess may elect to receive her account balances in a lump sum payment, partial or full, or in an annuity payment up to a maximum limit, with any residual account balance paid as a lump sum. If Dr. Mazur-Hofsaess terminates employment prior to becoming eligible for retirement benefits, she will receive her account balances in a lump sum payment. We do not offer a company-sponsored retirement plan for employees in Singapore. Our employees in Singapore who are Singapore citizens receive a pension benefit from the Central Provident Fund (“CPF”), a compulsory comprehensive social security savings plan provided by that country’s government to which we make contributions as required by Singapore law. We provide a taxable allowance to Mr. Yi via payroll in lieu of mandatory contributions to the CPF with respect to him, as Mr. Yi is not a Singapore citizen.

NONQUALIFIED DEFERRED COMPENSATION IN 2016

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2)(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Balance at Last FYE(3)(5) ($)
(a)	(b)	(c)	(d)	(f)
David C. Dvorak
DCP	144,570	49,424	9,036	153,606
401(k) BEP	—	—	235,960	2,209,757
EPIP	1,282,057	—	1,578,412	15,692,396
Daniel P. Florin
DCP	56,269	34,281	(37)	56,233
Katarzyna Mazur-Hofsaess	—	—	—	—
Chad F. Phipps
DCP	32,943	32,943	364	33,307
401(k) BEP	—	—	28,159	268,337
Sang Yi	—	—	—	—

64	Zimmer Biomet

EXECUTIVE COMPENSATION

(1)	Amounts shown in this column are reported in the Summary Compensation Table, as follows:

	Amount Reported as Salary for the Year 2016 in the Summary Compensation Table	Amount Reported as Non-Equity Incentive Plan Compensation for the Year 2015 in the Summary Compensation Table
	($)	($)
David C. Dvorak
DCP	144,570	—
401(k) BEP	—	—
EPIP	—	1,282,057
Daniel P. Florin
DCP	56,269	—
Katarzyna Mazur-Hofsaess	—	—
Chad F. Phipps
DCP	32,943	—
401(k) BEP	—	—
Sang Yi	—	—

(2)	The amounts shown in this column are reported in the Summary Compensation Table as part of All Other Compensation.

(3)	Our matching contributions to the DCP for 2016 reported in column (c) were not credited to participants’ accounts until 2017. Therefore, these matching contributions are not reflected in the aggregate balance at last fiscal year end in column (f).

(4)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.

(5)	Of the amounts shown in this column, the following amounts are or were previously reported in the Summary Compensation Table:

Aggregate Amount Reported in the Summary Compensation Table of this and prior Proxy Statements
($)
David C. Dvorak
DCP	144,570
401(k) BEP	1,153,493
EPIP	9,278,941
Daniel P. Florin
DCP	56,269
Katarzyna Mazur-Hofsaess	—
Chad F. Phipps
DCP	32,943
401(k) BEP	54,018
Sang Yi	—

Narrative Discussion

The following is a description of the plan that allowed NEOs to defer compensation in 2016.

Deferred Compensation Plan (“DCP”). We adopted the DCP effective as of January 1, 2016 and froze all other nonqualified defined contributions plans for employees as of December 31, 2015. The DCP provides U.S.-based executives with the opportunity to defer each year, on a pre-tax basis, up to 50% of base salary and up to 95% of annual incentive awards. To be effective, a participant must have made the election by December 31 of the year preceding the year in which the compensation was earned. We will match 100% of a participant’s contributions, up to a maximum of 6% of his aggregate base salary and annual incentive award, minus our matching contributions under the 401(k) plan. With respect to a participant who also participates in the pension plan, we will match 75% of the executive’s contributions, up to a maximum of 3% of his aggregate base salary and annual incentive award, minus our matching contributions under the 401(k) plan. An executive must be employed on December 31 of the year the compensation was earned to be eligible to receive our matching contributions, unless termination of employment was due to the executive’s death, disability or retirement, as defined in the DCP. Our matching contributions vest 25% per year of service.

65

EXECUTIVE COMPENSATION

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts. Investment alternatives under this plan are slightly different than those offered under the 401(k) plan. During 2016, the investment alternatives included over two dozen different mutual funds from a number of different fund families. Our contributions follow the investment direction of participant contributions. Participants may change the investment direction of their existing account balances at any time by contacting the plan administrator. During 2016, the rates of return of the various investment alternatives available under the plan ranged from 0.05% to 26.77%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan, we distribute cash from our general assets. The plan does not permit loans. During employment, the plan permits hardship distributions of vested amounts prior to the scheduled payment date only in the event of an unforeseeable emergency and only if the financial hardship resulting from the unforeseeable emergency cannot be relieved by other means, including cessation of deferrals under the DCP. If a participant receives a hardship distribution, the participant will be ineligible to defer compensation under the DCP for the remainder of that year and the following year.

At the time a participant makes an annual deferral election, he also chooses a withdrawal payment date and the form of payment he wishes to receive with respect to the payment of the vested amounts attributable to those deferrals. A participant may choose to commence payments on a specified date in the future or following separation from service. If a participant elects to commence payments on a specified date in the future, he may elect to receive his vested amounts in a lump sum or in substantially equal annual installments over two to five years. If a participant elects to commence payments following separation from service, he may elect to receive his vested amounts in a lump sum or in substantially equal annual installments over five to 15 years. In accordance with Section 409A of the Code, payments are delayed six months following a participant’s separation from service.

If an executive is terminated for cause (as defined under the DCP, including willfully engaging in conduct that is demonstrably and materially injurious to us or our subsidiaries, monetarily or otherwise), or information is discovered after the executive’s separation that would have allowed us to terminate him for cause, then the executive will forfeit any and all amounts in his company matching contribution account.

The following is a description of the two plans that allowed NEOs to defer compensation prior to 2016.

Benefit Equalization Plan of the Zimmer Biomet Holdings, Inc. Savings and Investment Program (“401(k) BEP”). The 401(k) BEP is a nonqualified plan that supplements the 401(k) plan. Prior to 2016, a U.S.-based executive could elect to defer, on a pre-tax basis, up to 30% of base pay in excess of the maximum compensation limit for tax-qualified plans, which was $265,000 for 2015. To be effective, a participant must have made the election by December 31 of the year preceding the year in which the base pay was earned. Participants could also receive company contributions under this plan that they would otherwise forego under the 401(k) plan because of U.S. tax law limitations. Effective as of December 31, 2015, in connection with the adoption of the DCP, we amended the 401(k) BEP to remove the provision that allowed U.S.-based executives to elect to defer a portion of their base pay under this plan.

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts. Investment alternatives under this plan are slightly different than those offered under the 401(k) plan. During 2016, the investment alternatives included over two dozen different mutual funds from a number of different fund families. Our contributions follow the investment direction of participant contributions. Participants may change the investment direction of their existing account balances at any time by contacting the plan administrator. During 2016, the rates of return of the various investment alternatives available under the plan ranged from 0.05% to 26.77%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan, we distribute cash from our general assets. The plan does not permit loans. During employment, the plan permits withdrawals only for extreme financial hardship or unforeseen emergencies. A participant must withdraw all available funds from his 401(k) plan account before making a withdrawal from this plan.

Unless a participant elected otherwise, his account balance will be paid in a single lump sum following separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, however, prior to the beginning of each year, to defer receipt of the portion of his account balance attributable to that year’s contributions for a period of one to five years following retirement and/or to have that amount paid in equal annual installments

66	Zimmer Biomet

EXECUTIVE COMPENSATION

following retirement over a period of (1) up to 15 years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his designated beneficiary. Despite any election that a participant might have made, if the participant terminates employment prior to attaining age 55 with at least ten years of service, or if the participant’s account balance at the time of retirement is $15,000 or less, the participant’s account balance will be paid in a single lump sum following his termination of employment or retirement. In accordance with Section 409A of the Code, payments are delayed six months following a participant’s separation from service.

EPIP. Prior to 2016, the EPIP allowed U.S.-based executives to elect to defer, on a pre-tax basis, from 25% to 95% of their annual incentive award. To be effective, a participant must have made the election by December 31 of the year preceding the year in which the annual incentive award was earned. Effective as of December 31, 2015, in connection with the adoption of the DCP, we amended the EPIP to remove the provision that allowed U.S.-based executives to elect to defer, on a pre-tax basis, a portion of their annual incentive award under this plan.

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts. Investment alternatives under this plan are slightly different than those offered under the 401(k) plan. During 2016, the investment alternatives included over two dozen different mutual funds from a number of different fund families. Our contributions follow the investment direction of participant contributions. Participants may change the investment direction of their existing account balances at any time. During 2016, the rates of return of the various investment alternatives available under the plan ranged from 0.05% to 26.77%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan, we distribute cash from our general assets. The plan does not permit loans or withdrawals during employment.

Unless a participant elected otherwise, his account balance will be paid in a single lump sum six months after separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, prior to the beginning of each year, to defer receipt of the portion of his account balance attributable to that year’s contributions for a period of one to five years following termination of employment and/or to have that amount paid in equal annual installments following termination over a period of (1) up to ten years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his designated beneficiary.

Our obligation to make payments to a participant will terminate if, after termination of employment, the participant either discloses our confidential information to unauthorized persons or otherwise conducts himself in a manner which the committee determines is contrary to our best interests.

67

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below reflects the estimated amount of compensation payable to each of the NEOs in the event of his or her termination of employment. The table shows the potential compensation payable to each NEO, as applicable, upon a termination following a change in control, voluntary resignation, retirement, death, disability, company-initiated (with cause) termination and company-initiated (without cause) termination, assuming such termination was effective as of December 31, 2016. The table excludes certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees. The amounts shown are only estimates of the amounts that would be payable to the NEOs upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

	Termination Scenario
Compensation Components	Change in Control($)	Voluntary Resignation($)	Retirement($)	Death($)	Disability($)	Company- Initiated (with Cause($)	Company- Initiated (without Cause)($)
David C. Dvorak
Severance – Salary(1)	2,239,200	—	—	—	—	—	—
Severance – Cash Incentive Award(2)	2,910,960	—	—	—	—	—	—
2016 Annual Cash Incentive Award(3)	1,455,480	—	—	1,205,714	1,205,714	—	1,205,714
Stock Options (accelerated)(4)	1,892,010	—	—	1,892,010	—	—	1,892,010
PRSUs (accelerated)(5)	10,299,050	—	—	—	—	—	—
Pension Plan(6)	587,706	587,706	587,706	587,706	587,706	587,706	587,706
Nonqual. Pension & Def. Comp.
Pension BEP(7)	5,873,130	3,992,528	3,992,528	3,152,789	3,992,528	3,992,528	3,992,528
401(k) BEP(8)	2,209,757	2,209,757	2,209,757	2,209,757	2,209,757	2,209,757	2,209,757
EPIP(9)	15,692,396	15,692,396	15,692,396	15,692,396	15,692,396	15,692,396	15,692,396
DCP(10)	153,606	153,606	153,606	153,606	153,606	153,606	153,606
Health and Welfare(11)	75,300	—	—	—	—	—	—
Disability(12)	—	—	—	—	8,615,440	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Daniel P. Florin
Severance - Salary(1)	1,133,000	—	—	—	—	—	1,133,000
Severance – Cash Incentive Award(2)	1,109,700	—	—	—	—	—	997,211
2016 Annual Cash Incentive Award(3)	509,850	—	—	422,357	422,357	—	509,850
PRSUs and RSUs (accelerated)(5)	3,554,724	—	—	1,674,420	—	—	—
Nonqual. Pension & Def. Comp.
DCP(10)	56,233	56,233	56,233	56,233	56,233	56,233	56,233
Health and Welfare(11)	44,435	—	—	—	—	—	32,518
Disability(12)	—	—	—	—	2,426,929	—	—
Outplacement(13)	25,000	—	—	—	—	—	25,000
Katarzyna Mazur-Hofsaess
Severance – Salary(1)	1,234,274	—	—	—	—	—	—
Severance – Cash Incentive Award(2)	987,420	—	—	—	—	—	—
2016 Annual Cash Incentive Award(3)	493,710	—	—	415,829	415,829	—	415,829
Stock Options (accelerated)(4)	378,232	—	—	378,232	—	—	378,232
PRSUs (accelerated)(5)	2,046,146	—	—	—	—	—	—
Swiss Pension Plans(14)
SVE	104,716	104,716	164,647	—	—	104,716	104,716
JJS	890,731	890,731	1,244,517	—	—	890,731	890,731
Health and Welfare(11)	15,934	—	—	—	—	—	—
Outplacement(13)	25,000	—	—	—	—	—	—

68	Zimmer Biomet

EXECUTIVE COMPENSATION

	Termination Scenario
Compensation Components	Change in Control($)	Voluntary Resignation($)	Retirement($)	Death($)	Disability($)	Company- Initiated (with Cause($)	Company- Initiated (without Cause)($)
Chad F. Phipps
Severance – Salary(1)	947,600	—	—	—	—	—	—
Severance – Cash Incentive Award (2)	758,080	—	—	—	—	—	—
2016 Annual Cash Incentive Award (3)	379,040	—	—	313,995	313,995	—	313,995
Stock Options (accelerated)(4)	364,316	—	—	364,316	—	—	364,316
PRSUs (accelerated)(5)	1,750,891	—	—	—	—	—	—
Nonqual. Pension & Def. Comp.
401(k) BEP(8)	268,337	268,337	268,337	268,337	268,337	268,337	268,337
DCP(10)	33,307	33,307	33,307	33,307	33,307	33,307	33,307
Health and Welfare(11)	44,347	—	—	—	—	—	—
Disability(12)	—	—	—	—	2,336,607	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Sang Yi		—	—	—	—	—	—
Severance – Salary(1)	931,694	—	—	—	—	—	—
Severance – Cash Incentive Award (2)	745,356	—	—	—	—	—	—
2016 Annual Cash Incentive Award (3)	372,678	—	—	318,839	318,839	—	318,839
Stock Options (accelerated)(4)	171,152	—	—	171,152	—	—	171,152
PRSUs and RSUs (accelerated)(5)	1,143,766	—	—	41,280	—	—	—
Health and Welfare(11)	133,059	—	—	—	—	—	—
Outplacement(13)	25,000	—	—	—	—	—	—

(1)	Amount shown in “Change in Control” column represents two times the NEO’s base salary in effect as of December 31, 2016. See the narrative that follows this table for a description of the change in control severance agreements we have with each of the NEOs. In the case of Messrs. Dvorak, Florin and Phipps, the “Company-Initiated (without Cause)” column excludes severance payable under our severance plan for U.S. employees, which does not discriminate in favor of executive officers and is available generally to all salaried employees. In the case of Mr. Florin, the “Company-Initiated (without Cause)” column includes cash severance that would be payable pursuant to his employment agreement with Biomet in the event we terminate his employment without “Cause” (as defined in the agreement) within two years of the Biomet merger. In the case of Dr. Mazur-Hofsaess, Swiss law requires the payment of compensation and health and welfare benefits for six months for all termination scenarios other than death. Because these government-mandated benefits do not discriminate in favor of executive officers and are available generally to all salaried employees, their values are not included in this table.

(2)	Amount represents two times the NEO’s target incentive award opportunity under the 2016 annual cash incentive plan framework that the Compensation and Management Development Committee established and expected to utilize in its exercise of negative discretion to reduce executives’ payouts under the Section 162(m) Plan, as described further in the CD&A. Under the Section 162(m) Plan, if we reported net earnings for 2016, a bonus of 5% of our net earnings for 2016 would have been payable to each executive under the Section 162(m) Plan, subject to a limit of 400% of such executive’s base salary as of January 1, 2016. However, because the Compensation and Management Development Committee intended and expressed that it would exercise negative discretion to reduce those amounts, we have used the target opportunity under the 2016 annual cash incentive plan framework that executives could have received pursuant to that exercise of negative discretion as the amount that is multiplied by two to calculate the amount reported in this line of the table. In the case of Mr. Florin, the amount in the “Company-Initiated (without Cause)” column represents the average of his actual fiscal year 2014 legacy Biomet incentive award payout and his legacy Biomet target incentive for fiscal year 2015.

(3)	Amount represents the actual amount payable to the NEO under the annual cash incentive plan for 2016 assuming the NEO terminated employment effective December 31, 2016 as a result of the specified termination event.

(4)	Amount represents the value of unvested stock options held by the NEO that would vest as a result of the specified termination event. Value is calculated on the basis of the difference between the exercise price and $103.20, the closing price of our common stock on the New York Stock Exchange on December 30, 2016, multiplied by the number of shares of common stock underlying “in-the-money” options.

(5)	Amount represents the value of unvested PRSUs and RSUs, as applicable, held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested units that would vest by $103.20, the closing price of our common stock on the New York Stock Exchange on December 30, 2016.

(6)

U.S.-based employees hired before September 2, 2002 are generally eligible to participate in the pension plan. Mr. Dvorak was the only NEO who was eligible to participate in the pension plan in 2016. With respect to Mr. Dvorak, the amount represents the present value of his accumulated benefit commencing at age 65 under the pension plan assuming he terminated employment effective December 31, 2016 as a result of the specified termination event. The amount shown in the column captioned “Death” represents the benefit payable upon his death to his surviving spouse. The amount is equal to the retirement benefit payable at age 65, reduced to take into account the greater number of years during which he would have been expected to receive the retirement benefit had he retired on his date of death. The benefit is further

69

EXECUTIVE COMPENSATION

reduced to an equivalent value form of annuity that pays a benefit to him for life and pays 50% of this amount upon his death to his surviving spouse for her life. The death benefit value is equal to the present value of 50% of this benefit amount payable to Mr. Dvorak over the life of his surviving spouse.

(7)	U.S.-based executives hired before September 2, 2002 are generally eligible to participate in the pension BEP. Mr. Dvorak was the only NEO who was eligible to participate in the pension BEP in 2016. With respect to Mr. Dvorak, the amount represents the present value of his accumulated benefit commencing at age 65 under the pension BEP assuming he terminated employment effective December 31, 2016 as a result of the specified termination event. See the narrative that follows this table for a description of the additional benefit amount included in the amounts shown in the column captioned “Change in Control” that would be payable in the event of a change in control. The amount shown in the column captioned “Death” represents the benefit payable upon Mr. Dvorak’s death to his surviving spouse. The amount is equal to the retirement benefit payable at age 65, reduced to take into account the greater number of years during which he would have been expected to receive the retirement benefit had he retired on his date of death. The benefit is further reduced to an equivalent value form of annuity that pays a benefit to him for life and pays 50% of this amount upon his death to his surviving spouse for her life. The death benefit value is equal to the present value of 50% of this benefit amount payable to Mr. Dvorak over the life of his surviving spouse. The amounts were determined using interest rates of 2.04% for the first 5 years, 4.03% for the next 15 years, and 4.82% for years above 20. The mortality table is the IRS 2017 mortality table.

(8)	Amount represents the NEO’s vested account balance in the 401(k) BEP as of December 31, 2016. Prior to 2016, U.S.-based executives were generally eligible to participate in the 401(k) BEP. See “NONQUALIFIED DEFERRED COMPENSATION IN 2016 – Narrative Discussion –Benefit Equalization Plan of the Zimmer Biomet Holdings, Inc. Savings and Investment Program” for more information about this plan, including available forms of payment.

(9)	Amount represents the balance of the deferred compensation account under the EPIP as of December 31, 2016 for Mr. Dvorak. Prior to 2016, U.S.-based executives were generally eligible to elect to defer a portion of their payouts under the EPIP. See “NONQUALIFIED DEFERRED COMPENSATION IN 2016 – Narrative Discussion – EPIP” for more information about this plan, including available forms of payment and material conditions applicable to receipt of payments.

(10)	Amount represents the NEO’s vested account balance in the DCP as of December 31, 2016. U.S.-based executives are generally eligible to participate in the DCP. See “NONQUALIFIED DEFERRED COMPENSATION IN 2016 – Narrative Discussion – Deferred Compensation Plan” for more information about this plan, including available forms of payment and material conditions applicable to receipt of payments.

(11)	Amount represents the estimated cost of health and welfare benefits to be provided to the NEO in the event of a change in control and termination of employment. In Mr. Florin’s case, the amount in the “Company-Initiated (without Cause)” column represents the estimated cost of health and welfare benefits to be provided in the event of his company-initiated termination of employment without “Cause” within two years of the Biomet merger. With respect to Dr. Mazur-Hofsaess, the reported amount also includes estimated automobile-related expenses for the six month statutory notice period under Swiss law. With respect to Mr. Yi, the reported amount also includes the cost of continuing to provide an automobile allowance and health and welfare benefits for a period of 24 months.

(12)	U.S.-based executives are generally eligible to participate in our Long-Term Disability Income Plan for Highly Compensated Employees. The amount for each of Messrs. Dvorak, Florin and Phipps represents the present value of his benefit under the plan assuming he became disabled effective December 31, 2016. Under the plan as in effect as of that date, a participant would be entitled to a monthly benefit equal to 70% of his monthly base earnings (including salary, the average of the annual incentive earned for the year preceding the date of disability and the target annual bonus for the year in which the disability occurred, and sales commission, as applicable) reduced by the benefits payable under our base long-term disability insurance plan, supplemental insurance plan and certain other sources of income (including social security disability benefits). Benefits would be payable until the earliest of the following: (1) the date the participant ceases to be totally disabled; (2) the date the participant accepts or refuses a job we offer to him at a salary at least equal to that which he was earning immediately prior to becoming disabled; or (3) the participant’s 65th birthday (or a later date if benefits commenced under the plan after the participant reached age 63 1⁄2). The present value was determined by discounting the expected benefit payments using an interest rate of 4.33% and a mortality table for disabled employees. The present value excludes benefits payable under our base long-term disability insurance plan, which does not discriminate in favor of executive officers and is available generally to all salaried employees. The present value does include the benefit payable under the insured, supplemental insurance policy because that benefit is paid for by us, but is not available to all salaried employees.

(13)	Amount represents the estimated cost of outplacement services to be provided to the NEO in the event of a change in control and termination of employment.

(14)	With respect to these Swiss pension plans, amounts shown in the “Retirement” column represent the present value of Dr. Mazur-Hofsaess’ accumulated benefit commencing at age 65. For all other termination scenarios, amounts shown represent the value of the cash balance account as of December 31, 2016. Reported amounts are based upon the portion of the accumulated benefit and cash balance account attributable to company contributions.

CHANGE IN CONTROL ARRANGEMENTS

We have entered into change in control severance agreements with each of the NEOs. The agreements provide the NEOs with certain severance benefits following a change in control of us and termination of their employment. The agreements are intended to encourage executives to remain employed with us during a time when their prospects for continued employment following a transaction may be uncertain (since many transactions result in significant organizational changes at the executive level). We choose to provide these agreements to promote a stable executive

70	Zimmer Biomet

EXECUTIVE COMPENSATION

team and so that executives will remain focused on stockholders’ and customers’ interests during the transition process. To receive the severance benefits provided under the agreements, an executive must sign a general release of any claims against us.

We do not believe NEOs should receive severance benefits merely because a change in control transaction occurs. Therefore, our agreements have a “double trigger.” This means that severance benefits are provided only upon the occurrence of both a change in control of us and either (1) an involuntary termination of employment or (2) a voluntary termination of employment with “good reason” (as defined in the agreement). If both triggers occur, the NEO would be provided with severance benefits that would include a lump sum payment equal to two times the sum of the NEO’s base salary and target annual incentive award. In addition, the NEO would receive a payout of any unpaid incentive compensation allocated or awarded to the NEO for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the NEO for the current calendar year. If prior to a change in control, the NEO’s employment is terminated without cause at the direction of a person who has entered into an agreement with us, the consummation of which would constitute a change in control, or by the NEO for good reason, the NEO would be entitled to a lump-sum severance payment equal to two times the sum of the NEO’s base salary and the amount of the largest aggregate annual bonus paid to the NEO during the three years immediately prior to the year in which the termination occurred. In addition, the NEO would receive a payout of any unpaid incentive compensation allocated or awarded to the NEO for the completed calendar year preceding the date of termination, provided that the performance conditions applicable to such incentive compensation are met, and an amount equal to a pro rata portion to the date of termination of the average annual award paid to the NEO under our incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.

Further, unless otherwise provided for under a written award agreement, (1) all outstanding stock options granted to the NEO would become immediately vested and exercisable, (2) all time-based restrictions on RSUs would immediately lapse, and (3) with respect to PRSUs, the number of units that would be earned would be the greater of (a) the target number, or (b) the number that would have been earned based on actual performance through the date of the change in control. Each U.S.-based NEO would receive a cash amount equal to the unvested portion, if any, of our matching contributions (and attributable earnings) credited to him under the 401(k) plan, the 401(k) BEP and the DCP. Mr. Dvorak would also receive the additional benefit to which he would have been entitled had he been fully vested and credited with two additional years of service and age for the purpose of calculating his tax-qualified and nonqualified pension benefits. This additional benefit is included in the amount shown in the above table in the row captioned “Pension BEP.” Mr. Dvorak would receive a lump-sum payment equal to three times the annual value for life and health (including medical and dental) insurance benefits. All other NEOs would receive a lump-sum payment equal to two times the annual value for life and health (including medical and dental) insurance benefits and any applicable perquisites prior to termination.

Given that none of the NEOs has an employment agreement with us, we have concluded that a constructive termination severance trigger is appropriate to prevent potential acquirers from causing the constructive termination of an NEO’s employment to avoid paying any severance benefits at all. Without a constructive termination trigger, following a change in control, an acquirer could materially demote an NEO, materially reduce his or her salary and reduce or eliminate his or her annual bonus opportunity in order to encourage the NEO to resign voluntarily and thereby avoid paying severance. Thus, our agreements provide certain benefits for NEOs in the event of a voluntary termination for “good reason” (as defined in the agreements).

Under the terms of the agreements we entered into before August 2009, including the agreements with Messrs. Dvorak and Phipps, in the event that any payments made to an NEO in connection with a change in control and termination of employment would be subject to excise tax as excess parachute payments under the Code, we will “gross up” the NEO’s compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made. As discussed in the CD&A, after reviewing our change in control severance agreements in light of current market practices and emerging trends, the Compensation and Management Development Committee decided that any change in control severance agreement that we enter into with newly hired or promoted executives after July 2009 will not contain any tax gross-up provisions. Accordingly, our agreement with each of Messrs. Florin and Yi and Dr. Mazur-Hofsaess contains no such provisions.

71

EXECUTIVE COMPENSATION

NON-COMPETE ARRANGEMENTS

We have entered into Confidentiality, Non-Competition and Non-Solicitation Agreements with each of the NEOs.

Agreements with U.S.-Based NEOs. The agreements with U.S.-based NEOs provide that the NEO is restricted from competing with us for a period of 18 months following termination of employment within a specified territory, which generally includes every country in which we have significant operations. To the extent an NEO is unable to obtain employment consistent with the NEO’s training and education solely because of the provisions of this agreement, the NEO will be eligible to receive, subject to the terms of the agreement: (1) payments equal to the NEO’s monthly base pay at the time of termination for each month of such unemployment through the end of the non-competition period; or (2) to the extent the NEO is able to obtain employment, but solely because of the agreement, the monthly base pay for the replacement employment is less than the NEO’s monthly base pay at the time of termination, payments equal to the difference in monthly base pay for each such month through the end of the non-competition period.

Agreement with Dr. Mazur-Hofsaess. Our agreement with Dr. Mazur-Hofsaess is similar to our agreements with U.S.-based NEOs except that the specified territory in which she is restricted from competing with us is defined as Switzerland, the European Community member states, the European Free Trade Association member states and any other country for which she possesses knowledge of confidential company information.

Agreement with Mr. Yi. Our agreement with Mr. Yi is similar to our agreements with U.S.-based NEOs except that the specified territory in which he is restricted from competing with us is defined as Australia, China, Hong Kong, India, Japan, Korea, Malaysia, New Zealand, Singapore, Taiwan, Thailand and any other country where we have, at the relevant time, established a representative office or entity.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 about our equity compensation plans under which shares of our common stock have been authorized for issuance.

	A		B		C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (#)
Equity compensation plans approved by security holders(1)	9,346,933	(2)	$86.21	(3)	15,195,250	(4)(5)(6)(7)
Equity compensation plans not approved by security holders(8)	153,413	(9)	N/A	(10)	415,394
Total	9,500,346		$86.21		15,610,644

(1)	Consists of the 2009 Plan, the 2006 Stock Incentive Plan (“2006 Plan”), the 2001 Stock Incentive Plan (“2001 Plan”), the TeamShare Stock Option Plan (“TeamShare Plan”), the Stock Plan for Non-Employee Directors, the Restated Deferred Compensation Plan for Non-Employee Directors and the Employee Stock Purchase Plan.

(2)	Includes shares which may be issued pursuant to the following outstanding awards: (a) 51,344 DSUs issued pursuant to the terms of the Restated Deferred Compensation Plan for Non-Employee Directors, as described in footnote 6 below, and (b) 1,394,374 RSUs issued pursuant to the terms of the 2009 Plan, the 2006 Plan and the Stock Plan for Non-Employee Directors (assuming that outstanding PRSUs are earned at the maximum award level).

(3)	Represents the weighted average exercise price of outstanding options. Does not take into consideration outstanding DSUs or RSUs, which, once vested, may be converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost.

(4)

Assumes that outstanding PRSUs are earned at the maximum award level. No shares remain available for future issuance under the 2001 Plan, the TeamShare Plan or the 2006 Plan. After stockholder approval of the 2009 Plan on May 4, 2009, an aggregate of 6,682,573 shares remaining available under the TeamShare Plan and the 2006 Plan were merged into the 2009 Plan, which provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares. The maximum number of shares of our common stock that may be issued pursuant to awards under the 2009 Plan is equal to the sum of

72	Zimmer Biomet

EXECUTIVE COMPENSATION

(a) 11,682,573 shares, plus (b) 3,700,000 shares approved by stockholders on May 7, 2013, plus (c) 10,000,000 shares approved by stockholders on May 3, 2016, plus (d) the aggregate number of shares underlying outstanding awards under the TeamShare Plan and the 2006 Plan as of May 4, 2009 that later terminate or expire or are cancelled or forfeited during the term of the 2009 Plan without having been exercised or fully vested; provided, however, that each award of restricted stock, RSUs, performance units and performance shares under the 2009 Plan reduces the number of shares available for grant by two and thirty-seven hundredths (2.37) shares for every one share or unit granted. Between May 4, 2009 and December 31, 2016, an aggregate of 3,647,997 shares underlying outstanding awards under the TeamShare Plan and the 2006 Plan terminated or were cancelled or forfeited without having been exercised or fully vested and became available for issuance under the 2009 Plan.

(5)	The Stock Plan for Non-Employee Directors provides for the grant of stock options, restricted stock and RSUs. A maximum of 800,000 shares may be issued pursuant to awards under the plan. As of December 31, 2016, 469,742 shares remained available for future issuance. Of the 800,000 total shares that may be issued, not more than 400,000 shares may be issued pursuant to awards of restricted stock and RSUs. As of December 31, 2016, 115,413 full value awards had been granted and not cancelled under the Stock Plan for Non-Employee Directors, leaving a maximum of 284,587 full value awards that could still be granted under the plan.

(6)	The Restated Deferred Compensation Plan for Non-Employee Directors provides for the mandatory deferral of certain compensation payable to our non-employee directors in the form of DSUs. When amounts are deferred, a director’s deferred compensation account is credited with that number of DSUs equal to the deferral amount divided by the fair market value of a share of our common stock. Such DSUs are payable in shares of our common stock after cessation of the individual’s service as a director. A maximum of 200,000 shares may be issued under the plan. As of December 31, 2016, 122,961 shares remained available for future issuance.

(7)	Includes 1,975,919 shares available for purchase under the Employee Stock Purchase Plan.

(8)	Consists of the Independent Sales Representatives Deferred Annual Final Compensation and Equity Incentive Plan (the “Sales Representative Plan”), which is described below.

(9)	This number is the sum of the actual deferred stock units awarded under the Sales Representative Plan as of December 31, 2016 (152,056) and the number of deferred stock units that would have been awarded (1,357) if all outstanding stock option units as of December 31, 2016 (5,923) were converted into deferred stock units as of December 31, 2016.

(10)	Deferred stock units are converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost, but were acquired as described below.

The Sales Representative Plan is an unfunded, deferred compensation plan for our independent distributors. A participant may allocate each year’s contribution to his or her account in 10% increments between deferred stock units and a non-interest bearing deferred compensation account. For plan years prior to 2008, participants could also allocate contributions to stock option units. Neither stock option units nor deferred stock units have any dividend or voting rights. A participant’s stock option units will be converted into deferred stock units upon the earlier of (1) the ten-year anniversary of the date of grant of the applicable stock option unit, or (2) the date of the termination of the participant’s distributor agreement. Deferred stock units will be converted into shares of common stock on a one-to- one basis upon distribution from the plan. Prior to 2009, participants may have elected to receive distributions of their interest in the plan in annual installments over a period of three to ten years. For amounts deferred after 2008, distributions of participants’ interests in the plan will generally be made in three annual installments. The maximum number of shares that may be issued over the life of the plan is 750,000.

73

OWNERSHIP OF OUR STOCK

OWNERSHIP OF OUR STOCK

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 4, 2017 by each non-employee director, each of the executives named in the Summary Compensation Table and all current directors and executive officers as a group.

Beneficial Owner	Common Stock Beneficially Owned(1)
	Total Shares Owned(2)	Shares Acquirable in 60 Days(3)	Deferred Share Units(3)	Percent of Class(4)
(a)	(b)	(c)	(d)	(e)
Non-Employee Directors
Christopher B. Begley	5,209	1,560	3,649	*
Betsy J. Bernard	15,806	9,218	6,588	*
Paul M. Bisaro	2,992	—	2,992	*
Gail K. Boudreaux	5,213	1,560	3,653	*
Michael J. Farrell	1,994	—	1,994	*
Larry C. Glasscock(5)	30,447	17,444	10,003	*
Robert A. Hagemann	17,063	10,596	6,467	*
Arthur J. Higgins	19,490	11,037	6,553	*
Michael J. Michelson	1,278	—	1,278	*
Cecil B. Pickett, Ph.D.	17,489	10,596	6,893	*
Jeffrey K. Rhodes	1,274	—	1,274	*
Named Executive Officers
David C. Dvorak	1,607,900	1,347,164	—	*
Daniel P. Florin	34,524	20,991	—	*
Katarzyna Mazur-Hofsaess	71,937	59,940	—	*
Chad F. Phipps	257,931	224,326	—	*
Sang Yi	20,156	16,976	—	*
All current directors and executive officers as a group (21 persons)	2,158,684	1,765,163	51,344	1.07%

*	Less than 1.0%

(1)	Unless otherwise noted, shares are owned directly or indirectly with sole voting and dispositive power. None of the shares owned by our directors and executive officers have been pledged as security.

(2)	Includes shares owned directly and indirectly, shares acquirable within 60 days after January 4, 2017 (column (c)) and deferred share units (column (d)).

(3)	A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the disposition of the stock. A person is also considered the beneficial owner of shares as to which the person has the right to acquire beneficial ownership (within the meaning of the preceding sentence) within 60 days. For this reason, column (c) includes exercisable stock options, stock options that became exercisable within 60 days after January 4, 2017, shares underlying RSUs that settled within 60 days after January 4, 2017 and vested RSUs held by directors that would be settled in shares of our common stock within 60 days at the discretion of the director (e.g., upon retirement). Similarly, column (d) includes deferred share units held by directors that would be settled in shares of our common stock within 60 days at the discretion of the director. The table does not include stock options or RSUs held by executive officers that vest more than 60 days after January 4, 2017. It also does not include vested RSUs held by directors that are subject to mandatory deferral of settlement until May 2017 or later.

(4)	Based on 200,567,310 shares outstanding as of January 4, 2017, plus shares acquirable within 60 days of January 4, 2017 as described in footnote (3) above.

(5)	Total shares owned by Mr. Glasscock include 40 shares held in a trust with respect to which Mr. Glasscock shares voting authority with the trustee.

74	Zimmer Biomet

OWNERSHIP OF OUR STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than 5% of our common stock as of February 22, 2017. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class(1)
Massachusetts Financial Services Company(2) 111 Huntington Avenue Boston, MA 02199	19,989,037	9.94%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	16,788,780	8.35%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	12,576,495	6.25%

(1)	Based on 201,101,794 shares outstanding as of February 22, 2017.

(2)	Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of February 22, 2017, based solely on information provided by Massachusetts Financial Services Company (“MFS”) in a Schedule 13G/A filed with the SEC on February 14, 2017. MFS possesses sole power to vote or to direct the vote of 15,935,514 shares and sole power to dispose or to direct the disposition of 19,989,037 shares.

(3)	Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of February 22, 2017, based solely on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 26, 2017. BlackRock, Inc. possesses sole power to vote or to direct the vote of 15,125,809 shares and sole power to dispose or to direct the disposition of 16,788,780 shares.

(4)	Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of February 22, 2017, based solely on information provided by The Vanguard Group in a Schedule 13G filed with the SEC on February 10, 2017. The Vanguard Group possesses sole power to vote or to direct the vote of 312,121 shares, shared power to vote or to direct the vote of 40,321 shares, sole power to dispose or to direct the disposition of 12,234,199 shares and shared power to dispose or to direct the disposition of 342,296 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based on our records, we believe that during 2016 all applicable Section 16(a) filing requirements were met.

75

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Why am I receiving these materials?

We have made this proxy statement available to you on the Internet or, upon your request, have delivered a printed version of this proxy statement to you by mail, in connection with the solicitation of proxies by our Board of Directors for use at our 2017 annual meeting of stockholders to be held on Friday, May 12, 2017 at 8:00 a.m. Eastern Time, and at any postponement(s) or adjournment(s) thereof. You are receiving this proxy statement because you owned shares of Zimmer Biomet common stock at the close of business on March 13, 2017, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

2. What am I voting on?

There are four proposals scheduled to be voted on at the annual meeting:

●	Election of directors (Proposal No. 1);
●	Ratification of the appointment of PwC as our independent registered public accounting firm for 2017 (Proposal No. 2);
●	Advisory Say on Pay proposal (Proposal No. 3); and
●	Advisory Say on Frequency proposal (Proposal No. 4).

3. How does the Board recommend that I vote?

The Board recommends that you vote your shares:

●	“FOR” the election of each of the nominees to the Board (Proposal No. 1);
●	“FOR” ratification of the appointment of PwC as our independent registered public accounting firm for 2017 (Proposal No. 2);
●	“FOR” the Say on Pay proposal (Proposal No. 3); and
●	For the option of “1 YEAR” on the Say on Frequency proposal (Proposal No. 4).

4. How many votes do I have?

You will have one vote for every share of Zimmer Biomet common stock that you owned at the close of business on March 13, 2017.

5. How many shares are entitled to vote?

There were 201,223,493 shares of Zimmer Biomet common stock outstanding as of March 13, 2017 and entitled to vote. Each share is entitled to one vote.

6. What is the quorum requirement for the annual meeting?

The holders of a majority of the outstanding shares entitled to vote at the meeting must be present or represented by proxy at the meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you are present and vote in person at the meeting or have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

76	Zimmer Biomet

ADDITIONAL INFORMATION

7. What is the voting requirement to approve each of the proposals?

The voting requirement for each of the proposals is as follows:

●	Election of directors. Nominees for director must receive a majority of the votes cast in person or by proxy on the election of directors in order to be elected as a director. This means that the number of shares voted “for” a nominee must exceed the number of votes “against” that nominee.
●	Ratification of the appointment of PwC. The affirmative vote of a majority of the shares present in person or by proxy is required to ratify the appointment of PwC as our independent registered public accounting firm.
●	Say on Pay. The affirmative vote of a majority of the shares present in person or by proxy is required to approve the non-binding proposal concerning the compensation of our NEOs as disclosed in this proxy statement.
●	Say on Frequency. The frequency (every 1, 2 or 3 years) that receives the affirmative vote of a majority of the shares present in person or by proxy will be considered to be the frequency approved as the stockholders’ preference on the non-binding proposal concerning the frequency of future Say on Pay votes.

8. What if I vote “abstain”?

A vote to “abstain” on the election of directors (Proposal No. 1) and on the advisory Say on Frequency proposal (Proposal No. 4) will have no effect on the outcome of those proposals. A vote to “abstain” on the ratification of the appointment of PwC (Proposal No. 2) and the advisory Say on Pay proposal (Proposal No. 3) will have the effect of a vote against those proposals.

9. Why did I receive a notice in the mail instead of a full set of proxy materials?

As allowed by SEC rules, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice provides instructions on how to access the proxy materials over the Internet or to request a printed copy. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

10. What is the difference between a stockholder of record and a beneficial owner?

The difference is as follows:

●	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you. If you request printed copies of the proxy materials by mail, you will receive a proxy card.
●	Beneficial Owner. If your shares are held in an account at a brokerage firm, bank, broker dealer, or other nominee, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct the record holder on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

11. If I am a stockholder of record, how do I vote?

There are four ways to vote:

●	In person. You may vote in person at the annual meeting. We will give you a ballot when you arrive.
●	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice or the proxy card.
●	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.
●	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

77

ADDITIONAL INFORMATION

12. If I am a beneficial owner, how do I vote?

There are four ways to vote:

●	In person. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the record holder of your shares. Please contact that organization for instructions regarding obtaining a legal proxy.
●	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice or vote instruction form.
●	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.
●	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

13. Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except:

●	as necessary to meet applicable legal requirements;
●	to allow for the tabulation and certification of votes; and
●	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and the Board.

14. Can I change my vote?

Yes. At any time before your proxy is voted, you may change your vote by:

●	revoking it by written notice to our Corporate Secretary at Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580;
●	delivering a later-dated proxy (including a telephone or Internet vote); or
●	voting in person at the meeting.

15. How are proxies voted?

All shares represented by valid proxies received prior to the annual meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

16. What happens if a nominee for director declines the nomination or is unable to serve?

If that happens, the persons named as proxies may vote for a substitute nominee designated by the Board to fill the vacancy, or, if no substitute has been nominated, for the remaining nominees, leaving a vacancy, or the Board may reduce its size. The Board has no reason to believe that any of the nominees will be unable or decline to serve if elected.

17. What happens if I do not give specific voting instructions?

It depends on how your shares are held:

●	Stockholders of Record. In the following situations, the proxy holders will vote your shares in the manner recommended by the Board on proposals presented in this proxy statement and as the proxy holders may determine in their judgment and discretion with respect to any other matters properly presented for a vote at the annual meeting:
●	If, when voting online at www.ProxyVote.com or via mobile.proxyvote.com, you select the “Submit” button without voting on each item individually;
●	If, when voting via the telephone, you elect not to vote on matters individually; and
●	If you sign and return a proxy card without giving specific voting instructions.
●

Beneficial Owners. If you do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PwC as our independent registered public accounting firm for 2017 (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the other matters – the election of directors (Proposal No. 1), the Say on Pay proposal (Proposal No. 3), or the Say on Frequency proposal (Proposal No. 4). If your record holder does not receive instructions from you on how to vote your shares on Proposals 1, 3 or 4, your record holder will inform the inspector of election that it

78	Zimmer Biomet

ADDITIONAL INFORMATION

does not have the authority to vote on those proposals with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting, but they will not be counted in determining the outcome of the vote.

18. Who will serve as the inspector of election?

A representative from American Stock Transfer & Trust Company will serve as the independent inspector of election.

19. How can I find out the results of the annual meeting?

Preliminary voting results will be announced at the meeting. The final voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

20. Who is paying for the cost of this proxy solicitation?

We are paying the costs of the solicitation of proxies. We have retained Alliance Advisors LLC to assist in soliciting proxies for a fee of $12,000 plus out-of-pocket expenses. We must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

●	forwarding the Notice to beneficial owners;
●	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and
●	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of our directors, officers and employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

21. Are there any requirements for attending the annual meeting?

Attendance at the annual meeting is limited to stockholders. Registration will begin at 7:30 a.m. Eastern Time on the date of the meeting, and each stockholder may be asked to present valid picture identification such as a driver’s license or a passport and proof of stock ownership as of March 13, 2017. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room.

22. Is there a list of stockholders entitled to vote at the annual meeting?

A list of stockholders entitled to vote will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 5:00 p.m. Eastern Time, at our offices at 345 East Main Street, Warsaw, Indiana. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

23. What is “householding”?

“Householding” is a procedure under which we are delivering a single copy of this proxy statement and our 2016 Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Upon request, we will deliver promptly a separate copy of this proxy statement and our 2016 Annual Report to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy of this proxy statement or the 2016 Annual Report, or to notify us that you wish to receive separate copies in the future, or a single copy if you are currently receiving multiple copies, please contact our Corporate Secretary at Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580 or by telephone at (574) 267-6131. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker dealer or other similar organization to request information about householding.

79

ADDITIONAL INFORMATION

24. What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2018 annual meeting of stockholders?

It depends on whether the information is to be included in our proxy materials:

●	Requirements for Stockholder Proposals to Be Considered for Inclusion in our Proxy Materials.
●	Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders must be received no later than November 30, 2017.
●	In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.
●	Stockholder proposals must be delivered to our Corporate Secretary by mail at 345 East Main Street, Warsaw, Indiana 46580.
●	Notice Requirements for Director Nominees or Stockholder Proposals to Be Brought Before the 2018 Annual Meeting of Stockholders.
●	Notice of any director nomination or other proposal that a stockholder intends to present at the 2018 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at 345 East Main Street, Warsaw, Indiana 46580 not earlier than the close of business on January 12, 2018 and not later than the close of business on February 11, 2018.
●	In addition, the notice must set forth the information required by our Restated By-Laws with respect to each director nomination or other proposal that a stockholder intends to present at the 2018 annual meeting of stockholders. A copy of the by-law provisions may be obtained by contacting our Corporate Secretary.

OTHER MATTERS

We do not know of any other matters that will be considered at the annual meeting. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in their judgment and discretion.

ANNUAL REPORT AND FORM 10-K

Our 2016 Annual Report, containing our 2016 Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2016, accompanies this proxy statement but is not a part of our soliciting materials.

INCORPORATION BY REFERENCE

The statements in this proxy statement under the captions “AUDIT COMMITTEE MATTERS – AUDIT COMMITTEE REPORT” and “EXECUTIVE COMPENSATION – COMPENSATION COMMITTEE REPORT” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.

The information on our website, www.zimmerbiomet.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

80	Zimmer Biomet

Corporate and Stockholder Information

Stock Symbol	ZBH
Exchanges	New York Stock Exchange and SIX Swiss Exchange
Shares Outstanding as of March 13, 2017	201,223,493
Headquarters	345 East Main Street, Warsaw, Indiana 46580
Company Website	www.zimmerbiomet.com
Investor Relations Website	http://investor.zimmerbiomet.com
Public Company Since	2001
Transfer Agent and Dividend Reinvestment Plan Administrator	American Stock Transfer & Trust Co. www.amstock.com +1-888-552-8493 (domestic) +1-718-921-8124 (international)

ZIMMER BIOMET HOLDINGS, INC. STOCKHOLDER SERVICES 345 EAST MAIN STREET WARSAW, IN 46580	Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 11, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 11, 2017. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Zimmer Biomet Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report and Proxy Statement at www.proxyvote.com.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Zimmer Biomet Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E23116-P86706 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ZIMMER BIOMET HOLDINGS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.
1.	Election of Directors:
	Nominees:	For	Against	Abstain

	1a. Christopher B. Begley	☐	☐	☐

	1b. Betsy J. Bernard	☐	☐	☐

	1c. Gail K. Boudreaux	☐	☐	☐

	1d. David C. Dvorak	☐	☐	☐

	1e. Michael J. Farrell	☐	☐	☐

	1f. Larry C. Glasscock	☐	☐	☐

	1g. Robert A. Hagemann	☐	☐	☐

	1h. Arthur J. Higgins	☐	☐	☐

	1i. Michael W. Michelson	☐	☐	☐

	1j. Cecil B. Pickett, Ph.D.	☐	☐	☐

	1k. Jeffrey K. Rhodes	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.		For	Against	Abstain
2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.		For	Against	Abstain
3.	Advisory vote to approve named executive officer compensation (Say on Pay)	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “1 YEAR” ON PROPOSAL 4.	1 Year	2 Years	3 Years	Abstain
4.	Advisory vote on the frequency of Say on Pay votes ☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is voted, such shares will be voted “FOR” proposals 1, 2 and 3 and “1 YEAR” on Proposal 4.

Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held May 12, 2017:

The Notice and Proxy Statement and Annual Report/Form 10-K Wrap are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

E23117-P86706

ZIMMER BIOMET HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD MAY 12, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David C. Dvorak, Daniel P. Florin and Chad F. Phipps, and each of them, as proxies, with full power of substitution in each of them, for and on behalf of the undersigned, to represent and to vote as proxies, as designated on the reverse side of this form, all the shares of common stock of Zimmer Biomet Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, on Friday, May 12, 2017, at 8:00 a.m. Eastern Time, and at any adjournments or postponements thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted “FOR” Proposals 1, 2 and 3 and “1 YEAR” on Proposal 4. The full text of the proposals and position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

IMPORTANT: YOUR VOTE IS IMPORTANT. PLEASE VOTE THESE SHARES TODAY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on the reverse side

V.1.1